Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 8, 2016,

among

SMART SAND, INC.,

as the Borrower,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC,

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 1.01(a)	Lenders and Revolving Credit Commitments
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Immaterial Subsidiaries
Schedule 3.09(a)	Certain Litigation
Schedule 3.18	Insurance
Schedule 3.19(a)	Filing Offices
Schedule 3.20	Real Property
Schedule 5.13	Post-Closing Requirements
Schedule 6.01(a)	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.07	Existing Affiliate Transactions
Schedule 9.01	Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of Borrowing Request
Exhibit C-2	-	Form of Swingline Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Intercompany Note

CREDIT AGREEMENT, dated as of December 8, 2016 (this “Agreement”), by and among SMART SAND, INC., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and JEFFERIES FINANCE LLC, as Issuing Bank, Swingline Lender, and as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $45,000,000 (as such amount may be increased pursuant to Section 2.24). The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of the greater of (i) $4,500,000 and (ii) 10.0% of the aggregate principal amount of the Revolving Credit Commitments (as such amount may be increased pursuant to Section 2.24). The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Wholly Owned Subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans are to be used after the Closing Date for working capital and general corporate purposes of the Borrower and the Subsidiaries (including for a Specified Transaction and other investments and acquisitions permitted by this Agreement).

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(k).

“Additional Unsecured Debt” shall mean Indebtedness incurred pursuant to, and in accordance with, Section 6.01(j).

“Additional Unsecured Debt Documents” shall mean each indenture, purchase agreement, loan agreement, guaranty, note or other agreement, document or instrument entered into in connection with any Additional Unsecured Debt.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 0.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee”, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. No Agent or the Lead Arranger or any Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Parties for purposes of this Agreement.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) one-month Adjusted LIBO Rate plus 1.00% per annum; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted LIBO Rate, except that (I) if a given day is a Business Day, such determination shall be made on such day (rather than 2 Business Days prior to the commencement of an Interest Period) or (II) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (I) for the most recent Business Day preceding such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” shall mean, for any day, with respect to Revolving Loans (i) until delivery of financial statements and a Compliance Certificate for the first full fiscal quarter ending after the Closing Date pursuant to Section 5.04, 2.00%, in the case of ABR Loans, and (B) 3.00%, in the case of Eurodollar Loans, and (ii) thereafter, from and after each day of delivery of any Compliance Certificate delivered pursuant to Section 5.04(c), the Applicable Margins for Revolving Loans shall be those set forth below opposite the Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Leverage Ratio	Eurodollar Loan Applicable Margin	ABR Loan Applicable Margin

Greater than 2.00:1.00	4.00%	3.00%

Less than or equal to 2.00:1.00	3.00%	2.00%

A change in the Applicable Margins resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the Compliance Certificate required by Section 5.04(c); provided that if at any time the Borrower shall have failed to deliver such Compliance Certificate when so required, the Applicable Margins shall be those set forth in the table above corresponding to a Leverage Ratio of greater than 2.00:1.00 until such time as the Compliance Certificate is delivered, at which time the Applicable Margins shall be determined as provided above.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that (1) the Leverage Ratio set forth in any Compliance Certificate delivered for any period is inaccurate for any reason and the Obligations remain outstanding (other than contingent indemnifications obligations not yet due and owing) and (2) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (A) if the proper calculation of the Leverage Ratio would have resulted in a higher Applicable Margin for such period, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined higher Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Leverage Ratio shall be due and payable within five Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Leverage Ratio was inaccurately computed; and (B) if the proper calculation of the Leverage Ratio would have resulted in a lower Applicable Margin for such period, the Administrative Agent and Lenders shall credit the Borrower for the next interest or fee payment in an amount equal to the amount of interest or fees actually paid minus the amount of interest or fees that should have been paid; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (A) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods; provided, further, that if an Event of Default under Section 7.01(g) or (h) then exists, such interest shall be deemed to have been due and payable under clause (A) at the time the interest for such period was required to have been paid on the same basis as if the Leverage Ratio had been accurately set forth in such Compliance Certificate (together with all amounts owing as default interest). Upon the payment in full of any accrued additional interest pursuant to this paragraph, any Default or Event of Default that may have arisen solely as a result of the Compliance Certificate miscalculating the Leverage Ratio for purposes of calculating the Applicable Margins (but not for purposes of calculating the Leverage Ratio under Section 6.11 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Compliance Certificate) shall be deemed cured.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries (other than (i) directors’ qualifying shares and (ii) in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) or (b) any other assets of the Borrower or any of the Subsidiaries; provided that, notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(i) the sale, transfer or other disposition of inventory, damaged, obsolete or worn out assets, equipment no longer used or useful in the business of the Borrower and the Subsidiaries, Permitted Investments and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business;

(ii) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection and not in connection with any financing arrangement;

(iii) leases of properties in the ordinary course of business;

(iv) dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon), in each case, for use in a Permitted Business;

(v) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(vi) the unwinding of any Hedging Agreements;

(vii) the abandonment of any Intellectual Property rights of the Borrower or any of the Subsidiaries, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

(viii) [reserved];

(ix) the licensing or sublicensing of Intellectual Property or other general intangibles in a manner consistent with customary practice for a mining company;

(x) the creation of a Permitted Lien (but not the sale or other disposition of property subject to the Permitted Lien);

(xi) the disposition of cash or Permitted Investments; and

(xii) the disposition of surface rights and termination of mining leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Available Amount” shall mean, at any date, an amount equal to:

(a) the sum of (i) 75% of Excess Cash Flow, determined on a cumulative basis, for all fiscal years ending after the Closing Date (commencing with the fiscal year ending December 31, 2016) plus (ii) an amount, determined on a cumulative basis, equal to the Net Cash Proceeds received by the Borrower pursuant to any issuance of its Equity Interests (including from the IPO but excluding the issuance of any Disqualified Stock) plus (iii) the Net Cash Proceeds received by the Borrower or any of its Subsidiaries pursuant to an Asset Sale (or other disposition of assets) of assets financed with the Available Amount, minus

(b) amounts described in the preceding clause (a) used to make (i) investments, loans and advances pursuant to Section 6.04(s), (ii) Restricted Payments pursuant to Sections 6.06(a)(vi) and 6.06(a)(vii), (iii) payments, prepayments, redemptions, repurchases or other acquisitions for value of any principal amount of Indebtedness pursuant to Section 6.09(b)(B) and (iv) Unfinanced Capital Expenditures made pursuant to Section 6.10(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Base Rate” shall mean, for any day, the “U.S. Prime Lending Rate” as published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or, if not available, such other service as determined by the Administrative Agent consistent with customary industry practices from time to time for purposes of providing quotations of annual prime lending interest rates). Each change in the Base Rate shall be effective from and including the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meanings assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean, as applicable, (i) a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or (ii) a request by the Borrower in accordance with the terms of Section 2.22 and substantially in the form of Exhibit C-2, or, in either case, such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, the additions to property, improvements and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) included as capital expenditures on a consolidated statement of cash flows of the Borrower and the Subsidiaries for such period prepared in accordance with GAAP, including amounts capitalized by reason of Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding, in each case, any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, and other capital expenditures, in each case to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation or other expenditures, (ii) constituting the reinvestment of Net Cash Proceeds from Asset Sales (or any other disposition of assets) in productive assets of a kind then used or useable in the business of the Borrowers and the Subsidiaries, (iii) constituting the consideration paid (and transaction expenses incurred) in connection with a Permitted Acquisition or (iv) constituting the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent of the credit granted by the seller of the equipment being traded at such time.

“Capital Lease Obligations” of any Person shall mean, at the time any determination is to be made, the amount of the liabilities of such Person that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the Closing Date, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and/or Lenders, as collateral for Letters of Credit, obligations of Lenders to fund participations in respect of Letters of Credit or the other Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) other than the Permitted Holders shall own, directly or indirectly, Equity Interests representing more than 35% of (i) the aggregate economic rights or (ii) the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) any change in control (or similar event, however denominated) with respect the Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower is a party and shall have resulted in the occurrence of an event of default with respect to, a mandatory repayment of, or an obligation to make a mandatory offer to repurchase or repay, such Material Indebtedness.

“Change in Law” shall mean the occurrence after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender became a Lender) of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swingline Commitment.

“Closing Date” shall mean December 8, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Guarantee and Collateral Agreement and any other Security Document, and shall also include the Mortgaged Properties (if any).

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter, dated October 24, 2016, between the Borrower and Jefferies Finance LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company Intellectual Property” shall have the meaning assigned to such term in Section 3.24.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(a) without duplication and, except with respect to clause (a)(xi)(B) below, to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense for such period;

(ii) consolidated tax expense for such period for taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii) all amounts attributable to depreciation and amortization for such period (including (x) accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) and (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield);

(iv) letter of credit fees for such period;

(v) any extraordinary, unusual or non-recurring expenses, losses or charges for such period;

(vi) any non-cash expenses, losses, charges, accruals or reserves for such period, including with respect to stock-based or other non-cash compensation, non-compete agreements and other similar agreements, goodwill or other asset impairments, impacts of fair value accounting, valuation of derivatives (including Hedging Agreements), write-offs of deferred financing costs and debt issuance costs, unrealized losses on foreign currency translation, non-cash charges in respect of capitalized research and development and organizational costs, non-cash losses from Permitted Joint Ventures and non-cash losses on any extinguishment of debt;

(vii) fees and expenses incurred during such period in connection with the Transactions and all fees and expenses paid pursuant to the Loan Documents and in connection with the amendment, restatement, supplement, modification or waiver of any Indebtedness, whether or not successful, and all ratings agency costs and expenses;

(viii) fees and expenses incurred during such period in connection with any Equity Issuance (including the IPO), any proposed or actual issuance or incurrence of any Indebtedness, any proposed or actual acquisition (including a product acquisition constituting a Specified Transaction but otherwise excluding an acquisition in the ordinary course of business), any investment (other than intercompany investments and investments in the ordinary course of business) or any Asset Sales (or any other disposition of assets) permitted hereunder, including any financing fees, merger and acquisition fees (in each case, whether or not consummated);

(ix) expenses, losses or charges (A) incurred during such period to the extent covered by indemnification provisions in any agreement in connection with an acquisition that constitutes a Specified Transaction to the extent actually reimbursed in cash during such period, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification and only to the extent that such indemnity obligation has not been contested in writing by the applicable indemnitors and is in fact indemnified within 365 days of demand by the Borrower or any Subsidiary therefor and (B) with respect to liability or casualty events to the extent covered by insurance and actually paid or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the incurrence of such expense, charge or loss;

(x) non-recurring cash charges incurred during such period in respect of restructurings, retention, recruiting, relocation, signing and completion bonuses, business process optimizations, project start-up costs, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs, in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(xi) below for such period, 10% of Consolidated EBITDA (calculated without giving effect to this clause (a)(x) or such clause (a)(xi)) for such period;

(xi) (A) restructuring, integration, transition, consolidation and closing costs for facilities, or similar charges incurred during such period in connection with any Specified Transaction, and (B) the amount of cost savings and operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.04(c), certifying that such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realized in the good faith judgment of the Borrower, within 18 months after the consummation of the Specified Transaction or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies; in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(x) above for such period, 10% of Consolidated EBITDA (calculated without giving effect to this clause (a)(xi) or such clause (a)(x)) for such period;

(xii) non-recurring charges in connection with implementation of enhanced accounting functions (including in connection with becoming a public company); provided that (x) the aggregate amount of such non-recurring charges do not exceed $1,500,000 in the aggregate and (y) such non-recurring charges are incurred not later than 18 months after the Closing Date;

(xiii) any expense, loss or charge during such period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a

Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date;

(xiv) all losses during such period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business;

(xv) all losses during such period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X;

(xvi) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof;

(xvii) the amount of any expense or reduction of Consolidated Net Income consisting of Subsidiary income that is attributable to minority interests or non-Controlling interests held by third parties in any Subsidiary; and minus

(b) without duplication and to the extent not deducted in determining such Consolidated Net Income, the sum of:

(i) all cash payments made during such period on account of reserves, restructuring charges (other than restructuring charges in amounts specified in clauses (a)(x) and (a)(xi) above) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period;

(ii) any extraordinary gains for such period;

(iii) all non-cash items of income for such period, including with respect to unrealized gains on foreign currency translation;

(iv) all gains during such period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business;

(v) all gains during such period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X; and

(vi) any gains on extinguishment of debt; and plus

(c) without duplication, the sum of:

(i) all cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) above for any previous period and not subsequently added-back; and

(ii) to the extent not representing Consolidated EBITDA or Consolidated Net Income in any prior period the proceeds of business interruption insurance (to the extent constituting compensation for lost earnings) actually paid or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the claim therefor.

For the avoidance of doubt, to the extent included in Consolidated Net Income, any impact of purchase accounting adjustments (fair value accounting) shall be excluded in determining Consolidated EBITDA.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent and for so long that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary (except that the Borrower’s equity in any net loss of any such Subsidiary shall not be excluded in determining Consolidated Net Income); provided, further, that any net income of a Subsidiary shall be included in determining Consolidated Net Income to the extent cash in an amount equal to such income has actually been received by the Borrower in such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (c) the income of any Person in which any other Person (other than the Borrower or a Subsidiary or any director or local foreign national holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period and (d) the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transactions, the IPO or any Specified Transaction consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall mean, at any date of determination, the net book value of all assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP on such date, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be (it being understood that the calculation of Consolidated Total Assets shall be determined after giving effect to any acquisitions or dispositions of assets since the date of such balance sheet and on or prior to such date of determination).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” shall have the meaning assigned to such term in the definition of “Intellectual Property”.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided for by this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans and Swingline Loans and other revolving Indebtedness, and (c) unearned or deferred revenue.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to, (a) with respect to any overdue principal and interest, the applicable interest rate plus 2.00% per annum and (b) with respect to any overdue fees, the interest rate applicable to ABR Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable laws.

“Defaulting Lender” shall mean any Revolving Credit Lender (a) that has defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, within two Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Revolving Credit Lender related hereto, (b) that has notified the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, or a Loan Party in writing that it does not intend to satisfy any obligation referred to in clause (a) above, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) that has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, after the Closing Date (or prior to the Closing Date if any such circumstance is continuing on the Closing Date), (i) become insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iv) become the subject of a Bail-In Action; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Credit Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Credit Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Credit Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Credit Lender. Any determination by the Administrative Agent that a Revolving Credit Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Designated Subsidiary” shall have the meaning assigned to such term in Section 5.12(d).

“Disqualified Institution” shall mean (i) any Person identified by the Borrower to the Administrative Agent in writing on or before the Closing Date, (ii) any Person that is a named Affiliate of a Person identified pursuant to the preceding clause (i) that is identified by the Borrower to the Administrative Agent in writing from time to time after the Closing Date, (iii) any Person that is reasonably identifiable as an Affiliate of a Person identified pursuant to the preceding clause (i) or (ii) solely on the basis of its name, which such Affiliates of such Persons may (but need not be) be identified by the Borrower to the Administrative Agent in writing from time to time after the Closing Date, and (iv) any Person identified by the Borrower to the Administrative Agent in writing from time to time after the Closing Date as a commercial competitor of the Borrower and/or its Subsidiaries, other than any Persons primarily engaged as principals in private equity or venture capital or any affiliated debt fund thereof (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided that any supplement to such list of Disqualified Institutions will become effective two Business Days after delivery of such designation to the Administrative Agent and in no event shall a supplement apply retroactively to disqualify (x) any Lender or participant as of the date of such supplement or (y) any assignee party to an Assignment or Assumption that was executed prior to the date of such supplement. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender or participant or potential participant is a Disqualified Institution and the Administrative Agent shall have no liability in connection with maintaining, updating, monitoring or enforcing the list of Disqualified Institutions or with respect to any assignment or participation made or purported to be made to a Disqualified Institution. The Loan Parties hereby expressly authorize the Administrative Agent to post via the Platform the list of Disqualified Institutions (as updated from time to time) to all Lenders and to provide such list to individual Lenders upon request therefor.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Revolving Credit Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Revolving Credit Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender and (iv) any other Person approved by the Administrative Agent, the Swingline Lender, each Issuing Bank and the Borrower in accordance with (and to the extent required by) Section 9.04(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural Person, (y) the Borrower or any of the Borrower’s Affiliates or (z) so long as (1) no Event of Default under Section 7.01(b) or 7.01(c) has occurred and is continuing for a period of five Business Days, (2) no Event of Default under Section 7.01(g) or 7.01(h) has occurred and is continuing or (3) the Commitments have not been terminated and the Loans have not become due and payable pursuant to Section 7.01, a Disqualified Institution.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety, or the presence, Release of or exposure to, Hazardous Materials, or the generation, manufacturing, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of the Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable, except in each case (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be issued to local nationals and (c) sales or issuances of common stock of the Borrower (or options, warrants or rights to purchase shares of common stock of the Borrower) to officers, directors or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(b) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower, any of the Subsidiaries or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code, (g) the receipt by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of any notice (not issued in error), concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), (h) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code that would subject any Borrower or any of the Subsidiaries to a tax on prohibited transactions imposed by Section 502(i) or ERISA or Section 4975 of the Code or (i) the imposition of liability on the Borrower, any of the Subsidiaries or any of their ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount equal to (which amount shall in no case be less than zero):

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such fiscal year;

(ii) reductions to Working Capital of the Borrower and the Subsidiaries on a consolidated basis for such fiscal year;

(iii) extraordinary cash gains (actually received in cash) for such fiscal year;

(iv) cash gains during such fiscal year (actually received in cash) attributable to sales of assets outside the ordinary course of business;

(v) cash gains during such fiscal year (actually received in cash) resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X;

(vi) the amount of any refund actually received in cash during such fiscal year on account of cash taxes (including penalties and interest or tax reserves) paid in in any prior fiscal year (including cash taxes paid for taxes incurred prior to the Closing Date) to the extent deducted from Excess Cash Flow in any prior fiscal year pursuant to clause (b)(i) below;

(vii) to the extent deducted in determining Consolidated Net Income for such fiscal year, the amount of any expense realized in such fiscal year in respect of cash payments deducted from Excess Cash Flow in any prior fiscal year pursuant to clause (b)(ix) below; and

(viii) to the extent not included in the determination of Consolidated EBITDA for such fiscal year, any litigation settlements or litigation awards actually received by the Borrower or any Subsidiary in cash during such fiscal year in respect of litigation to which the Borrower or a Subsidiary is a party as of the Closing Date; less

(b) the sum, without duplication, of:

(i) the amount of any Taxes paid or payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year;

(ii) the amount of any Restricted Payments paid in cash by the Borrower to its equity holders made in accordance with Section 6.06(a)(ii) during such fiscal year, except in each case to the extent financed with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds not included in Consolidated EBITDA;

(iii) consolidated interest expense for such fiscal year paid in cash;

(iv) Capital Expenditures and Specified Transactions made in cash during such fiscal year, except in each case to the extent financed with the Available Amount or with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds not included in Consolidated EBITDA;

(v) permanent principal repayments or prepayments of Indebtedness (other than Loans) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so repaid or prepaid by its terms cannot be reborrowed or redrawn and such repayments or prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness with an Equity Issuance, asset sale, casualty event or condemnation, or with the use of the Available Amount;

(vi) additions to Working Capital of the Borrower and the Subsidiaries on a consolidated basis for such fiscal year;

(vii) fees and expenses paid in cash during such fiscal year in connection with the Transactions;

(viii) fees and expenses paid in cash during such fiscal year in connection with any Equity Issuance, any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual acquisitions (other than acquisitions in the ordinary course of business), investments (other than intercompany investments and investments in the ordinary course of business), Asset Sales (or any other disposition of assets) permitted hereunder, including any financing fees, merger and acquisition fees (in each case, whether or not consummated);

(ix) cash payments made during such fiscal year in satisfaction of long-term liabilities (other than Indebtedness) to the extent that such payments did not already reduce Consolidated Net Income for such fiscal year and were not financed with the proceeds of Indebtedness or Equity Issuances;

(x) “milestone” or similar earn-out payments made in cash during such fiscal year in connection with any investment that is a Specified Transaction to the extent that such payments did not already reduce Consolidated Net Income for such fiscal year and were not financed with the proceeds of Indebtedness or Equity Issuances;

(xi) cash expenditures made during such fiscal year in respect of Hedging Agreements to the extent not reflected in the computation of Consolidated EBITDA;

(xii) non-recurring cash charges incurred during such fiscal year in respect of restructurings, office closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, to the extent of the adjustment determined in clause (a)(x) of the definition of “Consolidated EBITDA” or pursuant to the last sentence of the definition of “Consolidated EBITDA”;

(xiii) extraordinary cash losses or charges paid or incurred in such fiscal year (provided that once deducted pursuant to this clause (xiii), any such losses may not be deducted again in any future period);

(xiv) to the extent included in Consolidated EBITDA pursuant to clause (a)(xiii) thereof, any cash loss or charge during such period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date;

(xv) restructuring, integration or similar charges paid in cash during such fiscal year in connection with any Specified Transaction to the extent of the adjustment determined in clause (a)(xi)(A) of the definition of “Consolidated EBITDA”; and

(xvi) cash losses incurred in such fiscal year attributable to the adjustments made in clauses (a)(xiv) and (a)(xv) of the definition of “Consolidated EBITDA”.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Domestic Holdco” shall mean a Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests of one or more Excluded Foreign Subsidiaries, which has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Equity Interests to secure, any Indebtedness (other than the Loans) of a Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Excluded Domestic Subsidiary” shall mean any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” shall mean a Foreign Subsidiary which is (a) a “controlled foreign corporation” (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of its voting Equity Interests to secure, any Indebtedness (other than the Loans) of a Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code, (b) a direct or indirect Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a), or (c) a Foreign Subsidiary that has no material assets other than Equity Interests of one or more Subsidiaries described in clause (a).

“Excluded Subsidiary” shall mean (a) any Subsidiary (i) that is prohibited or restricted by applicable law, rule or regulation or by contract existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or (ii) if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (b) any Excluded Domestic Subsidiary or Excluded Foreign Subsidiary to the extent a guaranty of the Obligations by such Excluded Domestic Subsidiary or Excluded Foreign Subsidiary could reasonably be expected to result in material adverse tax consequences to the Borrower under Section 956 of the Code or any similar Law in any applicable jurisdiction, as reasonably determined by the Borrower, and (c) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent in consultation with the Borrower, the burden or cost of providing a Guarantee and complying with the other requirements of Section 5.12(b) shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or branch profits Taxes imposed on (or measured by) its net income (however denominated), in each case, (i) imposed by the United States of America, or by the jurisdiction (or political subdivision) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) imposed by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than connections arising from the execution, delivery, performance, filing, recording and enforcement of, and the other activities pursuant to or enforced in this Agreement and the other Loan Documents), (b) any United States Federal withholding Tax imposed by FATCA, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that is imposed on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a), and (d) any Taxes imposed as a result of or attributable to such Lender’s failure to comply with Section 2.20(f), 2.20(g) or 2.20(h).

“Existing Credit Agreement” shall mean that certain Revolving Credit and Security Agreement, dated as of March 28, 2014, among the Borrower and certain of its Subsidiaries, the financial institutions from time to time party thereto, and PNC Bank, National Association, as administrative agent, as amended.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official governmental interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws, rules or regulations implementing any intergovernmental agreements entered into with respect to the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Agreement.

“Fees” shall mean the Commitment Fee, the Agent Fees, the L/C Participation Fee, and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus, without duplication, (i) all taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes, including penalties and interest related to such taxes or arising from any tax examinations, in each case paid or required to be paid in cash during such Test Period, (ii) the aggregate amount of Unfinanced Capital Expenditures made in cash during such Test Period, and (iii) all Restricted Payments paid in cash pursuant to Sections 6.06(a)(ii), 6.06(a)(iv), 6.06(a)(v), 6.06(a)(vi), and 6.06(a)(vii) during such Test Period, to (b) the sum of (i) cash interest expense determined in accordance with GAAP and (ii) regularly scheduled amortization payments on Indebtedness of the types described in clauses (a), (b) and (d) of the definition of “Indebtedness”.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to (a) any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the aggregate L/C Exposure at such time, other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of Section 2.23(j) or 2.23(k), and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of the aggregate Swingline Exposure at such time other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of Section 2.22(d) or 2.22(e).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time and applied on a basis consistent with the audited financial statements of the Borrower for its fiscal year ended December 31, 2015 delivered pursuant to Section 4.02(h) (but otherwise subject to Section 1.02).

“Governmental Authority” shall mean any Federal, state, local, foreign or supranational court or governmental agency, authority, instrumentality or regulatory body (including any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement substantially in the form of Exhibit D, among the Borrower, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited, defined or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including any Secured Hedging Agreement.

“Immaterial Subsidiary” shall mean (subject to Section 5.12), as of any date of determination, any Subsidiary, other than a Subsidiary Guarantor, (i) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) did not exceed 2.5% of Consolidated Total Assets as of such date or (ii) whose gross revenues (on a consolidated basis including its Subsidiaries) for such period did not exceed 2.5% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period.

“Immaterial Subsidiary Thresholds” shall have the meaning assigned to such term in Section 5.12(d).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and the applicable Incremental Revolving Credit Lenders.

“Incremental Facility Amount” shall mean, at any time, the remainder of:

(a) $5,000,000, plus

(b) the aggregate amount of all permanent voluntary Revolving Credit Commitment reductions made pursuant to Section 2.09, minus

(c) the aggregate amount of all Incremental Revolving Commitments established prior to such time pursuant to Section 2.24.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.24(c).

“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.24(d).

“Incremental Revolving Credit Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.24(d).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) due more than six months from the date of incurrence or on a payment plan, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all

Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include, for any Person, (i) in connection with any Specified Transaction or any permitted disposition, contingent post-closing purchase price adjustments, indemnification payments, earn-outs or other contingent payments until such purchase price adjustments, indemnification payments, earn-outs or other contingent payments become liabilities on the balance sheet of such Person in accordance with GAAP and (ii) obligations of such Person in respect of operating leases.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall mean any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, including without limitation, the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, renewals, extensions and supplemental protection certificates (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade names, service names, trade dress rights and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations (including supplementary copyright registrations) and applications therefor, rights in original works of authorship (including copyrights in website content) and mask work rights (collectively, “Copyrights”), (iv) rights in Internet domain names (including registrations therefor), (v) Software, (vi) Trade Secrets, (vii) moral rights, rights of privacy and rights of publicity, and (viii) all rights to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment in any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (excluding any Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swingline Loan, the date on which the principal of such Swingline Loan is due and payable pursuant to Section 2.04.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or such period shorter than 1 month that is acceptable to the Administrative Agent in its sole discretion), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Revolving Credit Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Asset Sales and casualty or other insured damage to any property or asset of such Person.

“IPO” shall mean the issuance by the Borrower of its common Equity Interests prior to the Closing Date in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Issuing Bank” shall mean, as the context may require, (a) Jefferies Finance LLC, (b) any other Lender approved by the Administrative Agent and the Borrower that agrees to act as an Issuing Bank and (c) any other Lender that becomes an Issuing Bank pursuant to Section 2.23(i), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lead Arranger” shall mean Jefferies Finance LLC, in its capacity as the sole lead arranger and sole bookrunner for the Credit Facilities.

“Leaseholds” shall mean all the right, title and interest of the Borrower or any Subsidiary as lessee, sublessee, franchisee or licensee in, to and under leases, subleases, franchises or licenses of land, improvements and/or fixtures.

“Lenders” shall mean (a) the Persons listed on Schedule 1.01(a) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby or commercial letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a)(x) Total Funded Debt as of the last day of such Test Period minus (y) Unrestricted Cash as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period to be the offered rate that appears on the page of the Reuters Screen LIBOR01 (or any successor thereto), which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of that rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, however, that (x) if no comparable term for an

Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (y) if Reuters Screen LIBOR01 shall at any time no longer exist, the “LIBO Rate” shall be, with respect to each day during each Interest Period pertaining to Eurodollar Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Rate Loan to be outstanding during such Interest Period.

“LCT Election” shall mean the Borrower’s election to treat a specified acquisition or Permitted Investment as a Limited Condition Transaction.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition Agreement” shall have the meaning assigned to such term in Section 1.07.

“Limited Condition Transaction” shall mean any Permitted Acquisition or permitted investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and subject to Section 1.07.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), and any other document executed by or on behalf of any of the Loan Parties (including any officer or employee of any thereof) and delivered to any of the Secured Parties in connection with the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans and the Swingline Loans.

“Mandatory Borrowing” shall have the meaning assigned to such term in Section 2.22(e).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any (i) material adverse effect on the business, assets, financial condition or results of operations, in each case, of the Borrower and the Subsidiaries, taken as a whole, (ii) material impairment on the rights and remedies (taken as a whole) of the Agents and the Lenders under the Loan Documents, or (iii) material impairment on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents (taken as a whole).

“Material Disposition” shall mean any Asset Sale (or series of related Asset Sales) that yields gross proceeds to the Borrower or any of the Subsidiaries of the greater of (x) $6,000,000 and (y) 5.0% of Consolidated Total Assets or more.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount of $10,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Collateral Amount” shall mean, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the aggregate Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued by such Issuing Banks and outstanding at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of Real Property with respect to which a Mortgage is granted pursuant to Sections 5.12 and 5.13.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, modifications and other security documents delivered pursuant to Sections 5.12 and 5.13, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of the Subsidiaries or any of their ERISA Affiliates or with respect to which the Borrower or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent.

“National Flood Insurance Program” shall mean the program created by the United States Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform and Modernization Act of 2012, in each case as amended from time to time, and any successor statutes.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (or other disposition of assets), the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, investment banking fees, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of ordinary income or capital gain Taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or other disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset or assets sold in such Asset Sale or other disposition and which is required to be repaid with such cash proceeds (other than the Obligations); and

(b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Defaulting Lender” shall mean, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.

“Obligations” shall mean all (a) all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties from time to time under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of L/C Disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (c) without limiting the generality of the foregoing, obligations defined as “Secured Obligations” in the Guarantee and Collateral Agreement and the other applicable Security Documents; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.21(a)).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Patents” shall have the meaning assigned to such term in the definition of “Intellectual Property”.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(k).

“Permitted Business” shall mean a business described in Section 6.08.

“Permitted Holders” shall mean, collectively (a) Sponsor and/or any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with Sponsor and (b) Charles Young and/or one or more of his family estate planning vehicles or any other Person which, directly or indirectly, is Controlled by him (the “Charles Young Holders”); provided that, from and after the date that is 90 days after Charles Young becomes deceased or incapacitated, the Charles Young Holders shall no longer be Permitted Holders.

“Permitted Investments” shall mean:

(a) Dollars;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (e) above;

(g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above; and

(h) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Permitted Joint Venture” shall mean any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity, but shall not include a Subsidiary) in which the Borrower or any Subsidiary is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) under the governing documents of the joint venture or an agreement with the other parties to the joint venture the Borrower or Subsidiary is entitled to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” shall mean Liens expressly permitted pursuant to Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of the Subsidiaries issued in exchange for, or the net proceeds of which are used to purchase, repay, extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of the Subsidiaries, as applicable; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment and/or liens to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment and/or liens to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(d) if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(e) such Permitted Refinancing Indebtedness does not add any additional obligors or guarantors with respect to the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates or with respect to which the Borrower or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.03.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Projections” shall have the meaning assigned to such term in Section 3.05(b).

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Real Property” shall mean all the right, title and interest of the Borrower or any Subsidiary in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall have the meaning assigned to such term in Section 2.20(f).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation S-X” shall mean Regulation S-X (and the interpretations of the Securities and Exchange Commission thereunder) under the Securities Act of 1933, as amended.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Required Lenders” shall mean, at any time, (a) that there are 2 or fewer Lenders, all Lenders, and (b) that there are 3 or more Lenders, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary the payment, prepayment, repurchase, redemption or acquisition of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property, other than Qualified Capital Stock of the Person making such dividend or distribution that is issued ratably to such Person’s equity holders) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary (other than any such payment made with Qualified Capital Stock of the issuer of the Equity Interests being purchased, redeemed, retired, acquired, cancelled or terminated).

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans made to the Borrower.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 1.01(a), or in the Assignment and Acceptance or applicable Incremental Assumption Agreement pursuant to which such Lender assumed, agreed to provide or agreed to increase its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean December 8, 2019.

“Revolving Loans” shall mean (i) the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01 or (ii) a Mandatory Borrowing made by the Lenders pursuant to Section 2.22(e).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“Secured Hedging Agreement” shall mean a Hedging Agreement with a Loan Party that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Secured Hedging Obligations” shall mean all obligations, liabilities and indebtedness, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under or with respect to any Secured Hedging Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages (if any), the Guarantee and Collateral Agreement, each short form security agreement filed with the United States Patent and Trademark Office or the United States Copyright Office, each deposit account control agreement and securities account control agreement executed and delivered pursuant to the Guarantee and Collateral Agreement or this Agreement and each of the other security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all outsourced computing and information technology arrangements, including cloud computing and SaaS offerings, and (v) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all media that may contain Software or recorded data of any kind.

“Solvent” shall mean, with respect to any Person or Persons on any date of determination, that on such date such Person or Persons (a) the Fair Value of the assets of such Person or Persons taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (b) the Present Fair Salable Value of the assets of such Person or Persons taken as a whole exceeds the amount that will be required to pay the probable liability of their Stated Liabilities and Identified Contingent Liabilities, (c) such Person or Persons taken as a whole are not engaged in, and are not about to engage in, business for which they have Unreasonably Small Capital and (d) such Person or Persons taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of the definition of “Solvent” the following terms or phrases used in this definition have the following meanings: (i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of any Person or Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “Present Fair Salable Value” means the amount that could reasonably be expected to be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of any Person or Persons taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (iii) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of any Person or Persons taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination), determined in accordance with GAAP consistently applied; (iv) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of any Person or Persons taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of any Person or Persons (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); (v) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means any Person or Persons taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by any Person or Persons as reflected in the projected financial statements and in light of the anticipated credit capacity; and (vi) “Do not have Unreasonably Small Capital” means any Person or Persons taken as a whole after consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.

“Specified Event of Default” shall mean any Event of Default under Section 7.01(b), 7.01(c), 7.01(g) or 7.01(h).

“Specified Transaction” shall mean (i) any investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Material Disposition that results in a Subsidiary ceasing to be a Subsidiary, (ii) any investment constituting an acquisition of assets constituting a business unit, line of business or division of, or at least a majority of the Equity Interests of, another Person or (iii) any Material Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” shall mean, collectively, Clearlake Capital Partners II (Master), L.P., a Delaware limited partnership, and Clearlake Capital Group, a Delaware limited partnership.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower or any Subsidiary that is contractually subordinated in right of payment to the Obligations pursuant to subordination terms that are reasonably satisfactory to the Administrative Agent.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean (i) each direct and indirect Subsidiary listed on Schedule 1.01(b) and (ii) subsequent to the date of this Agreement, each other (A) Subsidiary incorporated or organized under the laws of the United States and/or Canada and (B) with the prior written consent of the Administrative Agent, any other Foreign Subsidiary, in each case, that becomes a party to the Guarantee and Collateral Agreement; provided that in no event shall any Excluded Subsidiary be required to become a Subsidiary Guarantor. Notwithstanding any provision of this Agreement, the Borrower may elect (x) in its sole discretion, to cause any Subsidiary incorporated or organized under the laws of the United States and/or Canada and (y) with the prior written consent of the Administrative Agent, to cause any other Foreign Subsidiary, in each case, that is not otherwise required by the terms of any Loan Document, to be or become a Subsidiary Guarantor.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Secured Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Jefferies Finance LLC, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any revolving loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall means, for any date of determination, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which financial statements are available or were required to be delivered and for which a Compliance Certificate is required to be delivered in accordance with Section 5.04(c).

“Total Funded Debt” shall mean, as of any date of determination, an amount equal to the sum (without duplication), of the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries at such time (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) consisting of Indebtedness of the types described in clauses (a), (b), (d), (f), (g) and (k) of the definition of “Indebtedness” (solely in the case of clause (f) thereof, to the extent such Guarantee is in respect of Indebtedness described in clauses (a), (b), (d), (g) and (k) of the definition of “Indebtedness”); provided that (x) permitted Subordinated Indebtedness and (y) Indebtedness in respect of letters of credit (including any Letters of Credit), except to the extent of amounts thereunder that remain unreimbursed for more than 5 Business Days after the date on which such amount is drawn, shall not be included in the calculation of Total Funded Debt.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $45,000,000.

“Trade Secrets” shall mean any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademarks” shall have the meaning assigned to such term in the definition of “Intellectual Property”.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, the making of the Borrowings and the issuances of the Letters of Credit hereunder from time to time and the use of proceeds thereof, and (b) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfinanced Capital Expenditures” shall mean Capital Expenditures that are made in cash by the Borrowers and its Subsidiaries to the extent financed with Internally Generated Cash.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Credit Lenders in accordance with Sections 2.23(d) and 2.02(f) and (c) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loans that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.22(d).

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unrestricted Cash” shall mean, as at any date of determination, the aggregate amount of cash and Permitted Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower as at such date, to the extent such cash and Permitted Investments are not (A) subject to a Lien securing any Indebtedness or other obligations (including any Lien on cash or Permitted Investments held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby), other than the Obligations or (B) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or because they are subject to a Lien securing the Obligations).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” shall mean a Subsidiary of which securities (except for directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) or other ownership interests representing 100% of the outstanding Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower, by one or more Wholly Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, for any Person at any date, its Current Assets at such date minus its Current Liabilities at such date; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall exclude, without duplication, (a) the impact of any of the items adjusted for in the definition of “Consolidated EBITDA” and (b) any changes in Current Assets or Current Liabilities as a result of (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of purchase accounting adjustments.

SECTION 1.02. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) All references to “knowledge” of any Loan Party or any Subsidiary shall mean the actual knowledge of a Responsible Officer of such Loan Party or Subsidiary.

(d) The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.

(e) All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(f) Except as otherwise expressly provided herein, (i) any references to any agreement (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (x) for purposes of determining the outstanding amount of any Indebtedness, (A) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25, and any statements replacing, modifying or superseding such guidance) shall be disregarded and such determination shall be made as if such election had not been made and (B) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness, and (y) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(g) For purposes of determining compliance with any Section of Article VI at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(h) Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP or effectiveness of any rules or interpretations thereof first becoming applicable after the date hereof.

SECTION 1.03. Pro Forma Calculations.

(a) Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered as of the Closing Date or pursuant to Section 5.04(a) or 5.04(b) and for which a Compliance Certificate is required to be delivered pursuant to Section 5.04(c).

(b) For purposes of calculating any financial ratio or test, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in such financial ratio or test attributable to any Specified Transaction (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such financial ratio or test is being calculated, but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio or test)) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Consolidated Total Assets, the last day). For purposes of making any computation referred to herein: (1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which such pro forma determination is made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months), (2) interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer, in his or her capacity as such and not in his or her personal capacity, to be the rate of interest implicit in such Capital Lease in accordance with GAAP, (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate and (4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03, then such financial ratio or test (or the calculation of Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.03; provided that, at the election of the Borrower, no such adjustment pursuant to this Section 1.03 shall be required to be made with respect to any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted investment if the aggregate consideration paid for all Permitted Acquisitions and such permitted investments during any fiscal year is less than the greater of (x) $6,000,000 and (y) 5.0% of Consolidated Total Assets in the aggregate for all such transactions during such fiscal year of the Borrower.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period) and giving the full recurring benefit for a period that is associated with any such action taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such cost savings, operating expense reductions, other operating improvements and synergies are to be realized no later than 18 months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this Section 1.03(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.03(c) shall be subject to the limitations set forth in clause (a)(xi) of the definition of “Consolidated EBITDA”, including the proviso at the end of such clause (a)(xi).

(d) Any provision requiring pro forma compliance with the Leverage Ratio with respect to any Test Period ending prior to December 31, 2016 shall use the Leverage Ratio required for the Test Period ending on December 31, 2016.

(e) Notwithstanding anything to the contrary in this Section 1.03, when calculating the Leverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the Leverage Ratio pursuant to Section 6.11(a), the events described in this Section 1.03 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.05. Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of which taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

SECTION 1.06. Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

SECTION 1.07. Limited Condition Transactions. (a) In the case of (i) the incurrence of any Indebtedness (other than Indebtedness hereunder (including any Revolving Commitment Increase), which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction) or Liens or the making of any Investments or consolidations, mergers or other fundamental changes pursuant to Section 6.05(a), in each case, in connection with a Limited Condition Transaction or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction (other than for purposes of the incurrence of Indebtedness hereunder (including any Revolving Commitment Increase), each of which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction), if the Borrower has made an LCT Election, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date a definitive acquisition agreement for any such Limited Condition Transaction (a “Limited Condition Acquisition Agreement”) is entered into (the “LCT Test Date”), and calculated as if such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction), including the incurrence of Indebtedness and the use of proceeds thereof, were consummated on such LCT Test Date; provided that if the Borrower has made an LCT Election, in connection with measuring compliance with any Section of Article VI following such date and prior to the earlier of the date on which (x) such Limited Condition Transaction is consummated, (y) the applicable Limited Condition Acquisition Agreement is terminated or (z) the time period for consummation thereof pursuant to the applicable Limited Condition Acquisition Agreement has expired, any ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction) have been consummated, except that (other than solely with respect to the applicable incurrence test under which such Limited Condition Transaction or other transaction in connection therewith is being made) Consolidated EBITDA, Consolidated Total Assets and Consolidated Net Income of any target of such Limited Condition Transaction can only be used in the determination of the relevant ratios and baskets if and when such Limited Condition Transaction has closed.

(b) Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Transaction of compliance with representations and warranties or as to the occurrence or absence of any Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Transaction), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Event of Default hereunder that may exist at the time of consummation of such Limited Condition Transaction.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. Within the limits set forth in the immediately preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Mandatory Borrowings and except as otherwise provided in Section 2.24, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (x) in the case of Eurodollar Loans, an integral multiple of $100,000 and not less than $500,000, and (y) in the case of ABR Loans, an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings in the aggregate outstanding hereunder at any time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and

(ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b), 4.01(c) and 4.01(d) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan (except for purposes of Section 6.11) and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f), and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, a deemed Borrowing pursuant to Section 2.02(f) or a Mandatory Borrowing pursuant to Section 2.22(e), in each case, as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone or email (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m. New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly in writing to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans owing by the Borrower that were outstanding on the date of such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made (or deemed made) to the Borrower hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.375% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans unless and until a Mandatory Borrowing is effected in connection therewith in accordance with Section 2.22(e).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable to the Administrative Agent in its capacity as such set forth in the Commitment Letter at the times and in the amounts specified therein (the “Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender except to the extent provided in Section 2.26(a)(iii)(A)), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06(b) and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments are terminated and no Letters of Credit are outstanding, a fronting fee which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the L/C

Exposure of such Issuing Bank (in its capacity as an Issuing Bank) applicable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the date such Letter of Credit is issued to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure with respect to such Letter of Credit, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders entitled thereto, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation of such Fees.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days (or 366 days in the case of a leap year) at all times, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Interest on each Loan shall be payable by the Borrower on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If any Event of Default under Section 7.01(b), or 7.01(c) has occurred and is continuing, the amount of any overdue principal of or interest on any Loan or any overdue fees due hereunder, by acceleration or otherwise, shall bear interest, payable on demand, at the Default Rate.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent agrees promptly to give notice when the Administrative Agent determines that such circumstances no longer exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date.

(b) Upon at least three Business Days’ prior written notice to the Administrative Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $100,000 and in a minimum amount of $500,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Each notice delivered by the Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the accrued and unpaid Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. [Intentionally Omitted].

SECTION 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written notice (or telephone notice promptly confirmed by written notice) in the case of Eurodollar Loans, or written notice (or telephone notice promptly confirmed by written notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m., New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is (x) in the case of Eurodollar Loans, an integral multiple of $100,000 and not less than $500,000, and (y) in the case of ABR Loans, an integral multiple of $100,000 and not less than $500,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall, unless rescinded as provided below, be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.12(a) by notice to the Administrative Agent on the date of prepayment if such prepayment would have resulted from an acquisition, an Asset Sale or other disposition of assets or a refinancing of all or any portion of the applicable Class, which acquisition, Asset Sale, disposition or refinancing shall not be consummated or otherwise shall be delayed. All prepayments under this Section 2.12 shall be subject to any payments required to be made by the Borrower pursuant to Section 2.16, but otherwise may be made without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and if, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, the Aggregate Revolving Credit Exposure continues to exceed the Total Revolving Credit Commitment, then the Borrower shall Cash Collateralize or provide a backstop letter of credit with respect to such excess in accordance with Section 2.13(b).

(b) Upon receipt of notice and upon the request of the Administrative Agent, if the L/C Exposure shall exceed the L/C Commitment on any date, the Borrower shall (i) Cash Collateralize such excess with an amount in cash equal to 102% of such excess as of such date or (ii) provide a backstop letter of credit in a face amount equal to 102% of such excess as of such date from an issuer and pursuant to arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

(c) Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be made without premium or penalty, and (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with, or for the account of or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time as specified in paragraph (c) below, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time as specified in paragraph (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts (and the basis thereof) necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or such Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn (and each Lender shall promptly withdraw such declaration when such Lender determines that the circumstances giving rise thereto no longer exist); and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under paragraph (a)(i) or (a)(ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower and the Administrative Agent by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (whether or not such notice is permitted to be revoked, withdrawn or extended pursuant to the terms of this Agreement) or (iv) any Eurodollar Loan to be prepaid by the Borrower not being prepaid after notice of prepayment of such Eurodollar Loan shall have been given by the Borrower hereunder (whether or not such notice is permitted to be revoked, withdrawn or extended pursuant to the terms of this Agreement). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 (and setting forth in reasonable detail the calculations thereof and the basis therefor) shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); it being acknowledged that this Section 2.17 shall not apply to any payment received by any Lender as consideration for the assignment or participation in any Loan to any assignee or participant in accordance with this Agreement. For purposes of determining the available Revolving Credit Commitments of the

Lenders at any time (other than to the extent provided in Section 2.05(a)), each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchases or adjustments shall be rescinded to the extent of such recovery and the purchase prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment received by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall not apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement, or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim; provided that on the Revolving Credit Maturity Date or such earlier date the Revolving Credit Commitments are terminated pursuant to Section 2.09, the payment of principal, interest, Fees and other amounts owing hereunder shall be made not later than 5:00 p.m., New York City time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(d)) shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, NY 10022 (or such other office as the Administrative Agent may specify in writing from time to time to the Borrower and the Lenders). The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Except where required by a Governmental Authority, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes. If the Administrative Agent or any Loan Party determines, in its reasonable discretion exercised in good faith, that it is so required to withhold Taxes, then the Administrative Agent or such Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes or Other Taxes, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make such deductions and (iii) the Borrower or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower or applicable Loan Party, as the case may be, shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent, each Lender and each Issuing Bank (collectively, “Recipients” and individually, a “Recipient”) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent) and, if required, to any applicable Governmental Authority, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of the certificate or any of the IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), whichever of the following is applicable:

(i) two duly completed, executed, original copies of IRS Form W-BEN or IRS Form W-8BEN-E (or successor forms), as applicable, establishing eligibility for benefits of an income tax treaty to which the United States is a party or an exemption provided by the Code,

(ii) two duly completed, executed, original copies of IRS Form W-8ECI (or successor forms), establishing that such Recipient is not subject to deduction or withholding of United States Federal income tax,

(iii) in the case of such Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two duly completed, executed, original copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), as applicable, and (y) a certificate certifying that such Recipient is not (A) a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or of a guarantor or (C) a controlled foreign corporation related, directly or indirectly, to the Borrower within the meaning of Section 864(d)(4) of the Code, or

(iv) in the case of such Recipient not being the beneficial owner, two duly completed, executed, original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a certificate as described in clause (iii)(y) immediately above, and/or IRS Form W-9, as applicable from each beneficial owner.

Notwithstanding any other provisions of this paragraph, a Recipient shall not be required to deliver any form pursuant to this Section 2.20(f) (other than the IRS tax forms and related accompanying documentation described in clauses (i) through (iv) above) that such Recipient is not legally able to deliver.

(g) Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), two duly completed, executed, original copies of IRS Form W-9 certifying that such Lender or the Administrative Agent, as applicable, is not subject to backup withholding.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) If the Administrative Agent, the applicable Issuing Bank or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the applicable Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(i) shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (unless such Person is the Lender being removed pursuant to this Section), which consents shall not unreasonably be withheld or delayed, and (y) the Borrower or such Eligible Assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and such Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) if agreed to by the Borrower, to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make Swingline Loans to the Borrower at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding the greater of (x) $4,500,000 or (y) 10.0% of the Revolving Credit Commitments then in effect, in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan (i) shall be made and maintained as an ABR Loan and (ii) shall be in a principal amount that is an integral multiple of $100,000 and in a minimum amount of $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any Revolving Credit Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to any Defaulting Lender’s participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 9.08(b).

(b) Swingline Loans. The Borrower shall notify, by delivery of a Borrowing Request, the Swingline Lender (with a copy to the Administrative Agent) by email or telephone (promptly confirmed in writing), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such Borrowing Request shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving irrevocable written notice (or telephone notice promptly confirmed by written notice) to the Swingline Lender (with a copy to the Administrative Agent) before 12:00 p.m., New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified on Schedule 9.01.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under paragraph (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01. Such notice shall specify the aggregate amount of

Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other Person liable for obligations of the Borrower) of any default in the payment thereof.

(e) Mandatory Borrowings. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under paragraph (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01, in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders based on their Pro Rata Percentage and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally, agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any Mandatory Borrowing made pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a Mandatory Borrowing shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have funded their obligations pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The refinancing of a Swingline Loan with a Mandatory Borrowing pursuant to this paragraph shall not relieve the Borrower (or other Person liable for obligations of the Borrower) of any default in the payment of such Mandatory Borrowing. Mandatory Borrowings shall be made upon the notice specified in above, with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in this Section 2.22(e).

(f) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event the Swingline Lender notifies the Administrative Agent and the Borrower that a Lender has not funded its participation pursuant to Section 2.22(d) or its pro rata share of a Mandatory Borrowing pursuant to Section 2.22(e), the Borrower shall, upon demand by the Swingline Lender, pay to the Administrative Agent for the account of the Swingline Lender an amount equal to such Defaulting Lender’s unfunded participation or Pro Rata Percentage of the Loans required to be made pursuant to such Mandatory Borrowing, as the case may be, which amount shall be applied by the Administrative Agent solely to reduce the aggregate principal amount of outstanding Swingline Loans; provided that no such payment by the Borrower shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents including without limitation to fund its Pro Rata Percentage of participations required by Section 2.22(d) or Loans made pursuant to a Mandatory Borrowing, in each case, after giving effect to any payments made by the Borrower pursuant to the terms of this sentence.

SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Wholly Owned Subsidiaries (in which case the Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in form and substance reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a); provided that all Letters of Credit shall be denominated in Dollars. This Section 2.23 shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by (i) reallocating all or any part of such Defaulting Lender’s participation in Letters of Credit among the Non-Defaulting Lenders in accordance with Section 2.23(j) and/or (ii) Cash Collateralizing such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement in accordance with Section 2.23(k).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall deliver in writing the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $10,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date (unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement, not later than 12:00 p.m., New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other Person Guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligations of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank, (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank (unless otherwise determined by a court of competent jurisdiction in a final and non-appealable decision).

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall, as promptly as possible, give telephonic notification (confirmed in writing) to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum then applicable to ABR Revolving Loans.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank (other than any Issuing Bank which is also the Administrative Agent, unless such Issuing Bank is resigning as Administrative Agent pursuant to Article VIII) may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed) that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing

Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j) Reallocation of Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this Section 2.23(j) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23(k).

(k) Cash Collateralization.

(i) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(j) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) Event of Default. If any Event of Default shall occur and be continuing, the Borrower shall (subject to the last sentence of clause (v) of this Section 2.23(k)), on the Business Day it receives notice from the Administrative Agent or the Required Lenders, Cash Collateralize the L/C Exposure in an amount in cash equal to 102% of the L/C Exposure as of such date; provided that the obligation to Cash Collateralize shall become effective immediately, and such Cash Collateral will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(g) or 7.01(h).

(iii) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders,

and agrees to maintain, a first priority security interest in all such Cash Collateral as security for (x) the Borrower’s obligation to reimburse the Administrative Agent pursuant to Section 2.23(e) and/or the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit and/or (y) the Borrower’s other Obligations, in each case to be applied pursuant to clause (iv) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will (subject to the last sentence of clause (v) of this Section 2.23(k)), promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency).

(iv) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied (x) to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit for which the Cash Collateral was so provided and (y) as set forth in clause (ii) above in connection with an Event of Default, in each case, prior to any other application of such property as may otherwise be provided for herein. Other than any interest earned on the investment of Cash Collateral in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, Cash Collateral deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be treated for all purposes as additional Cash Collateral. Such deposits shall (x) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed and (y) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations.

(v) Termination of Requirement. If the Borrower is required to provide Cash Collateral hereunder as a result of a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(k) following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that the Borrower and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.24. Incremental Revolving Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request one or more increases in the amount of the Revolving Credit Commitment (a “Revolving Commitment Increase”), in an aggregate amount not to exceed the Incremental Facility Amount. Such notice shall set forth (i) the amount of the Revolving Commitment Increase being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or (x) such lesser amount equal to the remaining Incremental Facility Amount or (y) such lesser increments and minimum amount as may be acceptable to the Administrative Agent in its sole discretion), and (ii) the date on which such Revolving Commitment Increase requested is to become effective (which shall not be less than 10 Business Days nor more than 30 days after the date of such notice, unless agreed to by the Administrative Agent); provided that no more than 4 Revolving Commitment Increases may be requested by the Borrower hereunder.

(b) The Borrower may seek Revolving Commitment Increases from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion and without the consent of any other Lender, and until such time, if any, as such Lender has agreed in its sole discretion to provide a Revolving Commitment Increase and executed and delivered to the Administrative Agent and the Borrower an Incremental Assumption Agreement as provided in this Section 2.24, such Lender shall not be obligated to fund any Incremental Revolving Loans) and additional banks, financial institutions and other institutional lenders which are Eligible Assignees (each such existing Lender or additional lender providing such Revolving Commitment Increase, an “Incremental Revolving Credit Lender”); provided that the Administrative Agent, the Swingline Lender and each Issuing Bank shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental Revolving Credit Lender’s providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 9.04(b) for an assignment of Loans and Revolving Credit Commitments to such Incremental Revolving Credit Lender. The terms and provisions of the Revolving Commitment Increases and Incremental Revolving Loans shall be identical to the then-existing Revolving Credit Commitments and the Revolving Loans.

(c) The effectiveness of any Incremental Assumption Agreement, and the Revolving Commitment Increase thereunder, shall be subject to the satisfaction on the date of such Incremental Assumption Agreement (the “Incremental Facility Closing Date”) of each of the following conditions: (i) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02 and (iii) all fees and expenses owing in respect of such Revolving Commitment Increase to the Administrative Agent and the Lenders shall have been paid in full.

(d) On each Incremental Facility Closing Date, (i) each Incremental Revolving Credit Lender shall make its Commitment (any such new commitments, collectively, the “Incremental Revolving Commitments”) available to the Borrower (when borrowed, an “Incremental Revolving Loan”) in an amount equal to its Revolving Commitment Increase and

(ii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Revolving Commitment Increase and the Incremental Revolving Loans made pursuant thereto.

(e) Commitments in respect of Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an Incremental Assumption Agreement, executed by the Borrower, each Incremental Revolving Credit Lender providing such Commitments and the Administrative Agent. The Incremental Assumption Agreement may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24.

(f) Upon any Incremental Facility Closing Date, (i) each of the existing Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the existing Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Revolving Commitment Increases to the Revolving Credit Commitments, (ii) each Revolving Commitment Increase shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Revolving Credit Lender shall become a Lender with respect to the Revolving Commitment Increases and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.24 shall supersede any provisions in Section 2.17, 2.18 or 9.08 to the contrary.

SECTION 2.25. [Intentionally Omitted].

SECTION 2.26. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Revolving Credit Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender and any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(k); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.23(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Revolving

Credit Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(j), (y) pay to each applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.23(j)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to actions taken by the Required Lenders (including approval of amendments, waivers and similar actions) and fees accrued or payments made by or on behalf of the Borrower while that Revolving Credit Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders, on the Closing Date (giving effect to the Transactions to occur on such date) and on the date of each Credit Event (giving effect to the use of proceeds of such Credit Event), that:

SECTION 3.01. Organization; Powers. (a) The Borrower and each of the Subsidiaries (other than each Immaterial Subsidiary) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) the Borrower and each of the Subsidiaries (other than each Immaterial Subsidiary) has all requisite power and authority and all material requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) the Borrower and each of the Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) the Borrower and each of the Subsidiaries has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, partnership, limited liability company, and, if required, stockholder, partner or member action, as applicable, of each Loan Party, (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) any order of or undertaking with any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is bound, except such violation as could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except where the consequences thereof could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than the Liens created hereunder and under the Security Documents) and (c) will not violate any provision of the certificate or articles of incorporation or certificate of formation or other constitutive documents or by-laws, partnership agreement or limited liability company agreement of the Borrower or any Subsidiary.

SECTION 3.03. Enforceability. Each Loan Document has been duly executed and delivered by each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. The Transactions do not require any consent or approval of, registration or filing with, certificate, certification, permit, license or authorization from, or any other action by any Governmental Authority, in each case, except for (i) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and (if applicable) the United States Copyright Office, (ii) any other required filings in respect of any Collateral and (iii) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements; Projections.

(a) Reference is made to the consolidated balance sheets and related consolidated statements of income, cash flows and stockholder’s equity of the Borrower (x) as of and for the fiscal years ended December 31, 2014 and December 31, 2015, and the report thereon of Grant Thornton LLP and (y) as of and for the fiscal quarters ended March 31, 2016 and June 30, 2016. Such financial statements present fairly in all material respects the consolidated financial condition and results of operations and cash flows of each of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries, as of the dates thereof to the extent required to be disclosed by GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b) Reference is made to the forecasts of financial performance of the Borrower and the Subsidiaries for the fiscal years 2016 through 2020 (the “Projections”) delivered by the Borrower to the Administrative Agent. The Borrower represents that the Projections were prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time delivered, it being understood and acknowledged that the Projections are as to future events and are not to be viewed as facts, are subject significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that such projected results will be realized and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

SECTION 3.06. No Material Adverse Change. Since December 31, 2015, there has been no change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower or any Subsidiary that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties; etc. The Borrower and each Subsidiary has good and valid title to, or valid leasehold interests in, or valid license to use, all its material properties and assets (including all material Real Property but excluding Company Intellectual Property which is addressed in Section 3.24), in each case, except for minor defects that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of all Liens except for Permitted Liens.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth, as of the Closing Date, a list of (i) the Borrower and each Subsidiary and its jurisdiction of incorporation or organization as of the Closing Date and (ii) all Subsidiaries and the direct or indirect percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are duly and validly issued and fully paid and non-assessable and are owned by the Borrower or the respective Subsidiary thereof as indicated on such Schedule 3.08(a) (other than with respect to Subsidiaries that have been sold or otherwise disposed of in accordance with Section 6.05), directly or indirectly, free and clear of all Liens (other than (x) Liens created under the Security Documents, (y) in the case of shares of capital stock or other ownership interests constituting Collateral, any Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted and (z) in all other cases, any Permitted Liens).

(b) Schedule 3.08(b) sets forth, as of the Closing Date, (i) a list of the Immaterial Subsidiaries and (ii) for each such Immaterial Subsidiary, the total assets and gross revenues of such Immaterial Subsidiary as of, and for the twelve month period ended on, June 30, 2016 and the percentage that such total assets and gross revenues represent in relation to the Consolidated Total Assets and gross revenues of the Borrower and the Subsidiaries as of, and for the twelve month period ended on, such date.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document, or the Transactions or (ii) as to which there is a reasonable possibility of an adverse result that could reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation (including all applicable Environmental Laws), or is in default with respect to any judgment, writ, injunction, decree or order of or undertaking with any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. Neither the Borrower nor any of Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X. As of the Closing Date, none of the Borrower or any other Loan Party owns Margin Stock. If at any time a Loan Party owns any Margin Stock, the Borrower shall promptly notify the Administrative Agent and, if requested by the Administrative Agent, each Loan Party will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and the Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.

SECTION 3.12. Investment Company Act; etc. Neither the Borrower nor any Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any requirement of law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Guarantee in respect of Indebtedness.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14. Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has timely filed or caused to be timely filed all Federal, state local and foreign tax returns required to have been filed by it and all such tax returns are true and correct and has duly paid or caused to be duly paid all taxes (whether or not shown on any tax return) due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.15. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender with respect to the Borrower and the Subsidiaries in connection with the negotiation of this Agreement or any other Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. With respect to projected financial information, pro forma financial information, budgets, estimates and other forward-looking information, the Borrower represents that such information was prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time delivered, it being understood and acknowledged that such projected financial information, pro forma financial information, budgets, estimates and other forward-looking information are as to future events and are not to be viewed as facts, are subject significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that such projected results will be realized and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

SECTION 3.16. Plans. (a) The Borrower, each Subsidiary and each of their respective ERISA Affiliates are in compliance with the applicable provisions of ERISA with respect to all Plans, other than noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan complies, and is operated and maintained in compliance, with all applicable legal requirements, including all applicable provisions of ERISA and the Code, other than any such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination (or, if such Plan uses a prototype or volume submitter plan document has received a favorable opinion or advisory) from the Internal Revenue Service that the form meets the tax qualification requirements and nothing has occurred which could reasonably be expected to prevent, or reasonably be expected to cause the loss of, such qualification.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Borrower, any Subsidiary or any of their ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, any Subsidiary or any of their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.17. Environmental Matters. Except with respect to any matters that could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) is subject to any pending or threatened (in writing) action, suit, claim, investigation, or other judicial or administrative proceeding by any Person under any Environmental Law.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower and any Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect. The Borrower and the Subsidiaries maintain, with financially sound and reputable insurers, such insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent together with stock, membership interest powers or other appropriate instruments of transfer duly executed in blank, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Pledged Collateral, in each case prior and superior in right to any other Person, and subject only to Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of the Loan Parties party thereto in such Collateral (other than Company Intellectual Property) to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC, in each case prior and superior in right to any other Person, and subject only to Permitted Liens.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with, as and if applicable, the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements or such other filings in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of the Loan Parties party thereto in the Company Intellectual Property to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC and/or such recordation in, as applicable, the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person, and subject only to Permitted Liens (it being understood that subsequent filings and recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary with respect to U.S. issued Patents and U.S. Patent applications, U.S. Trademark registrations and U.S. trademark applications and U.S. Copyright registrations acquired by the applicable Loan Parties after the date hereof).

(c) Any Mortgage executed by a Loan Party pursuant to Sections 5.12(c) and 5.13 shall, after the execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the applicable office and all related recording fees paid, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Mortgaged Property and the proceeds thereof, prior and superior in right to any other Person, and subject only to Permitted Liens.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20 contains a true and complete list of each fee ownership interest of each Loan Party in any Real Property as of the Closing Date and the address (including street address, county and state) of each such parcel of Real Property.

(b) Schedule 3.20 contains a true and complete list of each interest in each applicable Leasehold of each Loan Party as of the Closing Date and the addresses (including street addresses, counties and states) of all applicable leases, subleases, franchises or licenses thereof.

SECTION 3.21. Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the

Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (iii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. As of the Closing Date, neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement.

SECTION 3.22. Solvency. On the Closing Date, after giving effect to the Transactions and the related transactions contemplated by the Loan Documents, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.23. Anti-Corruption and Sanctions. (a) Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any of their respective officers or directors is in violation of any applicable Sanctions.

(b) None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee, broker or other agent of any Loan Party, is a Sanctioned Person. The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds (i) to any Sanctioned Person or in any Sanctioned Country, or (ii) in any manner that would cause a violation of Sanctions by any party to this Agreement.

(c) None of the Borrower, any Subsidiary and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or in any Sanctioned Country or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable Sanctions.

(d) None of the Borrower, any Subsidiary, nor any director or officer thereof, nor to the knowledge of the Borrower, any agent, employee or other Person acting, directly or indirectly, on behalf of any Loan Party, has, in the course of its actions for, or on behalf of, any Loan Party, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful offers, payment, promises to pay, or authorizations of the payment or giving of money or anything else of value to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption laws, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(e) No part of the proceeds of the Loans or the Letters of Credit will be used by the Borrower or any Subsidiary, directly or indirectly, for any unlawful or improper offers, payments, promises to pay, or authorizations of the payment or giving of anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws.

SECTION 3.24. Intellectual Property. (a) The Borrower and each Subsidiary owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in the conduct of its business (the “Company Intellectual Property”).

(b) No claim has been asserted or is pending by any Person challenging the use by the Borrower or any Subsidiary of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property, nor does the Borrower know of any valid basis for any such claim, other than any such claims that could not reasonably be expected to result in a Material Adverse Effect.

(c) (i) To the knowledge of the Borrower, no other Person is infringing, misappropriating or violating any right of the Borrower or any Subsidiaries in any Company Intellectual Property, (ii) neither the Borrower nor any Subsidiaries is infringing upon, violating or misappropriating any Intellectual Property of another person, and (iii) no proceedings have been instituted or are pending against the Borrower or any Subsidiaries or threatened, and no written notice from any other Person has been received by the Borrower or any Subsidiaries, alleging any such infringement violation or misappropriation except (in the case of each of the preceding clauses (i) through (iii)) where the consequences thereof could not reasonably be expected to result in a Material Adverse Effect

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing under Section 2.10 or a Mandatory Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02(f)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification contained therein) in all respects.

(c) At the time of and immediately after such Credit Event (and the use of proceeds thereof), no Default or Event of Default shall have occurred and be continuing.

(d) With respect to any Borrowing (other than a conversion or a continuation of a Borrowing under Section 2.10 or a Mandatory Borrowing), including each Borrowing of a Swingline Loan, Unrestricted Cash shall not exceed $10,000,000 immediately after giving effect to such Borrowing and the use of proceeds thereof.

Each Credit Event after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and (d), as applicable, of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuing Banks, a favorable written opinion of each of Alston & Bird LLP and Fox Rothschild LLP, counsel for the Borrower (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and (iii) in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower hereby requests such counsel to deliver such opinion.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, certificate of formation or partnership agreement, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (other than in the case of an unregistered general partnership) and a certificate as to the good standing (in so called “long-form”, if available) of each Loan Party as of a recent date from such Secretary of State (or a comparable governmental official) (other than in the case of an unregistered general partnership) and an electronic bring-down good standing certificate of each Loan Party by the Corporation Service Company as of the Closing Date, (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement (if any), as applicable, of each Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of each Loan Party’s obligations under the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the incurrence of Loans and the issuance of Letters of Credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or certificate of formation, as applicable, of each Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each Loan Party, and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c) The Administrative Agent and the Sole Lead Arranger shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document or under the Commitment Letter shall have been paid.

(d) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date and the Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(e) The Collateral Agent shall have received all Pledged Securities (as defined in the Guarantee and Collateral Agreement), if any, required to be delivered to the Collateral Agent on the Closing Date pursuant to the Guarantee and Collateral Agreement, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent.

(f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings), tax lien filings and judgment lien filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, jurisdictions in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain real property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be Permitted Liens or have been or will be contemporaneously released or terminated.

(g) Prior to the initial Borrowing hereunder, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder shall have been terminated and all guarantees and security in support thereof shall have been discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement and (ii) the other Indebtedness set forth on Schedule 6.01(a).

(h) The Lenders shall have received the historical financial statements and the Projections referred to in Section 3.05.

(i) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit F.

(j) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date (to the extent requested at least 10 Business Days prior to the Closing Date), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name the Collateral Agent (i) as an “additional insured party for the benefit of the Secured Parties” in the case of liability insurance policies or (ii) as “lender loss payee for the benefit of the Secured Parties” in the case of casualty and property insurance policies.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) shall have been paid in full and all Letters of Credit have been canceled or have expired (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) The Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of the State of Delaware, any other state of the United States of America or the District of Columbia and (ii) cause each Subsidiary (other than each Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, in each case except as otherwise expressly permitted under Section 6.05.

(b) Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, Patents, Copyrights, Trademarks and trade names (and all other Intellectual Property) material or necessary to the conduct of its business, (ii) comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by casualty excepted).

SECTION 5.02. Insurance. The Borrower shall, and shall cause each Subsidiary to:

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers and maintain such other insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(b) With respect to any new insurance policy obtained after the Closing Date, cause any such insurance policy covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; deliver to the Collateral Agent a certificate of a Responsible Officer of the Borrower attaching copies of all such policies; cause each such policy to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer (other than with respect to the payment of deductibles); cause each such policy to contain a non-cancellation endorsement reasonably satisfactory to the Administrative Agent and the Collateral Agent; and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent).

(c) If at any time the area in which any improvement on any Mortgaged Property (if any) or a portion thereof is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require in order to comply with the National Flood Insurance Program.

SECTION 5.03. Obligations and Taxes. The Borrower shall, and shall cause each Subsidiary to, (i) pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to pay could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (I)(x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (y) the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (z) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien or (II) the failure to make any such payment or discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent, for distribution to each Lender or to the requesting Lender (as applicable):

(a) within 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2016), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, audited by Grant Thornton LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit and shall not include an explanatory paragraph expressing substantial doubt about the ability of the Borrower or any of the Subsidiaries to continue as a going concern (other than solely with respect to, or expressly resulting from, an upcoming maturity of the Loans or termination of the Revolving Credit Commitments)) stating that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis as of the dates and for the periods specified in accordance with GAAP consistently (except as otherwise disclosed therein) applied; provided, however that delivery to the Lenders of a Form 10-K filed by the Borrower with the SEC that includes the financial statements and auditors report required hereby shall be deemed to satisfy the requirements of this paragraph (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2017), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures; provided, however, that delivery to the Lenders of a Form 10-Q filed by the Borrower with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this paragraph (b);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a duly completed Compliance Certificate executed by a Financial Officer of the Borrower;

(d) within 60 days after the beginning of each fiscal year of Borrower, beginning with the fiscal year starting January 1, 2016, a consolidated budget of the Borrower and the Subsidiaries in form reasonably satisfactory to the Administrative Agent (including a projected consolidated balance sheet and related statements of projected operations and cash flows and setting forth the assumptions used for purposes of preparing such budget) for each fiscal month of such fiscal year prepared in detail accompanied by a certificate of a Financial Officer of the Borrower stating that such budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by such Financial Officer to be reasonable at the time such budget was furnished, it being understood that such budget is not to be viewed as fact or as a guarantee of performance or achievement of any particular results and that actual results may vary from such budget and that such variations may be material and that no assurance can be given that the projected results will be realized;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders generally, as the case may be;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) promptly, from time to time, such other information regarding the operations, business affairs or financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; and

(h) a list of all material Copyrights owned by the Loan Parties which is the subject of an issuance, registration or pending application in any intellectual property registry, which has been acquired, filed or issued since the previous update was provided to the Collateral Agent, such updates to be provided within thirty (30) days of acquisition, filing or issuance for such Copyrights, and at such other times as may be reasonably requested by the Collateral Agent.

Any documents to be furnished pursuant to paragraph (e) above shall be deemed to have been furnished on the date on which the Borrower has filed such report with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent without charge; provided that, notwithstanding the foregoing, the Borrower shall deliver to the Administrative Agent paper or electronic copies of any such report to be furnished pursuant to paragraph (e) above if the Administrative Agent requests that the Borrower furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent to the Borrower.

SECTION 5.05. Litigation and Other Notices. The Borrower shall furnish to the Administrative Agent, for distribution to each Lender, prompt written notice when any Responsible Officer of any Loan Party has obtained knowledge of any of the following:

(a) the occurrence of a Default or an Event of Default, specifying the nature and extent thereof and the steps (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, (i) against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Certain Information Regarding Loan Parties. The Borrower shall furnish to the Administrative Agent 10 days prior written notice (or such shorter period as may be satisfactory to the Administrative Agent in its sole discretion) of any change (i) in the corporate name of any Loan Party, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in the identity or corporate structure of any Loan Party or (iv) in the Federal Taxpayer Identification Number of any Loan Party.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Quarterly Conference Calls.

(a) The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower shall permit any representatives designated by the Administrative Agent or any Lender to, upon written notice to the Borrower, visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor; provided that, any such visit and inspection by the Administrative Agent in excess of one per calendar year (other than visits and inspections conducted while an Event of Default is continuing) shall be at the expense of the Administrative Agent and any such visit and inspection by a Lender shall be at the expense of such Lender.

(b) At the request of the Required Lenders, the Borrower shall, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, host a conference call (the cost of which conference call to be paid by the Borrower), with representatives of the Administrative Agent and the Lenders who choose to attend upon reasonable prior notice to be held at such time as reasonably designated by the Borrower (in consultation with the Administrative Agent and the Lenders), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Borrower and the Subsidiaries; provided, however, that the Borrower’s regular quarterly earnings call with its shareholders shall be deemed to satisfy the requirements of this clause (b).

SECTION 5.08. Use of Proceeds. The Borrower shall use the proceeds of the Loans and any Letters of Credit to be used only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. [Reserved].

SECTION 5.10. Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, (i) comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all environmental permits necessary for its operations and properties, and (iii) conduct any investigation, study, sampling, monitoring, testing or remedial action in connection with any Hazardous Materials in accordance with Environmental Law; provided, however, that none of the Borrower or any Subsidiary shall be required to undertake any such action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Notifications Regarding Environmental Matters. The Borrower shall provide prompt written notice to the Administrative Agent, for distribution to each Lender: (i) upon receipt of any written claim alleging that the Borrower or any Subsidiary is subject to an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect; (ii) upon receipt of a written request for information or other written notice that the Borrower or any Subsidiary is subject to investigation with respect to a potential Environmental Liability where such matter could reasonably be expected to result in a Material Adverse Effect; (iii) upon discovery of a Release of Hazardous Materials at or from any location where such Release could reasonably be expected to result in a Material Adverse Effect; and (iv) upon discovery of a violation of an applicable Environmental Law where such violation could reasonably be expected to result in a Material Adverse Effect. At any time after a Release of Hazardous Materials has occurred at any Real Property of the Borrower or any of its Subsidiaries, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent within 60 days after such request an environmental assessment report regarding any such Real Property where such Release has occurred and the estimated cost of any compliance or response to address any Environmental Liability with respect to such Real Property, prepared at the Borrower’s expense by an environmental consulting firm reasonably acceptable to the Administrative Agent. If such report is not timely provided, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Administrative Agent and its agents and representatives are hereby granted an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto the applicable Real Property to undertake such an assessment.

SECTION 5.12. Further Assurances; Additional Guarantors; Additional Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, recording Mortgages, and obtaining legal opinions, lien searches, title insurance policies, surveys, life-of-loan flood determinations, acknowledged borrower notices and flood insurance) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents (including the transactions contemplated by this Section 5.12) and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents; provided, however, that (i) the foregoing provision shall not require, and the Loan Documents shall not contain any requirements as to, (A) notices to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (B) landlord waivers and other third-party access or statutory lien subordinations or waivers, (C) the perfection of security interests in (1) motor vehicles and other assets subject to certificates of title statutes to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), and (2)(x) letters of credit and letter of credit rights which (I) do not constitute supporting obligations and (II) are not in excess of $1,000,000 individually, or $2,500,000 in the aggregate for all such letters of credit and letter of credit rights of the Loan Parties and (y) commercial tort claims which (I) require any additional action by any Loan Party to grant or perfect a security interest in such commercial tort claim and (II) are not in excess of $2,500,000, in each case, other than the filing of a Uniform Commercial Code financing statement (or the equivalent) and (D) the perfection of pledges or security interests granted to the Collateral Agent in particular assets if and for so long as the cost of perfecting such pledges or security interests in such assets are excessive in relation to the practical benefits to be obtained by the Secured Parties therefrom, as reasonably determined by the Administrative Agent in consultation with the Borrower and (ii) the Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

(b) The Borrower shall cause (i) each of its subsequently acquired or organized Subsidiaries (other than any Immaterial Subsidiary or any Excluded Subsidiary), (ii) any Subsidiary (other than an Excluded Subsidiary) that has ceased to constitute an Immaterial Subsidiary, (iii) any Designated Subsidiary (other than an Excluded Subsidiary), (iv) [intentionally omitted], (v) any Subsidiary that is otherwise required to enter into the Guarantee and Collateral Agreement pursuant to Section 6.01(k) or (vi) any Subsidiary that the Borrower has elected to become a Subsidiary Guarantor pursuant to the last sentence of the definition thereof, in each case, to become a Subsidiary Guarantor (subject to the terms and limitations set forth in the Guarantee and Collateral Agreement) by executing, within the timeframe provided by Section 6.01(k), the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent.

(c) From time to time, the Borrower will, and will cause the Subsidiary Guarantors to, at their cost and expense, promptly secure the applicable Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties included in the Collateral (excluding, for the avoidance of doubt, any property that is excluded as Collateral under the Guarantee and Collateral Agreement (including any Excluded Assets (as such term is defined in the Guarantee and Collateral Agreement)) and subject to any limitations set forth therein or herein on obtaining or perfecting security interests in certain types of Collateral). Such security interests and Liens will be created under and as required by the Security Documents and other security agreements, Mortgages and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and the Borrower shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including, to the extent applicable, legal opinions, title insurance policies, lien searches, surveys, life of loan flood determinations, acknowledged borrower notices and flood insurance and other documents of the type required by Sections 4.02(a), 4.02(b), 4.02(d), 4.02(e) and 4.02(f) and Schedule 5.13(A)) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12(c). Notwithstanding the foregoing, no Loan Party shall be required to provide a Mortgage or other Security Documents to create a Lien on or with respect to any Real Property (or any interest in Real Property other than fixtures to the extent included as Collateral under the Guarantee and Collateral Agreement) except owned Real Property (in a single or series of contiguous parcels) having a Fair Market Value of $5,000,000 or more. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any other Loan Party of any owned Real Property having a Fair Market Value of $5,000,000 or more.

(d) If, as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be, either (i) the total assets of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the Consolidated Total Assets or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the consolidated gross revenues of the Borrower and the Subsidiaries (collectively, the “Immaterial Subsidiary Thresholds”), the Borrower shall, effective as of the date of the delivery of such financial statements, designate one or more Subsidiaries (other than an Excluded Subsidiary) that is an Immaterial Subsidiary as a Subsidiary that shall be deemed not to be an Immaterial Subsidiary (each a “Designated Subsidiary”) such that, after giving effect to such designation, neither of the Immaterial Subsidiary Thresholds are exceeded as of the last day of such most recently ended period.

SECTION 5.13. Post-Closing Matters. Satisfy the requirements set forth on Schedule 5.13 on or before the date specified for such requirements, in each case as such date may be extended at the sole discretion of the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) shall have been paid in full and all Letters of Credit have been canceled or have expired (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing

SECTION 6.01. Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth on Schedule 6.01(a) and Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness created hereunder and under the other Loan Documents (including any Incremental Revolving Loans);

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, improvement or repair of any fixed or capital assets, and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness is initially incurred prior to or within 120 days after such acquisition or the completion of such construction, improvement or repair and (ii) the outstanding aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed at any time $15,000,000;

(e) Capital Lease Obligations in an outstanding aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of at any time $15,000,000;

(f) Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds, restoration bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness) or with respect to workers’ compensation claims, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case incurred in the ordinary course of business and reimbursement obligations in respect of any of the foregoing;

(g) unsecured Indebtedness of the Borrower, and unsecured Guarantees thereof by the Subsidiary Guarantors in an aggregate principal amount not to exceed $15,000,000;

(h) Indebtedness of any Person that becomes a Subsidiary after the date hereof or Indebtedness secured by an asset prior to the acquisition of such asset by the Borrower or any Subsidiary after the date hereof and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness initially exists at the time such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, (ii) subject, in the case of a Limited Condition Transaction, to Section 1.07, no Event of Default shall have occurred and be continuing immediately before or immediately after such Person becomes a Subsidiary or such asset is acquired and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(h) shall not exceed at any time outstanding the greater of (x) $15,000,000 and (y) 12.0% of Consolidated Total Assets;

(i) Indebtedness in respect of Hedging Agreements incurred in accordance with Section 6.04(j);

(j) unsecured Indebtedness incurred by the Borrower, which may be Guaranteed on an unsecured basis by the Subsidiary Guarantors, so long as (i) subject, in the case of a Limited Condition Transaction, to Section 1.07, no Default or Event of Default shall exist before or immediately after giving effect to such incurrence of such Indebtedness on a Pro Forma Basis, (ii) the Borrower would be in compliance with the Leverage Ratio set forth in Section 6.11(a) as of the most recently completed Test Period on a Pro Forma Basis after giving effect to the incurrence or issuance of such Indebtedness and the application of proceeds therefrom (provided that, in the case of any Limited Condition Transaction for which the Borrower has made an LCT Election, the Leverage Ratio shall be tested on the applicable LCT Test Date for the applicable Limited Condition Transaction), (iii) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring 91 days following the Revolving Credit Maturity Date, (iv) the indenture or other applicable agreement governing such Indebtedness shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence based” financial tests may be included) which are more restrictive than the financial covenants contained in this Agreement, (v) the terms of such Indebtedness (including all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and the Subsidiaries under this Agreement; provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement and (vi) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from a Financial Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (v) and containing the calculations (in reasonable detail) required by preceding clause (ii);

(k) Guarantees by (i) the Borrower of Indebtedness of any Subsidiary and (ii) by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, in each case, of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than paragraphs (a), (h) and (l) of this Section 6.01); provided that (A) Guarantees by the

Borrower or any other Loan Party of Indebtedness of any Subsidiary which is not a Loan Party shall be subject to compliance with Sections 6.04(a) and 6.04(c), (B) if a Subsidiary which is not a Loan Party provides a Guarantee of Indebtedness of a Loan Party in accordance with this paragraph (k), then the Borrower will cause such Subsidiary to Guarantee the Obligations on terms substantially similar to those set forth in Article II of the Guarantee and Collateral Agreement, and (C) if the Indebtedness to be Guaranteed is subordinated to the Obligations, then the Guarantees permitted under this paragraph (k) shall be subordinated to the Obligations of the Borrower or the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(l) Indebtedness consisting of promissory notes issued by the Borrower (or contractual obligations of the Borrower pursuant to a shareholders or similar incentive or benefits agreement of the Borrower) to employees, officers or directors (or former employees, officers or directors) of the Borrower or the Subsidiaries, or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), to (i) purchase or redeem Equity Interests owned by or (ii) make payments to, such employees, officers or directors or any family member of, or trust or other entity for the benefit of, any of the foregoing persons, pursuant to and in accordance with an option, appreciation right or similar equity incentive, equity based incentive or management incentive plan, in each case, approved by the Borrower’s Board of Directors, or in connection with the death or disability of such employees, officers or directors; provided that the aggregate principal amount of such promissory notes (or contractual obligations of the Borrower pursuant to a shareholders or similar incentive or benefits agreement of the Borrower) shall not exceed $500,000 at any time outstanding;

(m) Indebtedness in respect of netting services, automatic clearinghouse arrangements, employee credit card or purchase card programs, controlled disbursement, return items, interstate depository network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, in the ordinary course of business and arrangements otherwise in connection with cash management and deposit accounts and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;

(n) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(o) Indebtedness of the Borrower or any of the Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or sales of assets and/or businesses permitted under this Agreement;

(p) reimbursement obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5,000,000;

(q) Guarantees by the Borrower or any Subsidiary of obligations of the Borrower or any Subsidiary in respect of operating lease agreements and of the obligations of suppliers, customers, franchisees and licensees of the Borrower or any Subsidiaries, in each case in the ordinary course of business;

(r) Indebtedness consisting of the financing of insurance premiums so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and is incurred in the ordinary course of business;

(s) to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) to the extent constituting Indebtedness, Indebtedness consisting of deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and the Subsidiaries existing on the date hereof or thereafter incurred in the ordinary course of business;

(u) Subordinated Indebtedness in an aggregate principal amount not in excess of $50,000,000 at any time outstanding; and

(v) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not in excess of $2,500,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02(a); provided that such Liens shall secure only those obligations which they secure on the date hereof and modifications, replacements, renewals, restructurings, refinancings or extensions thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to any other property or assets of the Borrower or any Subsidiary (other than the proceeds, products and accessions thereof and, other than after-acquired property (provided that such Person has not merged with or into any other Loan Party) of such Person subjected to a

Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of such after-acquired property) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and modifications, replacements, renewals, restructurings, refinancings or extensions thereof permitted by Section 6.01;

(d) inchoate Liens for Taxes not yet due and payable or Liens for Taxes which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, contractor’s, repairmen’s or other like Liens imposed by law and arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, bid bonds, appeal bonds, surety bonds, restoration bonds, performance and completion guarantees and similar obligations or statutory obligations incurred in the ordinary course of business;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), utilities, government contracts, payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), appeal bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(h) (i) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and any exceptions on the policies of title insurance issued in connection with any Mortgage and accepted by the Administrative Agent and (ii) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any Subsidiary is located;

(i) Liens (including purchase money security interests) on real property, improvements thereto or equipment acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary after the date hereof; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, at the time of, or within 90 days after, such acquisition or the completion of construction, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such security interests do not extend to any other property or assets of the Borrower or any Subsidiary;

(j) Liens (including purchase money security interests) on real property, improvements thereto or equipment acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary after the date hereof; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, at the time of, or within 180 days after, such acquisition or the completion of construction, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the Fair Market Value of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such security interests do not extend to any other property or assets of the Borrower or any Subsidiary (except for replacements, additions, accessions and proceeds of such property);

(k) Liens (i) securing judgments, orders or awards for the payment of money not constituting an Event of Default under Section 7.01, (ii) arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP;

(l) Liens in connection with Indebtedness permitted by Sections 6.01(e) and 6.01(r) so long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except for replacements, additions, accessions and proceeds of such property);

(m) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business or (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, and (vi) including holdbacks on amounts deposited to secure obligations for charge-backs in respect of credit card and other payment processing services in the ordinary course of business;

(n) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(o) Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q) Liens arising from precautionary UCC filing statements regarding operating leases or consignments;

(r) (i) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises in an aggregate amount not to exceed $10,000,000, (ii) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), and (iii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract and Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(s) leases (or subleases) of the tangible properties (including real property) of the Borrower or any Subsidiary, so long as such leases (or subleases) do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(t) non-exclusive licenses (or sublicenses) of the Intellectual Property of the Borrower or any Subsidiary entered into in the ordinary course of business of the Borrower or such Subsidiary, so long as such licenses (or sublicenses) do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(u) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(v) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(w) Liens securing Indebtedness permitted by Section 6.01(u); and

(x) Liens with respect to property or assets of the Borrower or any of its Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $6,000,000 and (y) 5.0% of Consolidated Total Assets, in each case determined as of the date of incurrence.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone (except as expressly provided hereunder or under the applicable Security Document), any Lien created by any of the Loan Documents to any Permitted Lien.

SECTION 6.03. Sale and Lease-Back Transactions. The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. The Borrower shall not, and shall not permit any Subsidiary to, purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment (including by way of a Guarantee or otherwise) or any other interest in, any other Person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries, (ii) other investments, loans or advances of the Borrower and the Subsidiaries existing on the date hereof and set forth on Schedule 6.04(a) and (iii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that:

(A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Document (subject to the limitations applicable to Equity Interests and other assets of a Foreign Subsidiary referred to therein);

(B) the aggregate amount of investments made (without duplication) after the Closing Date by the Loan Parties in, and loans and advances made pursuant to Section 6.04(c) after the Closing Date by Loan Parties to, Subsidiaries that are not Loan Parties shall not exceed at any time outstanding the greater of (x) $6,000,000 and (y) 5.0% of Consolidated Total Assets; and

(C) no investments by Loan Parties to Subsidiaries that are not Loan Parties may be made at any time that an Event of Default exists and is continuing;

(b) Permitted Investments;

(c) loans or advances made by (x) the Borrower to any Subsidiary and (y) any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances shall be evidenced by the Intercompany Note and such note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the applicable Security Document, (ii) such loans and advances shall be unsecured and, if owing by a Loan Party to a Subsidiary which is not a Loan Party, subordinated to the Obligations pursuant to the terms of the Intercompany Note, (iii) the aggregate principal amount of such loans and advances made by Loan Parties to Subsidiaries which are not Loan Parties shall be subject to the limitation set forth in clause (B) to the proviso to Section 6.04(a), and (iv) no loans and advances may be made by Loan Parties to Subsidiaries that are not Loan Parties at any time that an Event of Default exists and is continuing;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) loans and advances to their respective employees, officers and directors in the ordinary course of business or to facilitate their purchase of stock or options or other equity ownership interests of the Borrower so long as the aggregate principal amount thereof at any time outstanding shall not exceed $500,000;

(f) payroll, travel and similar advances made to directors, officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(g) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with an acquisition that constitutes a Specified Transaction) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(h) investments resulting from pledges or deposits described in paragraph (f) or (g) of Section 6.02;

(i) investments received in connection with the disposition of any asset permitted by Section 6.05;

(j) any Hedging Agreements that are entered into (A) to hedge or mitigate risks (including foreign currency exchange risk) to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), and not for speculative purposes or (B) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise), and not for speculative purposes, with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary otherwise permitted hereunder;

(k) the acquisition (whether by purchase, merger or otherwise) of all or substantially all the assets of a Person or line of business, unit or division of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) of a Person (referred to herein as the “Acquired Entity”); provided that:

(i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary;

(ii) the Acquired Entity shall be engaged in a Permitted Business;

(iii) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws; and

(iv) subject, in the case of a Limited Condition Transaction, to Section 1.07, (A) immediately prior to the signing by the parties thereto of the applicable purchase agreement or acquisition agreement, and immediately after giving effect to such signing by the parties thereto, no Event of Default shall have occurred and be continuing and (B) immediately prior to the consummation of such acquisition, no Specified Event of Default shall have occurred and be continuing;

(v) at the time of such transaction:

(A) the Borrower would be in compliance with the Leverage Ratio set forth in Section 6.11(a) as of the most recently completed Test Period on a Pro Forma Basis, after giving effect to such acquisition (provided that, in the case of any Limited Condition Transaction for which the Borrower has made an LCT Election, the Leverage Ratio shall be tested on the LCT Test Date for the applicable Limited Condition Transaction);

(B) the aggregate amount of consideration paid by the Borrower and the Subsidiaries in connection with all acquisitions made pursuant to this Section 6.04(k) during the term of this Agreement that is allocated (or allocable) to the Persons to be acquired that do not become Subsidiary Guarantors (or are not merged with and into the Borrower or a Subsidiary Guarantor) or the assets (other than Equity Interests) to be acquired are not directly owned by the Borrower or a Subsidiary Guarantor shall not exceed the greater of (x) $3,000,000 and (y) 2.5% of Consolidated Total Assets;

(C) if the total consideration paid in connection with such acquisition exceeds $10,000,000, the Borrower shall have previously delivered to the Administrative Agent a certificate of a Financial Officer, certifying as to clause (iv) above and the foregoing clauses (A) and (B) and containing reasonably detailed calculations in support thereof; and

(D) the applicable Loan Party shall comply, and shall, if applicable, cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents within 90 days (or such longer time period as the Administrative Agent shall approve in its sole discretion) after the consummation of such acquisition (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(k) being referred to herein as a “Permitted Acquisition”);

(l) investments by the Borrower and the Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(m) Guarantees permitted by Section 6.01; provided that any Guarantee by a Loan Party of the obligations of a Subsidiary that is not a Loan Party shall be subject to, and included as an investment in the basket provided for, in clause (B) of the proviso to Section 6.04(a)(iii);

(n) investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o) investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(p) investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business;

(q) so long as Event of Default then exists or would result therefrom, investments in Permitted Joint Ventures; provided that at the time any such investment is made pursuant to this paragraph (q), the aggregate Fair Market Value of the outstanding amount of such investment, when taken together with all other investments made pursuant to this paragraph (q) that are at the time outstanding, does not exceed the greater of (x) $6,000,000 and (y) 5.0% of Consolidated Total Assets;

(r) so long as no Event of Default then exists or would result therefrom, other investments, advances and loans made by the Borrower and the Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (x) $5,000,000 and (y) 4.0% of Consolidated Total Assets; and

(s) in addition to investments permitted by paragraphs (a) through (r) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as (i) no Default or Event of Default has occurred and is continuing prior to or immediately after giving effect to such investment, (ii) the Borrower would be in compliance with the Leverage Ratio set forth in Section 6.11(a) as of the most recently completed Test Period on a Pro Forma Basis after giving effect to such investment, loan or advance (provided that, in the case of any Limited Condition Transaction for which the Borrower has made an LCT Election, the Leverage Ratio shall be tested on the LCT Test Date for the applicable Limited Condition Transaction), and (iii) the amount of such additional investment, loan or advance to be made, does not exceed the Available Amount as in effect immediately before the respective investment, loan or advance.

For purposes of this Section 6.04, the “outstanding” amount of any investment, loan or advance shall be deemed to be the aggregate amount invested, loaned or advanced (determined without regard to any non-cash adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such investments, loans and advances), minus the amount of cash and cash equivalents returned or repaid with respect to such investments, loans and advances.

To the extent an investment, loan or advance is permitted to be made by a Loan Party directly in any Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such investment, loan or advance may be made by investment, loan or advance by a Loan Party to a Subsidiary, and further advanced or contributed to another Subsidiary or other Person for purposes of making the relevant investment, loan or advance in the Target Person without constituting a separate investment, loan or advance for purposes of this Section 6.04 (it being understood that such investment, loan or advance must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.04 as if made by the applicable Loan Party directly to the Target Person).

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) The Borrower shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Subsidiaries or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or line of business, unit or division of such Person, except that (i) any Wholly Owned Subsidiary may liquidate, dissolve or merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly Owned Subsidiary may liquidate, dissolve or merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that, if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary (provided that, (x) if such Subsidiary is a Loan Party, the transferee in such transaction shall be the Borrower or another Subsidiary that is a Loan Party and (y) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07) and (v) the Borrower and any Subsidiary may make (x) any acquisition permitted by Section 6.04 (including by means of the merger or consolidation of any Subsidiary with any other Person in order to effect such acquisition), (y) any sale, lease or other disposition of assets excluded from the definition of “Asset Sale” and (z) any Asset Sale permitted by Section 6.05(b).

(b) The Borrower shall not, and shall not permit any Subsidiary to, make any Asset Sale, except for:

(i) sales, transfers, leases and other dispositions (including the issuance or sale of Equity Interests of a Subsidiary) to the Borrower or a Subsidiary, provided that (x) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07 and (y) any such sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made for Fair Market Value and at least 75% of the consideration payable in respect of any such sale, transfer, lease or disposition is in the form of cash or Permitted Investments and is paid at the time of the closing of any such sale, transfer, lease or disposition;

(ii) leases or licenses of the properties of the Borrower or any Subsidiary made in accordance with Sections 6.02(s) and 6.02(t);

(iii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(iv) (A) sales, transfers and other dispositions of any assets, divisions or lines of business or other business unit acquired pursuant to an acquisition that constitutes a Specified Transaction, which assets, divisions or lines of business or other business unit in the reasonable judgment of the Borrower at the time of acquisition of such acquisition are not useful in the conduct of the business of the Borrower and the Subsidiaries taken as a whole, provided that (w) any such assets, divisions or lines of business or other business unit are sold (or a definitive agreement or a binding commitment to dispose of such assets, divisions or lines of business or other business unit has been entered into) in no event later than one year after the date the applicable acquisition is consummated, (x) at the time of such Asset Sale, (other than any such Asset Sale (1) made pursuant to a legally binding commitment entered into at a time when immediately prior to the signing of the definitive agreement providing for such Asset Sale, and immediately after giving effect to such signing, no Default or Event of Default then exists or would immediately result therefrom and (2) consummated at a time when no Specified Default shall exist; provided that the amount of time between the date of any such commitment and the consummation of any such Asset Sale shall not exceed ninety (90) calendar days) no Default or Event of Default then exists or would immediately result therefrom, (y) all Asset Sales permitted by this clause (iv)(A) shall be made for Fair Market Value and (z) with respect to any Asset Sale pursuant to this clause (iv)(A) for a purchase price in excess of $5,000,000, at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale; and (B) other sales, transfers and other dispositions of assets (including Equity Interests other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) by the Borrower or any Subsidiary that are not permitted by any other clause of this Section 6.05; provided that all Asset Sales permitted by this clause (iv)(B) shall be made for Fair Market Value and at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale; provided that the aggregate amount of sales, transfers and other dispositions pursuant to this clause (iv) shall not exceed $25,000,000; and

(v) dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

For the purposes of clauses (i) and (iv) above, any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or the applicable Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or other disposition and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a)The Borrower shall not, and shall not permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (A) repurchase its Equity Interests owned by or (B) make payments to, employees, officers or directors (or former employees, officers or directors) of the Borrower or the Subsidiaries or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), pursuant to and in accordance with an option, appreciation right or similar equity incentive or equity based incentive or management incentive plan, in each case, approved by the Borrower’s Board of Directors, or in connection with the death or disability of such employees, officers or directors, (1) in an aggregate amount, when combined with the aggregate amount of distributions, payments, redemptions, repurchases, retirements or other acquisitions for value of Indebtedness made in such fiscal year in accordance with Section 6.09(c), not to exceed the greater of (x) $3,000,000 and (y) 2.5% of Consolidated Total Assets in any fiscal year (plus, starting with the 2017 fiscal year, up to 100% of the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.06(a)(ii) and Section 6.09(c) may be used in such current fiscal year (but not any fiscal year thereafter)), or (2) pursuant to the issuance of promissory notes or the incurrence of other obligations pursuant to Section 6.01(l) during such fiscal year (provided that any payments in respect of such promissory notes or other obligations shall only be permitted if allowed under preceding sub-clause (1) or Section 6.09(c));

(iii) the Borrower may purchase, repurchase, defease, acquire or retire for value Equity Interests of the Borrower or options, warrants or other rights to acquire such Equity Interests solely in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Capital Stock of the Borrower or options, warrants or other rights to acquire such Qualified Capital Stock (so long as the cash proceeds received from such sale do not increase the Available Amount);

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower;

(v) the Borrower may make repurchases of capital stock of the Borrower deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of the Borrower solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;

(vi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed (A) the sum of (x) the greater of (1) $5,000,000 and (2) 4.0% of Consolidated Total Assets at the time of the making of such Restricted Payment as of the most recently completed Test Period plus (B) amounts funded with the proceeds of the sale of Equity Interests of the Borrower, so long as no proceeds of the Loans shall be used to fund such Restricted Payments; and

(vii) the Borrower may make Restricted Payments in connection with the redemption of the Borrower’s preferred Equity Interests with the proceeds from the IPO or other Equity Issuances made by the Borrower after the Closing Date.

(b) The Borrower shall not, and shall not permit any Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the

Borrower or any other Subsidiary; provided that (A) such restrictions shall not apply to restrictions and conditions imposed by law or regulation of any Governmental Authority or by any Loan Document, (B) such restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) above shall not apply to customary provisions in leases, licenses (including licenses of Intellectual Property granted to or obtained by the Borrower or any Subsidiary) and other contracts restricting the sale, licensing or other assignment thereof, (E) such restrictions shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof, (F) such restrictions shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or any other disposition of assets) permitted under this Agreement pending the consummation of such Asset Sale (or any other disposition of assets), (G) such restrictions shall not apply to any agreement in effect at the time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than the Subsidiary or the property or assets of the Subsidiary, so acquired, (H) such restrictions shall not apply to any restrictions and conditions imposed by the documents evidencing any Subordinated Indebtedness, (I) to the extent not permitted pursuant to the preceding clauses (A) through (H), such restrictions shall not apply in connection with customary restrictions that arise in connection with any Lien permitted pursuant to Sections 6.02(c), 6.02(g), 6.02(m) and 6.02(x) so long as such restrictions apply only to the property subject to such Liens and (J) such restrictions shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Permitted Joint Ventures and applicable solely to such Permitted Joint Venture and its equity entered into in the ordinary course of business.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties (or any entity that becomes a Loan Party as a result of such transaction), the Borrower shall not, and shall not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any such transaction at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, notwithstanding the foregoing, the following shall be permitted:

(i) transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate;

(ii) investments, loans or advances permitted by Section 6.04 and Restricted Payments permitted by Section 6.06;

(iii) any employment agreement, incentive agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and payments pursuant thereto;

(iv) the payment of reasonable compensation and fees, reimbursement of expenses, and the provision of customary benefits or indemnities, to current or former officers, directors or employees of the Borrower or any of the Subsidiaries who are not otherwise Affiliates of the Borrower;

(v) any Indebtedness to the extent permitted by Section 6.01(a), 6.01(c), 6.01(l), 6.01(q) or 6.01(s) (to the extent representing intercompany Indebtedness between or among the Borrower and the Subsidiaries) and any Restricted Payments to the extent permitted by Section 6.06(a);

(vi) the issuance and sale by the Borrower of Qualified Capital Stock to its Affiliates (other than a Subsidiary);

(vii) transactions with a Person (other than a Subsidiary or a Permitted Joint Venture) that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly through a Subsidiary, an Equity Interest in, or controls, such Person;

(viii) transactions with a Permitted Joint Venture so long as the terms of any such transactions are no less favorable, taken as a whole, to the Borrower or the Subsidiary participating in such Permitted Joint Venture than they are to the other joint venture partners; and

(ix) any transaction effected pursuant to agreements in effect on the Closing Date and set forth (together with a reasonably detailed description thereof) on Schedule 6.07 and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not disadvantageous to the Lenders in any in any material respect as compared to the applicable agreement as in effect on the Closing Date).

SECTION 6.08. Business of the Borrower and Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, engage at any time in any business or business activity other than the business currently conducted by it on the Closing Date or business activities reasonably related, complementary, similar, ancillary or incidental thereto, synergistic therewith, or reasonable extensions thereof.

SECTION 6.09. Other Indebtedness and Agreements. (a) The Borrower shall not, and shall not permit any Subsidiary to, permit any (i) waiver, supplement, modification, amendment, termination or release of any document related to any Subordinated Indebtedness if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any Subsidiary or the Lenders in any material respect, (ii) waiver, supplement, modification, amendment, termination or release of any Additional Unsecured Debt Document if the effect of such waiver, supplement, modification, amendment, termination or release would result in the terms of the Additional Unsecured Debt not satisfying the requirements of Section 6.01(j) or (iii) waiver, supplement, modification or amendment of its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders.

(b) The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Additional Unsecured Debt or any Subordinated Indebtedness, except:

(A) the Borrower may pay, prepay, redeem, repurchase or acquire for value any then outstanding Additional Unsecured Debt or Subordinated Indebtedness with the Net Cash Proceeds received from any new issuance or incurrence by the Borrower of Additional Unsecured Debt or Subordinated Indebtedness so long as no Default or Event of Default has occurred and is continuing prior to or after giving effect to any such payment, prepayment, redemption, repurchase or acquisition; and

(B) the Borrower may pay, prepay, redeem, repurchase or acquire for value any then outstanding Additional Unsecured Debt or Subordinated Indebtedness so long as (i) no Default or Event of Default has occurred and is continuing prior to or after giving effect to such payment, (ii) the Borrower would be in compliance with the Leverage Ratio set forth in Section 6.11(a) as of the most recently completed Test Period on a Pro Forma Basis after giving effect to such payment, prepayment, redemption, repurchase or acquisition, and (iii) the aggregate amount of payments pursuant to this clause (B) does not exceed the Available Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition.

Notwithstanding anything to the contrary contained above in this Section 6.09(b), in no event shall the Borrower or any Subsidiary make any payment of any kind or character on account of any Subordinated Indebtedness (whether in respect of principal, interest or otherwise) to the extent that such payment would be prohibited by the applicable subordination provisions of such Subordinated Indebtedness.

(c) The Borrower shall not, and shall not permit any Subsidiary to, make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay (whether in respect of principal, interest or other amounts), or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration any Indebtedness incurred pursuant to Section 6.01(l) in excess of, when combined with all payments and repurchases made pursuant to

Section 6.06(a)(ii) in any fiscal year, the greater of (x) $3,000,000 and (y) 2.5% of Consolidated Total Assets during any fiscal year (plus, starting with the 2017 fiscal year, the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.09(c) and Section 6.06(a)(ii)) so long as no Event of Default has occurred and is continuing prior to or after giving effect to such distribution or payment.

Notwithstanding anything to the contrary in any Loan Document, the Borrower may make regularly scheduled payments of interest and fees on any Additional Unsecured Debt, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

SECTION 6.10. Unfinanced Capital Expenditures. The Borrower shall not permit the aggregate amount of Unfinanced Capital Expenditures made by Borrower and the Subsidiaries in any fiscal year to exceed the sum of (a) the amount of unused permitted Unfinanced Capital Expenditures for the immediately preceding fiscal year, plus the greater of (i) $5,000,000 and (ii) 4.0% of Consolidated Total Assets as of the last day of such fiscal year and (b) the Available Amount as in effect immediately before the making of the applicable Unfinanced Capital Expenditure.

SECTION 6.11. Financial Covenants. (a) Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending December 31, 2016, to be greater than 3.00:1.00.

(b) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period, commencing with the Test Period ending December 31, 2016, to be less than 1.20:1.00.

SECTION 6.12. Fiscal Year. The Borrower shall not change its fiscal year-end to a date other than December 31, except as may be required by GAAP.

SECTION 6.13. Sanctions. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or in any Sanctioned Country or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate applicable Sanctions (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s and the Subsidiaries’ compliance with this Section 6.13).

SECTION 6.14. Sanctioned Person. The Borrower shall not, and shall not permit any Subsidiary to, cause or permit any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Events to constitute property of, or be beneficially owned directly or indirectly by any Sanctioned Person, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, rule or regulation, or the Loans or other Credit Events made by the Lenders and the Issuing Banks would be in violation of any law, rule or regulation.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Upon the occurrence and during the continuance of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or the Borrowings or the issuances of a Letter of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by or on behalf of the Borrower or any other Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) the Borrower shall fail to pay any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document or fail to reimburse any L/C Disbursement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (as it relates to the Borrower or a Subsidiary Guarantor), 5.05(a) or 5.08 or in Article VI;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) to which it is a party and such default shall continue unremedied for a period of 30 days after written notice thereof from the Required Lenders or the Administrative Agent to the Borrower;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs or exists that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in preceding clauses (i) and (ii) equals or exceeds $10,000,000 at any time outstanding and (y) this clause (ii) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any Indebtedness if (A) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Capital Stock (or cash in lieu of fractional shares) and (B) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Capital Stock, such Indebtedness from and after the date, if any, on which such conversion has been effected;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in paragraph (g) above, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate (or similar) action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount of $10,000,000 or more (to the extent that such payment is not covered by either (x) insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- at the time of the judgment, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or (y) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document or any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement to which it is a party (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be or shall be asserted by the Borrower or any other Loan Party not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided or permitted in this Agreement or such Security Document) security interest in Collateral covered thereby (other than with respect to any Collateral, in the aggregate, with a Fair Market Value not in excess of $10,000,000), except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure (x) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement or (y) to file Uniform Commercial Code continuation statements and any other filings required to maintain such perfection or (iii) any such loss of perfection or priority that results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or failure to file Uniform Commercial Code continuation statements and any other filings required to maintain such perfection or priority; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise (and/or direct the Administrative Agent or the Collateral Agent to exercise) any and all of its (or the Administrative Agent’s or the Collateral Agent’s) other rights and remedies hereunder, under the other Loan Documents and/or under applicable law; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Application of Proceeds.

(a) The Administrative Agent and the Collateral Agent shall apply (x) the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, and (y) any amounts received in respect of the Obligations following the termination of the Commitments and any of the Loans becoming due and payable pursuant to Section 7.01, in each case as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with any collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, any amounts for which the Administrative Agent and/or the Collateral Agent is entitled to indemnification, fees or reimbursement of costs or expenses under the terms of any Loan Document, and any other Obligations owed to the Administrative Agent (other than Unfunded Advances/Participations) and/or the Collateral Agent, in their respective capacities as such hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed among the Administrative Agent and the applicable Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all Obligations owed by any Loan Party to each Issuing Bank, in its capacity as such hereunder or under any other Loan Document;

FOURTH, to the payment in full of all Obligations consisting of accrued and unpaid L/C Participation Fees and Commitment Fees (subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, and scheduled periodic payments then due under any Secured Hedging Agreement and any interest with respect to the Secured Hedging Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

FIFTH, to the payment in full of all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto, reimbursement obligations in respect of Letters of Credit, the termination values and any other Obligations in respect of any Secured Hedging Agreement (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SIXTH, to the payment in full of all other Obligations, other than in respect of cash collateralization of outstanding Letters of Credit (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SEVENTH, to cash collateralize outstanding Letters of Credit by depositing in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 102% of the L/C Exposure as of such date; and

EIGHTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) The Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, balances or amounts in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT; ETC.

Each Lender and each Issuing Bank hereby irrevocably appoints Jefferies Finance LLC, as its Administrative Agent and each Issuing Bank and each other Secured Party hereby irrevocably appoints Jefferies Finance LLC as its Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”), and Jefferies Finance LLC hereby accepts each such appointment. Each Lender, each Issuing Bank and each other Secured Party hereby authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each

Lender and (iii) in the event of a foreclosure by any of the Agents on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Each party to this Agreement acknowledges and agrees that each Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to such Agent, of, among other things, the upcoming lapse or expiration thereof. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution)) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall either Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Agent may perform any and all its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the elapsing of the 30-day period for the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, or, at any time either Agent is a Lender whose Commitments are being assigned at the election of the Borrower pursuant to Section 2.21, the Required Lenders shall have the right, with, so long as no Specified Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring or removed Agent may, with, so long as no Specified Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank or other financial institution with an office in New York, New York, or an Affiliate of any such bank or other financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation or removal shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with the approval of the Borrower (such approval not to be unreasonably withheld or delayed), a successor Administrative Agent and/or Collateral Agent, as the case may be.

Any such resignation or removal by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.

Upon the acceptance of its appointment as Agent hereunder by a successor, (i) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Agent (and in the case of the resignation or removal of the Administrative Agent, the retiring Issuing Bank and Swingline Lender), (ii) the retiring or removed Agent (and in the case of the Administrative Agent, Issuing Bank and Swingline Lender) shall be discharged from its duties and obligations hereunder, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

The Collateral Agent, the successor Agent, the Lenders and the Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent reasonably desirable in connection with the substitution by successor Agent of Collateral Agent as holder of the security under the Loan Documents, all in accordance with applicable law.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Loan Documents relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Sections 2.05 and 9.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Lead Arranger in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications. Notices and other communications (other than with respect to ordinary course notices delivered pursuant to Article II) provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax (to the extent a fax number is provided below), as follows:

(a) if to the Borrower, either Agent, any Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(b) if to a Lender, to it at its address (or fax number) set forth on Schedule 1.01(a) or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (or, if such day is not a Business Day, on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent, which delivery shall satisfy the delivery requirements with respect to such Communications under the applicable Loan Document, unless otherwise notified by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated by the recipient as set forth in Section 9.16), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of this Agreement or the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR

DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount then payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05, 9.16 (for a period of one year after the termination of this Agreement) and 9.19 shall remain operative and in full force and effect regardless of any termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) (provided that the consent of the Administrative Agent shall not be required to any such assignment made to another Lender or an Affiliate or Related Fund of a Lender); provided, however, that (i) the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been given by the Borrower if the Borrower has not otherwise rejected such assignment within 10 Business Days of a written request for such consent) (provided that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender or an Affiliate or Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default), (ii) the Swingline Lender and each Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment and Loans); provided that simultaneous assignments by two or more Related Funds of a Lender shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax documentation. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, however, notwithstanding any assignment by a Lender of all of its rights and obligations under this Agreement, such Lender shall continue to be bound by the provisions of Section 9.16 for a period of one year following any such assignment.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment and the outstanding balances of its Revolving Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender (with respect to such Lender’s own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender, and each Issuing Bank to such assignment and any applicable tax documentation, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, any Issuing Bank, the Swingline Lender or the Administrative Agent sell participations to one or more banks or other entities (other than any Disqualified Institution) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (it being understood that the documentation required under Section 2.20 shall be delivered to the participating bank) to the same extent as if they were Lenders (but no participant shall be entitled to any greater payment thereunder than that to which the Lender that sold the participation to such participant would have been entitled had it not sold the participation) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement, the other Loan Documents (provided that any Lender and any participating bank or other Person of such Lender may agree that such Lender shall be required to seek consent from such participating bank or other Person with respect to any amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing one or more Subsidiary Guarantors (other than in connection with the sale of any Subsidiary Guarantor in a transaction permitted by Section 6.05) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or all or substantially all of the Collateral (it being understood and agreed, however, that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iv))). Each Lender that sells a participation or is a Granting Lender (as defined in paragraph (i) below) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any

Person (including the identity of any participating bank or any information relating to a participating bank’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or interest in the Loan, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to an Eligible Assignee to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay within 30 days following receipt by the Borrower of an invoice setting forth reasonable detail:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Swingline Lender, including the reasonable fees, charges and disbursements of Advisors for the Lead Arranger, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Swingline Lender, in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Events and Commitments (including with respect to the establishment and maintenance of a Platform and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); and

(ii) all out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and any Lender, including the reasonable and documented fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.05(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations;

provided that, with respect to clauses (i) and (ii) above, in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel for the Agents and the Lenders (taken as a group), (y) one local counsel in each relevant jurisdiction for the Agents and the Lenders (taken as a group) and (z) one regulatory counsel in each relevant jurisdiction for the Agents and the Lenders (taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected Person (or group of similarly affected Persons) and (B) one local and/or regulatory counsel for each affected Person (or group of similarly affected Persons) in any relevant jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, each Lender, each Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable Advisor fees, charges and disbursements incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (w) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Related

Parties) or that are addressed in paragraph (a) of this Section 9.05, (x) in respect of any settlement entered into by any Indemnitee without the prior written consent of the Borrower (which consent will not be unreasonably withheld, delayed or conditioned), (y) in respect of (A) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (B) any dispute solely among Indemnitees (other than any dispute involving claims against any Agent or the Lead Arranger, in its capacity as such) and other than any claims arising out of any act or omission of the Borrower or any of its Subsidiaries or (z) attributable to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim), which shall be governed solely by Section 2.20.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. To the extent permitted by applicable law, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Loan Party or any Subsidiary, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Swingline Lender, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f) No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender may, with the consent of the Administrative Agent (provided that no such consent shall be required if an Event of Default shall have occurred and be continuing pursuant to Section 7.01(g) or 7.01(h)), at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party, against any of and all the Obligations of the Borrower or other Loan Parties, now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 (to the extent applicable) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall endeavor to notify the Borrower and the Administrative Agent of such setoff; provided that the failure to provide such notice shall not affect the validity of such setoff or application under this Section 9.06. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT OR AS OTHERWISE EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, however, that no such agreement shall:

(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date of, or date for the payment of any interest on or any fees, but excluding any interest payable pursuant to Section 2.07) payable with respect to, any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or reduce any fees, but excluding any interest payable pursuant to Section 2.07) payable with respect to any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (it being understood and agreed that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i));

(ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (ii));

(iii) amend or modify Section 2.17, 7.02 or the definition of “Pro Rate Percentage” in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby without the prior written consent of each Lender directly affected thereby (except for any such amendment or modification to reflect the addition of one or more Classes of Loans in a manner consistent with the treatment of Obligations under Section 7.02 immediately prior to such amendment or modification) or change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(iv) amend or modify the provisions of Section 9.04(i) or the provisions of this Section 9.08 or release one or more Subsidiary Guarantors (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05 or as otherwise expressly provided in this Agreement or any Security Document) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the prior written consent of each Lender;

(v) change any provision of this Section 9.08 or the percentage contained in the definition of “Required Lenders” or any other provision specifying the number of Lenders or portions of Loans or Commitments required to take any action under the Loan Documents, without the prior written consent of each Lender directly affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Credit Commitments on the date hereof);

(vi) change Section 9.04(b) in a manner which further restricts assignments thereunder with the prior written consent of each Lender; or

(vii) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Person.

For the avoidance of doubt, Letters of Credit and the provisions thereof may be waived, amended or modified solely in accordance with Section 2.23.

(c) Notwithstanding anything in paragraph (b) above or otherwise herein to the contrary, (i) any amendment or modification that would extend the Revolving Credit Commitments of any Lender or the Revolving Credit Maturity Date of the Revolving Loans of any Lender and increase the rate of interest and fees payable on the Revolving Credit

Commitments or Revolving Loans of such Lender shall not require the prior written consent of each Lender, so long as such extension is offered to all Revolving Credit Lenders on a pro rata basis based on the aggregate principal amount of such Revolving Credit Commitments or Revolving Loans then outstanding pursuant to procedures approved by the Administrative Agent, (ii) the payment in full of any Loans on the Revolving Credit Maturity Date and the payment of interest and fees made on account of the Commitments or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.18; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17, and (iii) the Collateral Agent, the Borrower and the applicable Subsidiary Guarantors may amend, supplement or otherwise modify any Security Document so long as such amendment, supplement or other modification is not adverse to any Secured Party and such amendment shall become effective without any further consent of any other party to such Security Document. For the avoidance of doubt, any amendment or modification of the type described in the preceding clause (i) will require an agreement or agreements in writing entered into by the Borrower and the Required Lenders.

(d) The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Security Documents. Each of the Lenders irrevocably authorizes the Collateral Agent, at its option, and in its sole discretion: (i) to enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties; (ii) to automatically release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless the L/C Exposure related thereto has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, reasonably acceptable to the applicable Issuing Bank), (B) at the time any Collateral is to be sold as part of any Asset Sale (or other disposition of assets) to any Person other than the Borrower or any of the Subsidiaries permitted under Section 6.05 (and the Borrower shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale (or any other disposition of assets) and the disposition of the proceeds thereof will comply with the terms of this Agreement), (C) subject to Section 9.08(b), if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (D) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to clause (iv) below; (iii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to another Lien permitted (A) to exist on such property and (B) to be senior to the Liens of the Secured Parties under this Agreement (including Liens permitted by Section 6.02(i), 6.02(j) or 6.02(l)) (and the Borrower and shall deliver to the Collateral Agent a certificate to the effect that the incurrence of such other Lien on the Collateral will comply with the terms of this Agreement); and (iv) to release (A) any Subsidiary Guarantor from its obligations under the Guarantee and

Collateral Agreement if such Person ceases to be a Subsidiary Guarantor (including if such Person becomes an Excluded Subsidiary) or (B) any item of Collateral from the Lien granted in favor of the Collateral Agent if such property becomes an Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement), in each case, as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor, or such Collateral continues to be collateral, as the case may be, in respect of any Subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect thereof.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section. In each case as specified in this Section, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section.

(e) The Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any

Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. (a) Each of the Administrative Agent, the Collateral Agent, the Lead Arranger, the Swingline Lender, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Related Funds’ directors, officers, employees, agents, Advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 9.04(h), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to any of the Borrower and its obligations, or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of the Borrower, (h) to an investor or prospective investor in securities issued by a Related Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by a Related Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by a Related Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Related Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (i) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 9.16 or (y) becomes available to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or (j) to the extent that such Information has been independently developed by the Lead Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Bank, any Lender or any Affiliate of any of the foregoing. In addition, the Agents, the Lead Arranger, the Issuing Banks, the Swingline Lender and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Swingline Lender, the Issuing Banks and the Lenders in connection with the administrative and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.16, “Information” shall mean all information received from any Loan Party, any Subsidiary or any of their respective officers, directors, employees, agents or advisors relating to the Borrower or any of the Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any such Person. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

(b) Neither Agent nor any Lender may publish any press release, tombstone, advertising or other promotional material (including via any electronic transmission) relating to the transactions contemplated by this Agreement without the prior written consent of the Loan Parties (such consent not to be unreasonably withheld, conditioned or delayed). Such Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review, comment and approval prior to the publication thereof, and the applicable Agent or such Lender, as applicable, shall not make such publication prior receiving such approval in writing. If such approval is provided for any of the foregoing, all such publications shall be at the sole expense of the applicable Lender or Agent, as applicable.

SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.19. Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder) other than to the Borrower or any of the Subsidiaries or the release of any Collateral is otherwise expressly authorized or permitted under this Agreement, then the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person) and in connection therewith, upon receipt by the Collateral Agent of a certificate of the Borrower to the effect that such transaction and the disposition of the proceeds thereof has compiled or will comply with the terms of this Agreement (with such supporting detail as the Collateral Agent may reasonably request), the Collateral Agent, at the request and sole expense of the Borrower or such other Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral.

SECTION 9.20. No Advisory or Fiduciary Responsibility. Each Agent, Issuing Bank, Swingline Lender, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the Transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the Transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto

SECTION 9.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

For purposes of this Section:

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMART SAND, INC.

By:	/s/ Lee E. Beckelman
	Name:	Lee E. Beckelman
	Title:	Chief Financial Officer

[Signature Page to Smart Sand Credit Agreement]

JEFFERIES FINANCE LLC, as a Lender, as Swingline Lender, as an Issuing Bank and as Administrative Agent and Collateral Agent

By:	/s/ J Paul McDonnell
	Name:	J Paul McDonnell
	Title:	Managing Director

[Signature Page to Smart Sand Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH, as a Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
	Name:	Warren Van Heyst
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Marcus Tarkington
	Name:	Marcus Tarkington
	Title:	Director

[Signature Page to Smart Sand Credit Agreement]

Schedule 1.01(a)

Lenders and Revolving Credit Commitments

Lender	Notice Information	Revolving Credit Commitment
Jefferies Finance LLC	520 Madison Avenue New York, New York 10022 Facsimile: 212-284-3444	$15,000,000

Credit Suisse AG, Cayman Islands Branch	11 Madison Avenue, 2nd Floor New York, NY 10010 Facsimile: 212-322-2291	$15,000,000

Goldman Sachs Bank USA	200 West Street New York, NY 10282 Facsimile: 917-977-3966	$10,000,000

Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005 Facsimile: 212-797-5695	$5,000,000

Schedule 1.01(b)

Subsidiary Guarantors

•	Fairview Cranberry Company, LLC

•	Smart Sand Holdings LLC

•	Smart Sand Hixton LLC

•	Will Logistics, LLC

Schedule 3.08(a)

Subsidiaries

(i)

Entity	Owner	Percentage Interest	Jurisdiction of Organization
Smart Sand, Inc.	N/A	N/A	Delaware
Fairview Cranberry Company, LLC	Smart Sand, Inc.	100%	Wisconsin
Smart Sand Holdings LLC	Smart Sand, Inc.	100%	Delaware
Smart Sand Hixton LLC	Smart Sand, Inc.	100%	Delaware
Will Logistics, LLC	Smart Sand, Inc.	100%	Pennsylvania
Smart Sand Oakdale LLC	Smart Sand, Inc.	100%	Delaware
Smart Sand Live Oak LLC	Smart Sand, Inc.	100%	Delaware
Smart Sand Fayette County	Smart Sand, Inc.	100%	Delaware
Smart Sand Reagan County	Smart Sand, Inc.	100%	Delaware
Smart Sand Tom Green County	Smart Sand, Inc.	100%	Delaware

Schedule 3.08(b)

Immaterial Subsidiaries

Subsidiary	Total Assets	Gross Revenues	% of Consolidated Total Assets	% of Gross Revenues
Smart Sand Oakdale LLC	$0	$0	0%	0%
Smart Sand Live Oak LLC	$0	$0	0%	0%
Smart Sand Fayette County LLC	$0	$0	0%	0%
Smart Sand Reagan County LLC	$52,500	$0	0.04%	0%
Smart Sand Tom Green County LLC	$0	$0	0%	0%

Schedule 3.09(a)

Certain Litigation

None.

Schedule 3.18

Insurance

Attached.

Schedule 3.19(a)

Filing Offices

Entity	Filing Office
Smart Sand, Inc.	Delaware Secretary of State
Fairview Cranberry Company, LLC	Wisconsin Department of Financial Institutions
Smart Sand Holdings LLC	Delaware Secretary of State
Smart Sand Hixton LLC	Delaware Secretary of State
Will Logistics, LLC	Pennsylvania Department of State

Schedule 3.20

Real Property

Owner/Lessee	Location Address	Owned or Leased
Smart Sand, Inc.	1010 Stony Hill Road, Suite 175, Yardley PA 19067	Leased
	Parcel ID Number: 030-00520-0000 Parcel ID Number: 030-00519-0000 Town of Oakdale, Monroe County, Wisconsin	Leased
	24 Waterway Ave., Suite 350, The Woodlands, TX 77380	Leased
	3402 Oakwood Mall Drive, Suite 101, Eau Claire, WI 54701	Leased
	29462 County Highway CA Tomah, WI 54660	Owned
	29499 US Highway 12, Tomah, WI 54660	Owned

Fairview Cranberry Company, LLC

Town of Oakdale, Monroe County, Wisconsin:

030-00183-0000

030-00190-2500

030-00193-0000

030-00196-0000

030-00197-0000

030-00198-0000

030-00200-0000

030-00201-0000

030-00202-0000

030-00203-0000

030-00479-1000

030-00489-1000

030-00490-1000

030-00491-1000

030-00495-1000

030-00505-0000

030-00506-0000

030-00510-0000

030-00513-0000

030-00514-0000

030-00524-0000

030-00535-0000

030-00537-0000

030-00541-2000 (includes 28324 County Highway CA, Tomah WI 54660)

030-00541-2001

030-00542-5000

030-00542-5002

030-00543-0000

Owned

Owner/Lessee	Location Address	Owned or Leased

030-00545-0000

030-00545-2000

030-00547-5000

030-00547-5001

030-00551-0000

030-00551-1000

030-00552-0000

030-00553-0000

030-00555-1000

030-00556-0000 (includes 28896 County Highway CA Tomah, WI 54660)

030-00559-0000

030-00545-1000

030-00550-1000

030-00549-2000

030-00552-1000

Town of Byron, Monroe County, Wisconsin:

006-00877-001

Town of Curran, Jackson County, Wisconsin:

016-0398-0000

Town of Hixton, Jackson County, Wisconsin:

024-0460-0005

Smart Sand Hixton LLC

Town of Hixton, Jackson County, Wisconsin:

024-0289.0005

024-0460.0000

024-0461.0000

024-0457.0010

024-0463.0000

024-0462.0000

024-0463-0015

024-0465-0050

024-0291.0000

024-0290.0010

024-0289.0000

024-0288.0005

024-0290.0000

024-0290.0005

024-0290.0015

Owned

	Town of Curran, Jackson County, Wisconsin: 016-0369.0000 016-0370-0000 (includes W14680 State Highway 95, Hixton, WI 54635) 016-0371.0000	Owned

Owner/Lessee	Location Address	Owned or Leased

016-0372.0000

016-0373.0000

016-0374.0000

016-0375.0000

016-0376.0000

016-0377.0000

016-0378.0000

016-0379.0000

016-0380.0000 (includes W14804 State Highway 95, Hixton, WI 54635)

016-0381.0000

016-0381.0005

016-0382.0000

016-0383.0000

016-0384.0000

016-0384.0005

016-0385.0000

016-0385-0005

016-0385-0015

016-0388.0005

016-0388.0000

024-0461.0000

Schedule 5.13

Post-Closing Requirements

A. On or prior to March 3, 2017 (or such later date as the Collateral Agent may agree in its sole discretion), the Collateral Agent shall have received:

(1) fully executed counterparts of Mortgages and corresponding UCC fixture filings and UCC as-extracted collateral filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC filings shall cover each of the following Mortgaged Properties:

Owner	Property Address	County
Fairview Cranberry Company, LLC	Oakdale facility 29499 US Highway 12 Tomah, WI 54660	Monroe

Smart Sand Hixton LLC	Hixton site W14621 Green Acres Road, Hixton, WI 54635 (Tax Parcel No. 016-0385-0000)	Jackson

together with evidence that counterparts of such Mortgages and UCC filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(2) an ALTA extended coverage loan policy of title insurance (or binding commitment to issue same) relating to each Mortgage referred to above, by any nationally recognized title insurance company, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable Lien on such Mortgaged Property, free and clear of all Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent reasonably requests;

(3) to induce the title insurer to issue the title policies referred to in subsection (2) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably required by the title insurer, together with payment by the Borrower of all title policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such title policies;

(4) customary opinions of counsel in each jurisdiction in which the Mortgaged Properties set forth above are located and a customary opinion of counsel in the jurisdiction of formation of the applicable Loan Party entering into the Mortgage, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(5) a survey (new or existing, as applicable) of each Mortgaged Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, and (ii) sufficient for the title company to remove the standard survey exceptions from the title policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of subsection (2) above; and

(6) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property, in form and substance reasonably acceptable to the Collateral Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or applicable Loan Party), and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area.

B. Within 60 days after the Closing Date, the Borrower shall use its commercially reasonable efforts to ensure that the following deposit accounts are subject to an Account Control Agreement (as defined in the Guarantee and Collateral Agreement):

Customer	Depositary Institution	Address	Type of Account	Account Number
Smart Sand, Inc.	PNC Bank, N.A.	2 Tower Center Blvd 23rd Floor East Brunswick, NJ 08816	Corporate Account	##########

Smart Sand, Inc.	PNC Bank, N.A.	2 Tower Center Blvd 23rd Floor East Brunswick, NJ 08816	Money Market Account	##########

C. Within 30 days after the Closing Date, the Borrower shall use its commercially reasonable efforts to ensure that the insurance policies referred to in Section 4.02(k) of the Credit Agreement shall have been endorsed or otherwise amended to name the Collateral Agent (i) as an “additional insured party for the benefit of the Secured Parties” in the case of liability insurance policies or (ii) as “lender loss payee for the benefit of the Secured Parties in the case of casualty and property insurance policies”.

Schedule 6.01(a)

Existing Indebtedness

Indebtedness pursuant to the following capital leases:

•	CAT Financial Finance Lease #2262485 988K Caterpillar Wheel Loader. Indebtedness in the amount of $408,060 as of November 30, 2016.

•	CAT Financial Finance Lease #2296079 Two 740B Caterpillar Articulated Trucks and Oce D6T Caterpillar Track Type Tractor. Indebtedness in the amount of $855,929 as of November 30, 2016.

•	Allied Cooperative Equipment Lease Agreement related to the Flameshield Fuel tank with spill bucket kits, Remote Dispenser Kit, Fire extinguisher and Decal package, Fuel Master Card Reader System, Concrete pad, State Permits.

Indebtedness in the amount of $570,944 related to the financing of the following vehicles, land and equipment:

•	2012 Ford Escape (VIN: ################). Indebtedness owed to Ford Motor Credit Company.

•	Trimble SPS Rover Equipment Financing Agreement.

Amendment to Offers to Purchase Agreement with Mageland Family Trust and Green Acres Housing, LLC. Indebtedness as of November 30, 2016 of $565,010.

Schedule 6.02(a)

Existing Liens

Debtor	Secured Party	Filing Number	Filing Date
SMART SAND, INC.	DEERE CREDIT, INC.	2012070301629	7/3/2012
SMART SAND, INC.	STAR CAPITAL GROUP, L.P.	20130568536	2/12/2013
SMART SAND, INC.	ARING EQUIPMENT COMPANY INC	140003980626	03/28/2014
SMART SAND, INC	ARING EQUIPMENT COMPANY INC	2014040801526	04/04/2014
SMART SAND, INC.	WELLS FARGO BANK, N.A.	2014 1590025	04/23/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2014 2151132	06/03/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2014 2369650	06/17/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2014 2369866	06/17/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2014 2369874	06/17/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2014 2369999	06/17/2014
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2015 2511201	06/11/2015
SMART SAND, INC.	VFS LEASING CO.	2015 2568565	06/16/2015
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2015 3883492	09/03/2015
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2015 3883559	09/03/2015
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2015 3883716	09/03/2015
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2015 3885844	09/03/2015
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2016 1331626	03/04/2016
SMART SAND, INC.	ARING EQUIPMENT COMPANY INC	160002975831	03/04/2016
SMART SAND, INC	CATERPILLAR FINANCIAL SERVICES CORPORATION	2016 2040259	04/06/2016
SMART SAND, INC.	ARING EQUIPMENT COMPANY INC.	16-0020611663	06/23/2016
SMART SAND, INC.	ARING EQUIPMENT COMPANY INC	160008433523	06/23/2016
SMART SAND INC	ARING EQUIPMENT COMPANY INC.	16-0022439229	07/08/2016
SMART SAND, INC.	JFTCO, INC.	160009604726	07/19/2016
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2016 4472377	07/25/2016
SMART SAND. INC.	ARING EQUIPMENT COMPANY INC	160013815220	10/20/2016
SMART SAND, INC.	CATERPILLAR FINANCIAL SERVICES CORPORATION	2016 6783003	11/03/2016

•	Liens on the equipment leased pursuant to the CAT Financial Finance Leases and Allied Cooperative Equipment Lease Agreement set forth on Schedule 6.01(a).

•	Liens on the vehicles set forth on Schedule 6.01(a) to secure the Indebtedness listed on such schedule.

Schedule 6.04(a)

Existing Investments

None.

Schedule 6.07

Affiliate Transactions

None.

Schedule 9.01

Certain Addresses for Notices

Borrower:

24 Waterway Avenue

Suite 350

The Woodlands, Texas 77380

Attention: Lee E. Beckelman, Chief Financial Officer

Telephone: (281) 231-2658

Email: lbeckelman@smartsand.com

Facsimile: (832) 791-5795

with a copy to (such copy not to constitute notice):

Alston & Bird LLP

333 South Hope Street, Sixteenth Floor

Los Angeles, California 90071

Attention: Matthew J. Wrysinski, Esq.

Telephone: (213) 576-1192

Email: matthew.wrysinski@alston.com

Facsimile: (213) 576-2892

Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank:

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – Smart Sand, Inc.

Email: JFin.Admin@Jefferies.com

Facsimile: 212-284-3444

EXHIBIT A

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

SMART SAND, INC.

Agent Address:	Jefferies Finance LLC	Return form to:	Account Officer – Smart Sand, Inc.
	520 Madison Avenue	Telephone:
	New York, NY 10022	Facsimile:	(212) 284-3444
		E-mail:	jfin.admin@jefferies.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Two duly completed, executed, original copies of the applicable tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Two duly completed, executed, original copies of the applicable tax form must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit two duly completed, executed, original copies of Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the time that you become a party to the Credit Agreement. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the effective date set forth below (the “Effective Date”) and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):

4.	Administrative Agent:	Jefferies Finance LLC

5.	Credit Agreement:	The Credit Agreement dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Smart Sand, Inc., a Delaware corporation (the “Borrower”), each Issuing Bank, the Lenders from time to time parties thereto, the Administrative Agent and Jefferies Finance LLC, as Collateral Agent.

6.	Assigned Interest[s]:

Assigned Loans/Commitments	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[1]
Revolving Loans/ Revolving Credit Commitments	$	$		%

[7.	Trade Date: ][2]

Effective Date: [ , 20 ][3]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[3]	To be inserted by Administrative Agent and which shall be the Effective Date of recordation of transfer in the Register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

Consented to:

JEFFERIES FINANCE LLC, as Swingline Lender

By:
Name:
Title:

Consented to:

JEFFERIES FINANCE LLC, as Issuing Bank

By:
Name:
Title:

[Consented to:]

[ISSUING BANK], as Issuing Bank[1]

By:
Name:
Title:

[Consented to:][2]

SMART SAND, INC.

By:
Name:
Title:

[1]	If applicable
[2]	No consent of the Borrower shall be required (i) for an assignment to be made to another Lender or an Affiliate or Related Fund of a Lender or (ii) after the occurrence and during the continuance of any Event of Default; provided that the Borrower should be deemed to have consented if the Borrower has not otherwise rejected such assignment within 10 Business Days of a written request for such consent.

ANNEX 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Acceptance), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Acceptance) or any Collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or any of their respective Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of the Subsidiaries or any of their respective Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Acceptance is an Administrative Questionnaire, (viii) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the Section 2.20 of the Credit Agreement, duly completed and executed by the Assignee and (ix) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other

Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-1

FORM OF

BORROWING REQUEST

[Insert Date]

Jefferies Finance LLC,

as Administrative Agent

520 Madison Avenue

New York, NY 10022

Attention: Account Officer – Smart Sand, Inc.

Ladies and Gentlemen:

The undersigned, Smart Sand, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), by and among the Borrower, the lenders from time to time party thereto, each Issuing Bank and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i)	The Proposed Borrowing is a: (check one)

1.   ☐ Eurodollar Borrowing

2.   ☐ ABR Borrowing

(ii)	The Business Day of the Proposed Borrowing is , 20 .

(iii)	The number and location of the account to which funds are to be disbursed is

(iv)	The amount of the Proposed Borrowing is $ .

(v)	If the Proposed Borrowing is a Eurodollar Borrowing, the Interest Period is month(s).

C-1-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date of the Proposed Borrowing, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification contained therein) in all respects.

(B) At the time of and immediately after the Proposed Borrowing (and the use of proceeds thereof), no Default or Event of Default has occurred and is continuing.

(C) Unrestricted Cash does not exceed $10,000,000 immediately after giving effect to the Proposed Borrowing and the use of proceeds thereof.

The undersigned Responsible Officer is executing this Borrowing Request not in its individual capacity but in its capacity as an authorized officer of the Borrower.

Very truly yours,

SMART SAND, INC.

By:
Name:
Title:

C-1-2

EXHIBIT C-2

FORM OF

SWINGLINE BORROWING REQUEST

[Insert Date]

Jefferies Finance LLC,

as Administrative Agent and Swingline Lender

520 Madison Avenue

New York, NY 10022

Attention: Account Officer – Smart Sand, Inc..

Ladies and Gentlemen:

The undersigned, Smart Sand, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), and entered into by and among the Borrower, the lenders from time to time party thereto, each Issuing Bank and Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.22(b) of the Credit Agreement, that the undersigned hereby requests a Swingline Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Swingline Loan (the “Proposed Borrowing”) as required by Section 2.22(b) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , 20 .

(ii)	The number and location of the account to which funds are to be disbursed is

(iii)	The amount of the Proposed Borrowing is $ .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date of the Proposed Borrowing, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification contained therein) in all respects.

(B) At the time of and immediately after the Proposed Borrowing (and the use of proceeds thereof), no Default or Event of Default has occurred and is continuing.

(C) Unrestricted Cash does not exceed $10,000,000 immediately after giving effect to the Proposed Borrowing and the use of proceeds thereof.

C-2-1

The undersigned Responsible Officer is executing this Borrowing Request not in its individual capacity but in its capacity as an authorized officer of the Borrower.

Very truly yours,

SMART SAND, INC.

By:
Name:
Title:

C-2-2

EXHIBIT D

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[FORM MAINTAINED AS A SEPARATE DOCUMENT]

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

December 8, 2016

among

SMART SAND, INC.

and

THE OTHER GRANTORS IDENTIFIED HEREIN

and

JEFFERIES FINANCE LLC,

as Collateral Agent

	ARTICLE I

	Definitions

SECTION 1.01	Credit Agreement	1
SECTION 1.02	Other Defined Terms	1

	ARTICLE II

	Pledge of Securities

SECTION 2.01	Pledge	8
SECTION 2.02	Delivery of the Pledged Securities	9
SECTION 2.03	Representations, Warranties and Covenants	9
SECTION 2.04	Certification of Limited Liability Company and Limited Partnership Interests	11
SECTION 2.05	Registration in Nominee Name; Denominations	12
SECTION 2.06	Voting Rights; Dividends and Interest	12

	ARTICLE III

	Security Interests in Personal Property

SECTION 3.01	Security Interest	14
SECTION 3.02	Representations and Warranties	16
SECTION 3.03	Covenants	18

	ARTICLE IV

	Guarantee

SECTION 4.01	The Guarantee	22
SECTION 4.02	Obligations Unconditional	23
SECTION 4.03	Reinstatement	24
SECTION 4.04	Subrogation; Subordination	24
SECTION 4.05	Remedies	25
SECTION 4.06	Continuing Guarantee	25
SECTION 4.07	General Limitation on Guarantee Obligations	25
SECTION 4.08	Release of Subsidiary Guarantors	25
SECTION 4.09	Right of Contribution	26
SECTION 4.10	Keepwell	26

	ARTICLE V

	Remedies

SECTION 5.01	Remedies Upon Default	27

-i-

SECTION 5.02	Application of Proceeds	28
SECTION 5.03	Grant of License to Use Intellectual Property	29
SECTION 5.04	Effect of Securities Laws	29
SECTION 5.05	Deficiency	30

	ARTICLE VI

	Subordination

SECTION 6.01	Subordination	30

	ARTICLE VII

	Miscellaneous

SECTION 7.01	Notices	30
SECTION 7.02	Waivers; Amendment	30
SECTION 7.03	Collateral Agent’s Fees and Expenses; Indemnification	31
SECTION 7.04	Successors and Assigns	31
SECTION 7.05	Survival of Agreement	31
SECTION 7.06	Counterparts; Effectiveness; Several Agreement	32
SECTION 7.07	Severability	32
SECTION 7.08	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process	32
SECTION 7.09	Headings	32
SECTION 7.10	Security Interest Absolute	33
SECTION 7.11	Termination, Release or Subordination.	33
SECTION 7.12	Additional Grantors	34
SECTION 7.13	Collateral Agent Appointed Attorney-in-Fact	34
SECTION 7.14	General Authority of the Collateral Agent	35
SECTION 7.15	Reasonable Care	35
SECTION 7.16	Delegation; Limitation	35
SECTION 7.17	Reinstatement	36
SECTION 7.18	Miscellaneous	36
SECTION 7.19	Collateral and Guarantee Requirement	36

Schedules

Schedule I	Pledged Equity and Pledged Debt
Schedule II	Locations of Equipment and Inventory
Schedule III	Commercial Tort Claims

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Patent Security Agreement

-ii-

Exhibit D	Form of Trademark Security Agreement
Exhibit E	Form of Copyright Security Agreement
Exhibit F	Form of Agreement Regarding Uncertificated Securities

-iii-

GUARANTEE AND COLLATERAL AGREEMENT dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), by and among SMART SAND, INC., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined in this preamble having the meaning given or ascribed to in Article I) from time to time party hereto and JEFFERIES FINANCE LLC, as Collateral Agent for the Secured Parties (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Jefferies Finance LLC, as Administrative Agent and Collateral Agent, each Issuing Bank and each lender from time to time party thereto (collectively, the “Lenders”). The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Guarantors will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement or Supplements, as the case may be, in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Article I (including Sections 1.02 through Section 1.07) of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” has the meaning assigned to such term in Section 3.03(k).

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the UCC.

“Accounts Receivable” means all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities, and Guarantees with respect thereto, including any rights to stoppage, in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now owned or hereafter arising or acquired.

“Administrative Agent” has the meaning assigned to such term in the Credit Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Commercial Tort Claims” has the meaning specified in Article 9 of the UCC.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all copyright rights in any work subject to copyright laws, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Account” has the meaning specified in Article 9 of the UCC.

“Domain Names” means all Internet domain names and associated uniform resource locator addresses.

“Excluded Accounts” means (i) any accounts maintained solely for payroll, tax and employee benefit obligations, (ii) any trust account whereby all funds on deposit therein are held in trust by a Loan Party for the benefit of a third party not a Loan Party or a Subsidiary of a Loan Party and (iii) any Deposit Account or Securities Account the maximum daily balance of which does not exceed $1,000,000 in the aggregate for all Deposit Accounts and Securities Accounts excluded pursuant to this clause (iii).

“Excluded Assets” means (i) any fee owned real property (other than any Mortgaged Properties) and any leasehold rights and interests in real property, (ii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that, and only for as long as, a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or a Subsidiary of a Loan Party) and whose waiver or consent to the grant of such security interest has not been obtained, in each case, after giving effect to the applicable anti-assignment provisions of the UCC, other applicable law and principles of equity, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, provided that the limitations on pledges or security interests in this clause (ii) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement, provided further, however, that the Collateral shall include (and such security interest shall attach) at such time as the legal or contractual prohibition shall no longer be applicable and, to the extent severable, shall attach to any portion of such property not subject to prohibitions in this clause (ii), (iii) any acquired property or assets (including property or assets acquired through the acquisition of or merger with another Person, proceeds, products and accessions thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under Section 6.01 and Section 6.02 of the Credit Agreement) if at the time of acquisition or merger the granting of a security interest therein or the pledge thereof is prohibited by any contractual obligation (so long as (A) such contractual obligation is not incurred in contemplation of such acquisition or merger and (B) such contractual obligation is not rendered ineffective pursuant to the UCC) to the extent of and for so long as such contractual obligation prohibits such security interest or pledge, provided that the limitations on pledges or security interests in this clause (iii) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement, (iv) pledges and security interests prohibited by applicable law or which would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained or to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, (v) any interest in any contracts, permits, licenses, accounts receivable, general intangibles (other than any equity interests), payment intangibles, chattel paper, letter-of-credit rights and notes if the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contracts, permits, licenses, accounts receivable, general intangibles, payment intangibles, chattel paper, letter-of-credit rights and notes, in each case after giving effect to Article 9 of the applicable Uniform Commercial Code, other applicable law and principles of equity, provided that the limitations on pledges or security interests in this clause (v) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement, (vi) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such restriction is not incurred in contemplation of being pledged pursuant to the Loan Documents or other secured indebtedness), Equity Interests in any minority-owned Subsidiaries or joint ventures, (vii) any voting Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests of any Excluded Domestic Holdco or Foreign Subsidiary; provided, that immediately upon any amendment of the Code which would allow the pledge of a greater percentage of the voting Equity Interests in an Excluded Domestic Holdco or a Foreign Subsidiary without adverse tax consequences to the Borrower and its Subsidiaries, such greater percentage of voting Equity Interests shall no longer constitute Excluded Assets, (viii) cash deposits securing letters of credit, Swap Obligations and similar obligations to the extent such Liens on such cash deposits are permitted under Section 6.02 of the Credit Agreement, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) particular assets if and for so long as, if reasonably determined by the Administrative Agent in consultation with the Borrower, the cost of creating such pledges or security interests in such assets are excessive in relation to the practical benefits to be obtained by the Secured Parties therefrom, (xi) any Excluded Accounts, and (xii) any asset or property of any Loan Party that has been sold or otherwise disposed of to a Person that is not a Loan Party in compliance with Section 6.05 of the Credit Agreement, and any asset or property owned by any Person which has been released from its obligations as a Subsidiary Guarantor hereunder in accordance with Section 4.08; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xii)).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“General Intangibles” has the meaning specified in Article 9 of the UCC.

“Grantor” means the Borrower, each Subsidiary Guarantor that is a party hereto, and each Subsidiary Guarantor that becomes a party to this Agreement after the Closing Date.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guaranty” means, collectively, the guaranty of the Guaranteed Obligations by the Subsidiary Guarantors pursuant to Article IV of this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter owned or acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Trade Secrets, Domain Names, the intellectual property rights in Software and databases and related documentation and all additions and improvements to any of the foregoing, renewals and extensions thereof, rights to sue or otherwise recover for infringements or other violations thereof, and all rights corresponding thereto throughout the world.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits C, D and E, respectively.

“Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Limited Liability Company Interests” means the entire limited liability company membership interest at any time owned by any Grantor in any limited liability company.

“Partnership Interest” means the entire general partnership interest or limited partnership interest at any time owned by any general partnership or limited partnership.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all letters patent in or to which any Grantor now or hereafter owns any right, title or interest therein, all registrations and recordings thereof, and all applications for letters patent, including registrations, recordings and pending applications in the USPTO; and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower on behalf of itself and each other Grantor.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Proceeds” means all “proceeds” as such term is defined in the UCC.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Registered Intellectual Property Collateral” means the Collateral consisting of (i) United States Patents and United States Trademarks registered with the USPTO and, in each case, applications therefor and (ii) United States Copyrights registered with the USCO.

“Secured Obligations” means, collectively, the Obligations and the Secured Hedging Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each counterparty to a Secured Hedging Agreement and each co-agent or sub-agent appointed by either Agent from time to time pursuant to Article VIII of the Credit Agreement.

“Securities Account” has the meaning specified in Article 9 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Securities Intermediary” has the meaning specified in Article 8 of the UCC.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all outsourced computing and information technology arrangements, including cloud computing and SaaS offerings, and (v) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all media that may contain Software or recorded data of any kind.

“Supplement” means an instrument substantially in the form of Exhibit A hereto.

“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation.”

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor; and (b) all goodwill connected with the use of and symbolized thereby.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Article 8 of the UCC.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II.

Pledge of Securities

Section 2.01. Pledge. Each Grantor, as security for the payment and performance in full of the Secured Obligations of such Grantor (including, if such Grantor is a Subsidiary Guarantor, the Secured Obligations of such Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(i) all Equity Interests held by it, including without limitation, the Equity Interests which are listed on Schedule I, and any other Equity Interests obtained in the future by such Grantor and the certificates (if any) representing all such Equity Interests (the “Pledged Equity”);

(ii) (A) all debt securities and instruments owned by it, including without limitation, the debt securities and instruments which are listed opposite the name of such Grantor on Schedule I, and (B) any debt securities and instruments obtained in the future by such Grantor (the “Pledged Debt”);

(iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01;

(iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities and other property referred to in clauses (i), (ii) and (iii) above;

(v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi) all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”); provided, however, that neither “Pledged Collateral” nor any defined term used therein shall include (nor shall any pledge or security interest attach to) any Excluded Assets; provided, further, that any Proceeds, substitutions or replacements of any Excluded Assets shall be included in “Pledged Collateral” and any defined term used therein, unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Securities.

(a) As of the Closing Date, each Grantor has delivered or caused to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Equity evidenced by a certificate and, to the extent required to be delivered pursuant to Section 2.02(b) below, any and all Pledged Debt evidenced by a promissory note or other instrument. Each Grantor agrees promptly (but in any event within 10 Business Days after receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Equity acquired after the Closing Date that is evidenced by a certificate and, to the extent required to be delivered pursuant to Section 2.02(b) below, any and all Pledged Debt acquired after the Closing Date that is evidenced by a promissory note or other instrument.

(b) Each Grantor will cause any promissory note or other instrument having a principal amount in excess of $500,000 individually, or $1,000,000 in the aggregate for all such promissory notes and other instruments held by the Grantors, to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, any Pledged Securities shall be accompanied by stock or security powers, endorsements or allonges duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent. Each delivery of Pledged Securities shall be accompanied by a schedule describing the Pledged Securities, which schedule shall be deemed to supplement Schedule I and made a part hereof; provided that failure to supplement Schedule I shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) With respect to any Uncertificated Security that constitutes Pledged Equity (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), each Grantor shall cause the issuer of such Uncertificated Security to duly authorize, execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Secured Parties substantially in the form of Exhibit F (appropriately completed to the satisfaction of the Collateral Agent and with such modifications, if any, as shall be reasonably satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent (to the extent required hereunder) without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Limited Liability Company Interest or Partnership Interest issued by such issuer) originated by any other Person other than a court of competent jurisdiction.

Section 2.03. Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the Closing Date, Schedule I includes all Equity Interests, debt securities, promissory notes and instruments required to be pledged by such Grantor hereunder;

(b) the Pledged Equity issued by each Subsidiary has been duly and validly authorized and issued by the issuers thereof and are fully paid and non-assessable (if applicable);

(c) except for the security interests granted hereunder, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I, (ii) holds the same free and clear of all Liens, other than (A) Permitted Liens that are non-consensual and (B) Liens created by the Security Documents, and (iii) if requested by the Collateral Agent, will take commercially reasonable actions necessary to defend its title or interest thereto or therein against any and all Liens (other than, Permitted Liens that are non-consensual), however arising, of all Persons whomsoever;

(d) as of the Closing Date, except for (i) restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally and (ii) in the case of Pledged Equity of Persons that are minority-owned Subsidiaries or joint ventures, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons (but not entered into in contemplation of such acquisition), the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that could reasonably be expected to prohibit, impair, delay or otherwise affect, in each case, in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate or limited liability company powers and have been duly authorized by all necessary corporate action or other organizational action;

(f) no material consent or approval of any Governmental Authority or any Person is required under any applicable law or the organizational documents of any issuer of Pledged Collateral to ensure the validity of the pledge effected hereby, except for (i) approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties to the Collateral Agent, for the benefit of the Secured Parties, that pursuant to the express terms of the Loan Documents are not required to have been completed, obtained or made as at each time of this representation, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, and (iii) any approvals, consents, exemptions, authorizations or other actions, notices or filings;

(g) by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Equity consisting of certificated securities to, and continued possession thereof by, the Collateral Agent in any state in the United States, the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected first-priority lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to Permitted Liens which are non-consensual;

(h) by virtue of (i) the filing of Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in the applicable filing office, in each case, as required by Section 5.12 of the Credit Agreement and (ii) delivery of the Pledged Debt consisting of promissory notes or other instruments to the Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected first-priority security interest in respect of all Collateral in which the Security Interest in the Pledged Debt may be perfected under Article 9 of the UCC by the filing of a financing statement in such applicable filing office or by possession of the Pledged Debt consisting of promissory notes or other instruments; and

(i) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights set forth herein of the Collateral Agent in the Pledged Collateral.

Subject to the terms of this Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Interests.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests. No Limited Liability Company Interest or Partnership Interest that constitutes Pledged Equity is, or shall be, represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction or (ii) regardless of whether such Pledged Equity is a “security” within the meaning of Article 8 of the UCC, any and all certificates evidencing such Pledged Equity are delivered to the Collateral Agent in accordance with Section 2.02. If any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity includes in its limited liability company agreement or partnership agreement that any interests in such limited liability company or such limited partnership are a “security” as defined under Article 8 of the UCC, the applicable Grantor shall promptly certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Collateral Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral is at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or, upon the reasonable request of the Collateral Agent, desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Collateral under the terms hereof.

Section 2.05. Registration in Nominee Name; Denominations. If any Event of Default shall have occurred and be continuing, and the Collateral Agent shall have given the Borrower written notice of such Event of Default, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Section 2.06. Voting Rights; Dividends and Interest.

(a) Unless and until any Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower one Business Day’s prior written notice that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall not exercise such rights in violation of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to clause (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and, in the case of Pledged Equity, shall be promptly (and in any event within 10 Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent in the same form as so received (with any endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the Grantors’ rights under this Section 2.06, then, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 10 Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. Once no Event of Default is continuing, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account (if any) to the extent not otherwise applied in accordance with the provisions of the Loan Documents.

(c) Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have provided the Borrower with notice of the suspension of its rights under this Section 2.06, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. Once no Event of Default is continuing, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise in respect of any Pledged Securities or any part thereof in which such Grantor retains an ownership interest (if any) pursuant to the terms of paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated with respect thereto.

(d) In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral held by such Grantor and to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall only be effective following the occurrence and during the continuance of any Event of Default; provided that during such time, such proxy shall be effective automatically and without the necessity of any action (including any transfer of such Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof). Each Grantor acknowledges and agrees that the irrevocable proxy granted to the Collateral Agent by such Grantor pursuant to the preceding sentence with respect to the Pledged Collateral held by such Grantor is coupled with an interest and shall be exercisable by the Collateral Agent only after any Event of Default has occurred and is continuing. Each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request, but in any event solely after an Event of Default has occurred and is continuing, and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 7.13 herein in accordance with the terms thereof.

(e) In the case of each Grantor which is an issuer of Pledged Collateral, such Grantor agrees to (i) comply with instructions originated by the Collateral Agent with respect to such Pledged Collateral after the occurrence and during the continuance of any Event of Default without further consent by the registered owner of such Pledged Collateral, and (ii) pay any dividends or other payments with respect to the Pledged Collateral directly to the Collateral Agent after the occurrence and during the continuance of any Event of Default.

(f) Any notice given by the Collateral Agent to the Borrower under Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more Grantors at the same or different times and (iii) may suspend some of the rights of the Grantors under this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Security Interests in Personal Property

Section 3.01. Security Interest.

(a) Each Grantor, as security for the payment and performance in full of the Secured Obligations of such Grantor (including, if such Grantor is a Subsidiary Guarantor, the Secured Obligations of such Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured

Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Goods and Fixtures;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all books and records pertaining to the Article 9 Collateral;

(xii) all Intellectual Property;

(xiii) all Commercial Tort Claims listed on Schedule III and on any supplement thereto received by the Collateral Agent pursuant to Section 3.03(h);

(xiv) all letter-of-credit rights

(xv) all Money, cash, cash equivalents, Deposit Accounts, Securities Accounts and Commodities Accounts; and

(xvi) to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, (i) this Agreement shall not constitute a grant of a security interest in (nor shall any pledge, grant or Security Interest attach to) any Excluded Assets and (ii) the Article 9 Collateral (and any defined term therein) shall not include any Excluded Assets; provided, further, that this Agreement shall constitute a grant of a security interest in any Proceeds, substitutions or replacements of any Excluded Assets, and any Proceeds, substitutions or replacements of any Excluded Assets shall be included in “Article 9 Collateral” (and any defined term used therein), unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that (i) indicate the Collateral as “all assets of the debtor, whether now existing or hereafter arising” or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral; provided that the foregoing will not limit or otherwise affect the obligations and liabilities of the Grantors to the extent set forth herein and in the other Loan Documents.

(d) In the case of any Registered Intellectual Property Collateral, each Grantor shall execute and deliver to the Collateral Agent Intellectual Property Security Agreements covering all such Registered Intellectual Property Collateral owned by such Grantor on the Closing Date or hereafter acquired.

(e) Upon notice to the Borrower, the Collateral Agent is authorized to file with the USPTO or the USCO (or any successor office) such Intellectual Property Security Agreements (or supplements thereto) and such other documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Registered Intellectual Property Collateral of each Grantor in which a security interest has been granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Collateral Agent as secured party.

Section 3.02. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

(a) Each Grantor has good and valid rights in and title (except as otherwise permitted by the Loan Documents, including pursuant to Section 5.01 of the Credit Agreement) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full organizational power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Person other than (i) any consent or approval that has been obtained or (ii) any consent or approval which if not obtained would not reasonably be expected to cause a Material Adverse Effect.

(b) The Perfection Certificate has been duly executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by Section 5.12 of the Credit Agreement (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interests of the Collateral Agent in the

Registered Intellectual Property Collateral)), are all the filings, recordings and registrations that are necessary to establish a valid and perfected first-priority security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code, subject, in priority only, to Permitted Liens.

(c) With respect to Intellectual Property, each Grantor represents and warrants that: (i) such Grantor owns or is licensed to use all Intellectual Property used in the conduct of its business (the “Company Intellectual Property”); (ii) no claim has been asserted, or is pending, by any Person challenging the use by such Grantor of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property, nor does such Grantor know of any valid basis for any such claim, other than any such claims that could not reasonably be expected to result in a Material Adverse Effect; and (iii) to the knowledge of such Grantor, (A) no other Person is infringing, misappropriating or otherwise violating any right of such Grantor in any Company Intellectual Property, (B) such Grantor is not infringing, misappropriating or otherwise violating any Intellectual Property of another Person, and (C) no proceedings have been instituted or are pending against such Grantor, or threatened, and no written notice from any other Person has been received by such Grantor alleging any such infringement, violation, or misappropriation except (in the case of each of the preceding clauses (A) through (C)) where the consequences thereof could not reasonably be expected to result in a Material Adverse Effect.

(d) Each Grantor represents and warrants that the Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of Registered Intellectual Property Collateral, have been delivered to the Collateral Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Registered Intellectual Property Collateral to the extent required by this Agreement or the Credit Agreement. To the extent a security interest may be perfected by (i) filing UCC financing statements in the applicable filing office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by Section 5.12 of the Credit Agreement) and (ii) filing, recording or registration in USPTO or USCO, then no further or subsequent filing, re-filing, recording, rerecording, registration or reregistration is necessary to establish a valid and perfected first-priority security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of the Registered Intellectual Property Collateral.

(e) The Security Interest constitutes (i) a valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, subject, in priority only, to Permitted Liens.

(f) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens and financing statements, assignments and other filings expressly permitted by the Credit Agreement.

(g) As of the date hereof, Schedule II lists the locations at which Inventory and Equipment having a Fair Market Value of more than $1,000,000 (per location) (other than (x) mobile goods, (y) Inventory or Equipment in transit or out for repair or refurbishment, and (z) Inventory and Equipment in the possession of employees or customers of the Grantors in the ordinary course of business) of the Grantors are kept.

(h) Schedule III (as supplemented pursuant to Section 3.03(h) from time to time) lists each Commercial Tort Claim of any Grantor in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) reasonably estimated by such Grantor to exceed $2,500,000.

(i) With respect to such Grantor’s Deposit Accounts and Securities Accounts (other than Excluded Accounts), each such Grantor is the sole customer of such Deposit Account or the sole entitlement holder of such Securities Account, as applicable, and no such Grantor has agreed to or is otherwise aware of any Person having “control” (within the meanings of Section 9-104 of the New York UCC) over, or any other interest in, such Deposit Accounts or Securities Accounts in which any such Grantor has an interest credited thereto.

Section 3.03. Covenants.

(a) The Borrower agrees to notify the Collateral Agent in writing (x) at least 10 calendar days prior to (or such shorter period in advance of such change as the Collateral Agent may agree in its reasonable discretion), any change in (i) the legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor, or (iii) the jurisdiction of organization of any Grantor, and (y) promptly, but at any event within 10 Business Days (or such longer period as the Collateral Agent may agree in its reasonable discretion) after any change in (i) the chief executive office of any Grantor or (ii) the organizational identification number of such Grantor, if any.

(b) Subject to Section 5.12 of the Credit Agreement, each Grantor shall, at its own expense, upon the reasonable request of the Collateral Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the first priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in its reasonable business judgment and (y) permitted by the Credit Agreement.

(c) Subject to Section 5.12 of the Credit Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(d) At its option after the occurrence and during the continuance of any Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral that are not Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document (subject, in the case of Intellectual Property, to Section 3.03(g)(iii)) and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent pursuant to the terms of the Credit Agreement. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the Fair Market Value of which is in excess of $500,000 individually, or $1,000,000 in the aggregate for all such property subject to security interests in favor of the Grantors, to secure payment and performance of an Account, such Grantor shall promptly grant a security interest to the Collateral Agent for the benefit of the Secured Parties therein. Such grant need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f) If at any time any amounts payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by an instrument or tangible chattel paper, the Fair Market Value of which is in excess of $500,000 individually, or $1,000,000 in the aggregate for all such instruments and tangible chattel paper of the Grantors, and, in the case of any such instrument or tangible chattel paper, such Grantor shall comply with the covenants in Section 2.02(b). If any amount payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by electronic chattel paper in excess of $500,000 individually, or $1,000,000 in the aggregate for all such electronic chattel paper of the Grantors, such Grantor shall provide prompt notice to the Collateral Agent thereof and, at the request and option of the Collateral Agent, take all steps necessary to grant Collateral Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(g) Intellectual Property Covenants.

(i) Other than to the extent not prohibited herein or in the Credit Agreement or, with respect to registrations and applications no longer used or useful in the applicable Grantor’s business operations, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor agrees to (A) take, at its expense, all reasonable steps permitted by any applicable law to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application now or hereafter included in the Collateral of such Grantor that are not Excluded Assets, (B) take all reasonable steps permitted by any applicable law to prevent any of the Intellectual Property included in the Collateral, from lapsing, being terminated, or becoming invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known) and (C) take all reasonable steps permitted by any applicable law to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, at a level equal to or better than the quality of the products and services as of the Closing Date, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(ii) The Borrower shall provide (A) on each date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement, a list of any Registered Intellectual Property Collateral not covered by the filings required under Section 3.02(c), together with supplemental Intellectual Property Security Agreements substantially in the form of Exhibits C, D and E, as applicable, covering all such Registered Intellectual Property Collateral, and (B) within thirty (30) days of the acquisition, filing or issuance of any material Copyrights owned by a Grantor which are the subject of an issuance, registration or pending application in any intellectual property registry, and at such other times as may be reasonably requested by the Collateral Agent, a list of such material Copyrights, together with supplemental Intellectual Property Security Agreements substantially in the form of Exhibit E covering all such material Copyrights.

(iii) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(h) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) reasonably estimated by such Grantor to exceed $2,500,000 for which this clause has not been satisfied and for which such Grantor has asserted a claim, such Grantor shall (A) so long as no Event of Default shall have occurred and be continuing, on the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor has acquired such Commercial Tort Claim, or (B) if an Event of Default shall have occurred and be continuing, promptly after such Grantor has acquired such Commercial Tort Claim, notify the Collateral Agent thereof in a writing signed by such Grantor that supplements Schedule III hereto (including a summary description of such claim) and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a valid security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

(i) Letter of Credit Rights. If any Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $1,000,000 individually, or $2,500,000 in the aggregate for all such letters of credit of the Grantors, such Grantor shall (A) so long as no Event of Default shall have occurred and be continuing, on the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor becomes a beneficiary thereof, or (B) if an Event of Default shall have occurred and be continuing, promptly after such Grantor becomes a beneficiary thereof, notify the Collateral Agent thereof and, at the request of the Collateral Agent, enter into a Contractual Obligation with the Collateral Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall collaterally assign such letter-of-credit rights to the Collateral Agent and such assignment shall be sufficient to grant control to the Collateral Agent for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC), and shall be in form and substance reasonably satisfactory to Collateral Agent.

(j) Accounts Receivable. Other than in the ordinary course of business, each Grantor shall not amend, modify, terminate or waive any provision of any Accounts Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Accounts Receivable. After the occurrence and during the continuance of any Event of Default (i) each

Grantor shall not (w) grant any extension or renewal of the time of payment of any Accounts Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Accounts Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon, in each case of clauses (w), (x), (y) and (z), other than in the ordinary course of business and (ii) the Collateral Agent shall have the right to enforce, at the expense of such Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

(k) Deposit and Securities Accounts.

(i) Subject to Sections 5.12 and 5.13 of the Credit Agreement, each Grantor shall maintain all Deposit Accounts and Securities Accounts (excluding any Excluded Accounts) only with financial institutions that have executed an agreement (in form and substance reasonably acceptable to the Collateral Agent) (an “Account Control Agreement”) with such Grantor and the Collateral Agent, agreeing to comply with instructions issued or originated by the Collateral Agent directing the disposition of funds from time to time credited to such Deposit Account or Securities Account without further consent of any Grantor or any other Person; provided that (x) for any such Deposit Accounts and Securities Accounts not in existence on the Closing Date, the applicable Grantor shall cause such an Account Control Agreement to be in place within 90 days (or such longer period of time as the Collateral Agent may approve in its sole discretion) of the opening of (or acquisition of) such accounts and (y) the provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Administrative Agent for the specific purpose set forth therein. The Collateral Agent agrees that (x) it shall have no right to provide any such instructions until the occurrence and during the continuation of an Event of Default and (y) if such instructions have been delivered by the Collateral Agent to a financial institution and the Event of Default that predicated the delivery of such instructions is later cured or is no longer continuing (and no other Event of Default is then in existence), the Collateral Agent and such Grantor agree to promptly amend the applicable Account Control Agreement with the applicable financial institution or enter into a new Account Control Agreement with such financial institution (or rescind any such instructions), as and to the extent required by such financial institutions, to reestablish the right of such Grantor to provide written instructions from time to time to such financial institution for the disposition of funds in the applicable Deposit Account or Securities Account, unless and until a new Event of Default has occurred and is continuing.

(ii) On each date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement, the Borrower shall provide a list of any Deposit Accounts and Securities Accounts which are not subject to an Account Control Agreement, together with an indication of which such accounts are Excluded Accounts.

ARTICLE IV.

Guarantee

Section 4.01. The Guarantee. Each Subsidiary Guarantor hereby jointly and severally with the other Subsidiary Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and any promissory notes evidencing the Indebtedness of the Borrower to the Lender held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Subsidiary Guarantors hereby jointly and severally agree that if the Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 4.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 4.01 shall constitute a guaranty of payment when due and not of collection and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Credit Agreement, any promissory notes evidencing the Indebtedness of the Borrower to the Lender or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full), including any defense of setoff, counterclaim, recoupment or termination. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, to the extent permitted by law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be amended or waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any promissory notes evidencing the Indebtedness of the Borrower to the Lender or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, extended or renewed or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 4.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be or remain perfected or the existence of any intervening Lien or security interest; or

(v) the release of any other Subsidiary Guarantor pursuant to Section 4.08.

The Subsidiary Guarantors hereby expressly waive (to the fullest extent permitted by law) diligence, presentment, demand of payment, protest and, to the extent permitted by law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the Credit Agreement or any promissory notes evidencing the Indebtedness of the Borrower to the Lender or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Subsidiary Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code; the foregoing waivers and the provisions hereinafter set forth which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Secured Obligations. The Subsidiary Guarantors waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 4.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 4.04. Subrogation; Subordination. Each Subsidiary Guarantor hereby agrees that until the payment in full and satisfaction in full of all Guaranteed Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing, and L/C Exposure that has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 4.01, whether by subrogation, contribution or otherwise, against the Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 4.05. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement, the Credit Agreement and any promissory notes evidencing the Indebtedness of the Borrower to the Lender may be declared to be forthwith due and payable as provided in Section 7.01 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section 7.01) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 4.01.

Section 4.06. Continuing Guarantee. The Guarantee in this Article IV is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 4.07. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 4.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 4.09, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 4.08. Release of Subsidiary Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 4.08 in accordance with the relevant provisions of the Security Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing), and no Letter of Credit remains outstanding (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 4.09. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.04. The provisions of this Section 4.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to each Agent, each Issuing Bank and the Lenders and each Subsidiary Guarantor shall remain liable to each Agent, each Issuing Bank and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 4.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.10 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing), and no Letter of Credit remains outstanding (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank). Each Qualified ECP Guarantor intends that this Section 4.10 constitute, and this Section 4.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V.

Remedies

Section 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, under the Uniform Commercial Code or other applicable law or in equity and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent, promptly assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under applicable law, without obligation to pay rent or otherwise to such Grantor or any other Person in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any applicable law now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantor(s) 10 calendar days’ written notice (which each Grantor agrees is commercially reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. The Collateral Agent may sell any Collateral in accordance with the provisions of this Agreement and the other Loan Documents and applicable law without giving any warranties as to such Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. The Collateral Agent shall have no obligation to marshal any of the Collateral. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Section 5.02. Application of Proceeds. The proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, shall be applied in accordance with Section 7.02 of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the

Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 5.02 shall be final (absent manifest error).

Section 5.03. Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at and during the continuance of such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of any Event of Default, each Grantor hereby grants to the Collateral Agent a nonexclusive, royalty-free, limited license to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Collateral Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of any Event of Default and upon written notice to the applicable Grantor of any Event of Default, and nothing in this Section 5.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, unreasonably prejudices the value of any Intellectual Property, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted; provided, further, that any such license and any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including provisions requiring (as applicable) the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property above and beyond the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may also exercise the rights afforded under Section 5.01 with respect to Intellectual Property contained in the Article 9 Collateral.

Section 5.04. Effect of Securities Laws. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the applicable issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

Section 5.05. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and, to the extent set forth herein and in the other Loan Documents, the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

ARTICLE VI.

Subordination

Section 6.01. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full of the Secured Obligations (other than (i) in respect of Secured Hedging Obligations, (ii) contingent indemnification obligations not yet due and owing and (ii) any L/C Exposure which has been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank). No failure on the part of the Borrower or any other Grantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full of the Secured Obligations (other than (i) in respect of Secured Hedging Obligations, (ii) contingent indemnification obligations not yet due and owing and (ii) any L/C Exposure which has been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).

ARTICLE VII.

Miscellaneous

Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Borrower or any other Grantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

Section 7.02. Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other

Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by applicable law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit or the provision of services under any Secured Hedging Agreement shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to Section 5.12 of the Credit Agreement and any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Section 9.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Collateral Agent or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable within 30 days of written demand therefor (including documentation reasonably supporting such request).

Section 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under any Secured Hedging Agreement, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 7.11 below.

Section 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) without the prior written consent of the Collateral Agent, except to the extent permitted by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 9.07, 9.11 and 9.15 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 7.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.10. Security Interest Absolute. To the extent permitted by applicable law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense (other than defense of payment or performance) available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.11. Termination, Release or Subordination.

(a) This Agreement (other than with respect to provisions hereof that expressly survive termination), the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon the termination of all Commitments, the payment in full of all Secured Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) and the expiration or termination of all Letters of Credit (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest and any Liens granted herein to the Collateral Agent in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by and in accordance with the terms of the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary.

(c) Upon any disposition by any Grantor of any Collateral that is permitted under and in accordance with the terms of the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.11, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.11 shall be without recourse to or warranty by the Collateral Agent.

Section 7.12. Additional Grantors. Pursuant to Section 5.12 of the Credit Agreement, certain additional Subsidiaries of the Grantors may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Collateral Agent and a Subsidiary of a Supplement, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.13. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of any Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, after the occurrence and during the continuance of any Event of Default and with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Borrower (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) upon prior written notice to the Borrower (unless an Event of Default under

Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to notify, or to require the Borrower or any other Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) upon prior written notice to the Borrower (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to otherwise communicate with any Account Debtor; (i) upon prior written notice to the Borrower (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to make, settle and adjust claims in respect of Collateral under policies of insurance, endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance; (j) upon prior written notice to the Borrower (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to make all determinations and decisions with respect to policies of insurance; (k) upon prior written notice to the Borrower (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), to obtain or maintain the policies of insurance required by Section 5.02 of the Credit Agreement or to pay any premium in whole or in part relating thereto; and (l) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, partners, advisors, counsel, agents, attorneys-in-fact or other representatives (in the case of agents and representatives, only to the extent such persons are acting at the direction of the Collateral Agent or such other Secured Parties), in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. All sums disbursed by the Collateral Agent in connection with this paragraph shall be payable in accordance with Section 7.02 of the Credit Agreement.

Section 7.14. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Security Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement and any other Security Documents.

Section 7.15. Reasonable Care. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Section 7.16. Delegation; Limitation. The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence, bad faith or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence, bad faith or willful misconduct.

Section 7.17. Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.18. Miscellaneous. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred.

Section 7.19. Collateral and Guarantee Requirement. Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement (including, without limitation, Section 5.12 of the Credit Agreement) excludes any assets from the scope of the Collateral or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent in the Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent (including, without limitation, Sections 2.03 and 3.03) shall be deemed not to apply to such excluded assets solely to the extent required by the applicable provisions of this Agreement or the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMART SAND, INC.

By:
Name:
Title:

SMART SAND HIXTON LLC

By:
Name:
Title:

SMART SAND REAGAN COUNTY, LLC

By:
Name:
Title:

FAIRVIEW CRANBERRY COMPANY, LLC

By:
Name:
Title:

WILL LOGISTICS, LLC

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule I

Pledged Equity and Pledged Debt

Pledged Equity

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Held by Borrower / Grantor Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value
Smart Sand, Inc.	Fairview Cranberry Company, LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Hixton LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Holdings LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Will Logistics, LLC	Membership Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Fayette County LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Live Oak LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Oakdale LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Reagan County LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A
Smart Sand, Inc.	Smart Sand Tom Green County LLC	Limited Liability Company Interests	N/A	N/A	100%	Uncertificated	N/A

Schedule I-1

Pledged Debt

None.

Schedule II

Locations of Equipment and Inventory

Borrower/ Grantor	Address/City/State/Zip Code	County
Fairview Cranberry Company, LLC	29499 US Highway 12 Tomah, WI 54660	Monroe County

Schedule II-1

Schedule III

Commercial Tort Claims

None.

Exhibit A-1

EXHIBIT A TO

GUARANTEE AND COLLATERAL AGREEMENT

SUPPLEMENT, dated as of [                    ], 201[    ] (this “Supplement”), made by [                                ], a [                    ] (the “Additional Grantor”), in favor of JEFFERIES FINANCE LLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and permitted assigns, the “Collateral Agent”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Guarantee and Collateral Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Smart Sand, Inc., a Delaware corporation (the “Borrower”), Jefferies Finance LLC, as Administrative Agent, the Collateral Agent, and each lender from time to time party thereto (collectively, the “Lenders”), have entered into that certain Credit Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain Subsidiaries of the Borrower have entered into that certain Guarantee and Collateral Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent for the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Supplement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. SECURITY AGREEMENT. By executing and delivering this Supplement, the Additional Grantor, as provided in Section 7.12 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. As security for the payment and performance in full of the Secured Obligations of the Additional Grantor (including, if such Additional Grantor is a Subsidiary Guarantor, the Secured Obligations of such Additional Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in (a) all right, title and interest in, to and under any and all of Pledged Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and (b) all right, title or interest in or to any and all of the Article 9 Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in

Exhibit A -2

the future may acquire any right, title or interest. The information set forth in Annex 1-A is hereby added to the information set forth in Schedules [            ]6 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Sections 2.03 and 3.02 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplement) as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date or such earlier date, as the case may be.

2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered by its authorized officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[6]	Refer to each Schedule which needs to be supplemented.

Exhibit A -3

EXHIBIT B

TO GUARANTEE AND COLLATERAL AGREEMENT

PERFECTION CERTIFICATE

[Attached]

Exhibit B-1

EXHIBIT C

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [                    ], 201[    ] (as amended, restated, supplemented and/or otherwise modified from time to time, this “Patent Security Agreement”), is made by the entities identified as grantors on the signature pages hereto (individually, a “Grantor” and collectively, the “Grantors”) in favor of Jefferies Finance LLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantor is party to a Guarantee and Collateral Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), between each of the Grantors, the other grantors party thereto and the Collateral Agent, pursuant to which the Grantor granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINED TERMS

Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. GRANT OF SECURITY INTEREST

The Grantor, as security for the payment and performance in full of the Secured Obligations of the Grantor (including, if the Grantor is a Subsidiary Guarantor, the Secured Obligations of the Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

(i) all letters patent of the United States in or to which any Grantor now or hereafter owns any right, title or interest therein, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office (“USPTO”), including any of the foregoing listed in Schedule A hereto, and all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein,

(ii) all additions and improvements to the foregoing, renewals and extensions thereof, rights to sue or otherwise recover for infringements or other violations thereof,

Exhibit C-1

(iii) all rights corresponding to the foregoing throughout the world, and

(iv) to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing.

SECTION 3. SECURITY AGREEMENT

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. RECORDATION

The Grantor hereby authorizes and requests that the USPTO record this Patent Security Agreement.

SECTION 5. TERMINATION

This Patent Security Agreement shall terminate and the lien on and security interest in the Patent Collateral shall be released upon the termination of the Commitments, the payment in full of all Secured Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) and the expiration or termination of all Letters of Credit (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).

SECTION 6. GOVERNING LAW

THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. COUNTERPARTS

This Patent Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit C-2

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Exhibit C-3

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Exhibit C-4

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Grantor	Title	Application No.	Filing Date	Patent No.	Issue Date

Exhibit C-5

EXHIBIT D

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [            ], 201[_] (as amended, restated, supplemented and/or otherwise modified from time to time, this “Trademark Security Agreement”), is made by the entities identified as grantors on the signature pages hereto (individually, a “Grantor” and collectively, the “Grantors”) in favor of Jefferies Finance LLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantors are party to a Guarantee and Collateral Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors, the other grantors party thereto and the Collateral Agent, pursuant to which the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. DEFINED TERMS

Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor, as security for the payment and performance in full of the Secured Obligations of such Grantor (including, if such Grantor is a Subsidiary Guarantor, the Secured Obligations of such Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(i) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (“USPTO”), including the registrations and registrations applications listed in Schedule A hereto, or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor; and all goodwill connected with the use thereof and symbolized thereby,

Exhibit D-1

(ii) all additions and improvements to the foregoing, renewals and extensions thereof, rights to sue or otherwise recover for infringements or other violations thereof,

(iii) all rights corresponding to the foregoing throughout the world, and

(iv) to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing;

provided that, notwithstanding anything to the contrary in this Trademark Security Agreement, (i) this Trademark Security Agreement shall not constitute a grant of a security interest in (nor shall any pledge, grant or Security Interest attach to) any Excluded Assets, and (ii) the Trademark Collateral (and any defined term therein) shall not include any Excluded Assets; provided, further, that this Trademark Security Agreement shall constitute a grant of a security interest in any Proceeds, substitutions or replacements of any Excluded Assets, and any Proceeds, substitutions or replacements of any Excluded Assets shall be included in the Trademark Collateral (and any defined term used therein), unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets.

SECTION 3. SECURITY AGREEMENT

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. RECORDATION

Each Grantor hereby authorizes and requests that the USPTO record this Trademark Security Agreement.

SECTION 5. TERMINATION

This Trademark Security Agreement shall terminate and the lien on and security interest in the Trademark Collateral shall be released upon the termination of the Commitments, the payment in full of all Secured Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) and the expiration or termination of all Letters of Credit (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).

Exhibit D-2

SECTION 6. GOVERNING LAW

THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. COUNTERPARTS

This Trademark Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit D-3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Exhibit D-4

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Exhibit D-5

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Grantor	Mark	Serial No.	Filing Date	Registration No.	Registration Date

Exhibit D-6

EXHIBIT E

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 201[_] (as amended, restated, supplemented and/or otherwise modified from time to time, this “Copyright Security Agreement”), is made by the entities identified as grantors on the signature pages hereto (individually, a “Grantor”, and collectively, the “Grantors”) in favor of Jefferies Finance LLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantor is party to a Guarantee and Collateral Agreement, dated as of December 8, 2016 (as it amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), between the Grantor, the other grantors party thereto and the Collateral Agent pursuant to which the Grantor granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINED TERMS

Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. GRANT OF SECURITY INTEREST

The Grantor, as security for the payment and performance in full of the Secured Obligations of the Grantor (including, if the Grantor is a Subsidiary Guarantor, the Secured Obligations of the Grantor arising under the Guaranty), hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(i)	all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (“USCO”), including those listed on Schedule A hereto,

(ii)	all additions and improvements to the foregoing, renewals and extensions thereof, rights to sue or otherwise recover for infringements or other violations thereof,

Exhibit E-1

(iii)	all rights corresponding to the foregoing throughout the world, and

(iv)	to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing.

SECTION 3. SECURITY AGREEMENT

The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. RECORDATION

The Grantor hereby authorizes and requests that the USCO record this Copyright Security Agreement.

SECTION 5. TERMINATION

This Copyright Security Agreement shall terminate and the lien on and security interest in the Copyright Collateral shall be released upon the termination of the Commitments, the payment in full of all Secured Obligations (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing) and the expiration or termination of all Letters of Credit (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).

SECTION 6. GOVERNING LAW

THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. COUNTERPARTS

This Copyright Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit E-2

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

Name:
Title:

Exhibit E-3

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Exhibit E-4

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Grantor	Title	Application No.	Filing Date	Registration No.	Registration Date

D-1

EXHIBIT F

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF AGREEMENT REGARDING UNCERTIFICATED SECURITIES

THIS AGREEMENT (as amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of [                 , 20    ], by and among the undersigned pledgor (the “Pledgor”), Jefferies Finance LLC, not in its individual capacity but solely as Collateral Agent (the “Pledgee”), and [            ], as the issuer of the Uncertificated Securities (each as defined below) (the “Issuer”).

W I T N E S S E T H :

WHEREAS, the Pledgor, certain of its affiliates and the Pledgee have entered into a Guarantee and Collateral Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), under which, among other things, in order to secure the payment of the Secured Obligations (as defined in the Guarantee and Collateral Agreement), the Pledgor has pledged to the Pledgee for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), and grant a security interest in favor of the Pledgee for the benefit of the Secured Parties in, all of the right, title and interest of the Pledgor in and to any and all “uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”) (including Partnership Interests (as defined in the Guarantee and Collateral Agreement) and Limited Liability Company Interests (as defined in the Guarantee and Collateral Agreement)), from time to time issued by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such Uncertificated Securities being herein collectively called the “Issuer Pledged Interests”); and

WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to vest in the Pledgee control of the Issuer Pledged Interests and to provide for the rights of the parties under this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and, following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests, to the extent required by the Guarantee and Collateral Agreement, not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.

[Signature Page to First Lien Copyright Security Agreement]

2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Pledgee, for the benefit of the Secured Parties, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (ii) the Issuer Pledged Interests consisting of capital stock of a corporation are fully paid and nonassessable.

4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

Jefferies Finance LLC

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – Smart Sand, Inc.

Email: Jfin.Admin@Jefferies.com

Fax No.: 212-284-3444

5. Following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests and until (x) such notice is rescinded in accordance with the Guarantee and Collateral Agreement or (y) the Pledgee shall have delivered written notice to the Issuer that all of the Secured Obligations have been paid in full (other than in respect of Secured Hedging Obligations and contingent indemnification obligations not yet due and owing, and L/C Exposure that has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgee only by wire transfers to such account as the Pledgee shall instruct.

6. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to Pledgor or Issuer shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be

[Signature Page to First Lien Copyright Security Agreement]

an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page to First Lien Copyright Security Agreement]

IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[ ], as Pledgor

By
Name: Title:

JEFFERIES FINANCE LLC, as Collateral Agent and Pledgee

By
Name: Title:

[ ], as the Issuer

By
Name: Title:

[Signature Page to First Lien Copyright Security Agreement]

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

Fiscal Year/Quarter ended: [Date]

This Compliance Certificate is delivered pursuant to Section 5.04(c) of the Credit Agreement, dated as of December 8, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among SMART SAND, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), each Issuing Bank and Jefferies Finance LLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES TO THE AGENTS AND THE LENDERS THAT:

(1) I am a duly elected Financial Officer of the Borrower;

(2) [Use paragraph X for fiscal year-end financial statements and paragraph Y for fiscal quarter-end financial statements]

[X.] Attached hereto as Exhibit A-1 are the annual financial statements of the Borrower and the Subsidiaries for the year ended December 31, 20[__] (the “Financial Statements”) that are required to be delivered pursuant to Section 5.04(a) of the Credit Agreement, prepared in accordance with GAAP consistently (except as otherwise disclosed therein) applied, together with an opinion of the Borrower’s auditors.1

[Y.] Attached hereto as Exhibit A-2 are the quarterly financial statements (the “Financial Statements”) of the Borrower and the Subsidiaries that are required to be delivered pursuant to Section 5.04(b) of the Credit Agreement, for the fiscal quarter ended as of [                         , 20__]. The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis on the dates and for the periods indicated therein in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject, to normal year-end audit adjustments and the absence of required footnote disclosures.2

(3) I have reviewed the terms of the Loan Documents and I have made, or have caused to be made under my supervision, a review in reasonable detail of the business and financial condition of the Borrower and the Subsidiaries during the accounting period covered by the Financial Statements (the “Accounting Period”).

[1]	Attachment of the Form 10-K filed by the Borrower with the SEC that includes the financial statements and auditor’s report required hereby shall be deemed to satisfy the requirements of this attachment.
[2]	Attachment of the Form 10-Q filed by the Borrower with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this attachment.

(4) As of the date of this Compliance Certificate, no Default or Event of Default has occurred and is continuing[, except as set forth below].

[Set forth below are all exceptions to paragraph (4) above specifying the nature of the condition or event, the period during which it has existed and the corrective action which the Borrower and/or the Subsidiaries have taken, are taking or propose to take with respect to each such condition or event:]

(5) Attached hereto as Attachment No. 1 are:

(a) computations (in reasonable detail) required to demonstrate compliance with the applicable covenant levels set forth in Section[s 6.10 and]3 6.11 of the Credit Agreement as of the last day of the Accounting Period; and

(b) calculations (in reasonable detail) and uses of the Available Amount (and, in each case, each of the components thereof) for the Accounting Period.

[(6) Attached hereto as Attachment No. 2 sets forth the information required pursuant to paragraphs 1, 4, 5 6, 7, 8, 9, 10 and 12 of the Perfection Certificate; provided that the failure by the Borrower to update paragraphs 1, 4, 5 and 12 of the Perfection Certificate shall not constitute a Default or Event of Default under the Credit Agreement.] [There have been no changes to paragraphs 1, 4, 5 6, 7, 8, 9, 10 and 12 of the Perfection Certificate since [the Closing Date][the Compliance Certificate delivered for the fiscal [year][quarter] ended [                         , 20[__]4].]5

(7) Attached hereto as Attachment No. [2][3] is a list of the names of each Immaterial Subsidiary as of the last day of the Accounting Period and setting forth (i) for each such Immaterial Subsidiary (x) the aggregate total assets (on a consolidated basis including its subsidiaries) as of the last day of the Accounting Period and (y) the total revenues (on a consolidated basis including its subsidiaries) for the Accounting Period and (ii) (x) the Consolidated Total Assets as of the last day of such Accounting Period and (y) the consolidated gross revenues of the Borrower and the Subsidiaries for such Accounting Period. The aggregate total assets or total revenues of each Immaterial Subsidiary or all Immaterial Subsidiaries, as the case may be, do not exceed the thresholds set forth in the definition thereof or the Immaterial Subsidiary Thresholds.

[3]	Include only if this Compliance Certificate is delivered with the annual financial statements required by Section 5.04(a) of the Credit Agreement
[4]	Insert reference to Closing Date for first delivery of Compliance Certificate and thereafter, the date of the prior Compliance Certificate.
[5]	Choose either the first sentence or second sentence of Paragraph 6, as applicable

The undersigned officer is executing this Compliance Certificate not in his/her individual capacity but in his/her capacity as a Financial Officer of the Borrower.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of [                         , 20[__]].

SMART SAND, INC.

By:
Name: Title:

EXHIBIT A

Financial Statements

[See attached]

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

(Fiscal Quarter/Year Ended             (“Statement Date”))

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated             , 20            and pertains to the period from             , 20            to             , 20            (the “Calculation Period”). Section references herein relate to sections of the Credit Agreement. Notwithstanding the descriptions set forth below regarding components of the financial ratio, calculations are made pursuant to, and in accordance with, the terms of the Credit Agreement.

Credit Agreement Compliance Reporting as of the Statement Date

	Covenant Requirement	Actual
[Section 6.10: Unfinanced Capital Expenditures	$[ ] (Maximum)	$[ ]][1]
Section 6.11(a): Leverage Ratio	3.00:1.00 (Maximum)	[ ] to 1.00
Section 6.11(b): Fixed Charge Coverage Ratio	1.20:1.00 (Minimum)	[ ] to 1.00

[1]	Include only if this Compliance Certificate is delivered with the annual financial statements required by Section 5.04(a) of the Credit Agreement

I. Leverage Ratio1

A. Total Funded Debt:		$[ ]
B. Unrestricted Cash:		$[ ]
C. Consolidated EBITDA[2]:
1. Consolidated Net Income for the Calculation Period (except with respect to Line I.C.2(k)(II) below):		$[ ]
2. without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of Lines I.C.2(a) through I.C.2(q):		$[ ]
(a) consolidated interest expense for the Calculation Period:	$[ ]

(b)    consolidated tax expense for the Calculation Period for taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during the Calculation Period including penalties and interest related to such taxes or arising from any tax examinations:

$[ ]

(c)    all amounts attributable to depreciation and amortization for the Calculation Period (including (x) accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) and (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield):

$[ ]
(d) letter of credit fees for the Calculation Period:	$[ ]
(e) any extraordinary, unusual or non-recurring expenses, losses or charges for the Calculation Period:	$[ ]

[1]	All financial covenant definitions to be updated once final in Credit Agreement
[2]	For the avoidance of doubt, to the extent including in Consolidated Net Income, any impact of purchase accounting adjustments (fair value accounting) shall be excluded in determining Consolidated EBITDA

(f)     any non-cash expenses, losses, charges, accruals or reserves for the Calculation Period, including with respect to stock-based or other non-cash compensation, non-compete agreements and other similar agreements, goodwill or other asset impairments, impacts of fair value accounting, valuation of derivatives (including Hedging Agreements), write-offs of deferred financing costs and debt issuance costs, unrealized losses on foreign currency translation, non-cash charges in respect of capitalized research and development and organizational costs, non-cash losses from Permitted Joint Ventures and non-cash losses on any extinguishment of debt:

$[ ]

(g)    fees and expenses incurred during the Calculation Period in connection with the Transactions and all fees and expenses paid pursuant to the Loan Documents and in connection with the amendment, restatement, supplement, modification or waiver of any Indebtedness, whether or not successful, and all ratings agency costs and expenses:

$[ ]

(h)    fees and expenses incurred during the Calculation Period in connection with any Equity Issuance (including the IPO), any proposed or actual issuance or incurrence of any Indebtedness, any proposed or actual acquisition (including a product acquisition constituting a Specified Transaction but otherwise excluding an acquisition in the ordinary course of business), any investment (other than intercompany investments and investments in the ordinary course of business) or any Asset Sales (or any other disposition of assets) permitted under the Credit Agreement, including any financing fees, merger and acquisition fees (in each case, whether or not consummated):

$[ ]

(i)     expenses, losses or charges (I) incurred during the Calculation Period to the extent covered by indemnification provisions in any agreement in connection with an acquisition that constitutes a Specified Transaction to the extent actually reimbursed in cash during the Calculation Period, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification and only to the extent that such indemnity obligation has not been contested in writing by the applicable indemnitors and is in fact indemnified within 365 days of demand by the Borrower or any Subsidiary therefor and (II) with respect to liability or casualty events to the extent covered by insurance and actually paid or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the incurrence of such expense, charge or loss:

$[ ]

(j)     non-recurring cash charges incurred during the Calculation Period in respect of restructurings, retention, recruiting, relocation, signing and completion bonuses, business process optimizations, project start-up costs, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs, in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to Line I.C.2(k) below for the Calculation Period, 10% of Consolidated EBITDA (calculated without giving effect to this Line I.C.2(j) or such Line I.C.2(k) for the Calculation Period:

$[ ]

(k)    (I) restructuring, integration, transition, consolidation and closing costs for facilities, or similar charges incurred during the Calculation Period in connection with any Specified Transaction, and (II) the amount of cost savings and operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the Calculation Period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of the Calculation Period), net of the amount of actual benefits realized during the Calculation Period from such actions; provided that a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.04(c) of the Credit Agreement, certifying that such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realized in the good faith judgment of the Borrower, within 18 months after the consummation of the Specified Transaction or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies; in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to Line I.C.2(j) above, 10% of Consolidated EBITDA (calculated without giving effect to this Line I.C.2(k) or such Line I.C.2(j)) for the Calculation Period:

$[ ]

(l)     non-recurring charges in connection with implementation of enhanced accounting functions (including in connection with becoming a public company); provided that (x) the aggregate amount of such non-recurring charges do not exceed $1,500,000 in the aggregate and (y) such non-recurring charges are to be incurred not later than 18 months after the Closing Date:

$[ ]

(m)   any expense, loss or charge during the Calculation Period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date:

$[ ]
(n) all losses during the Calculation Period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business:	$[ ]
(o) all losses during the Calculation Period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X:	$[ ]
(p) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof:	$[ ]

(q)    the amount of any expense or reduction of Consolidated Net Income consisting of Subsidiary income that is attributable to minority interests or non-Controlling interests held by third parties in any Subsidiary:

$[ ]
3. without duplication and to the extent not deducted in determining such Consolidated Net Income, the sum of Lines I.C.3(a) through I.C.3(f):		$[ ]

(a)    all cash payments made during the Calculation Period on account of reserves, restructuring charges (other than restructuring charges in amounts specified in Lines I.C.2(j) and I.C.2(k) above) and other non-cash charges added to Consolidated Net Income pursuant to Line I.C.2(f) above in a previous period:

$[ ]
(b) any extraordinary gains for the Calculation Period:	$[ ]
(c) all non-cash items of income for the Calculation Period, including with respect to unrealized gains on foreign currency translation:	$[ ]

(d) all gains during the Calculation Period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business:	$[ ]
(e) all gains during the Calculation Period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X:	$[ ]
(f) any gains on extinguishment of debt:	$[ ]
4. without duplication, the sum of Lines I.C.4(a) and I.C.4(b):		$[ ]

(a)    all cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to Lines I.C.3(a) through I.C.3(f) above for any previous period and not subsequently added-back:

$[ ]

(b)    to the extent not representing Consolidated EBITDA or Consolidated Net Income in any prior period the proceeds of business interruption insurance (to the extent constituting compensation for lost earnings) actually paid or reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the claim therefor:

$[ ]
5. Lines I.C.1 + I.C.2 – I.C.3 + I.C.4		$[ ]
D. Leverage Ratio (Line I.A. – Line I.B.)/ Line I.C.5)		____:____

II. Fixed Charge Coverage Ratio

A. Consolidated EBITDA (Line I.C.5):		$[ ]
B. without duplication, the sum of Lines II.B.1 + II.B.2 + II.B.3:		$[ ]

1.      all taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes, including penalties and interest related to such taxes or arising from any tax examinations, in each case paid or required to be paid in cash during the Calculation Period:

$[ ]
2. the aggregate amount of Unfinanced Capital Expenditures made in cash during the Calculation Period:	$[ ]
3. all Restricted Payments paid in cash pursuant to Sections 6.06(a)(ii), 6.06(a)(iv), 6.06(a)(v), 6.06(a)(vi) and 6.06(a)(vii) of the Credit Agreement during the Calculation Period:	$[ ]
C. the sum of Lines II.C.1 + II.C.2:		$[ ]
1. cash interest expense determined in accordance with GAAP:	$[ ]
2. regularly scheduled amortization payments on Indebtedness of the types described in clauses (a), (b) and (d) of the definition of “Indebtedness”:	$[ ]
D. Fixed Charge Coverage Ratio (Line II.A. – Line II.B)/Line II.C)		____:____

III. Excess Cash Flow

A. the sum, without duplication of Lines III.A.1 through III.A.8		$[ ]
1. Consolidated EBITDA (Line I.C.5)	$[ ]
2. reductions to Working Capital of the Borrower and the Subsidiaries on a consolidated basis for the Calculation period:	$[ ]
3. extraordinary cash gains (actually received in cash) for the Calculation Period:	$[ ]
4. cash gains during the Calculation Period (actually received in cash) attributable to sales of assets outside the ordinary course of business:	$[ ]

5.      cash gains during the Calculation Period (actually received in cash) resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X:

$[ ]

6.      the amount of any refund actually received in cash during the Calculation Period on account of cash taxes (including penalties and interest or tax reserves) paid in any prior fiscal year (including cash taxes paid for taxes incurred prior to the Closing Date) to the extent deducted from Excess Cash Flow in any prior Calculation Period pursuant to Line III.B.1 below:

$[ ]

7.      to the extent deducted in determining Consolidated Net Income for the Calculation Period, the amount of any expense realized in the Calculation Period in respect of cash payments deducted from Excess Cash Flow in any prior Calculation Period pursuant to Line III.B.9 below:

$[ ]

8.      to the extent not included in the determination of Consolidated EBITDA for the Calculation Period, any litigation settlements or litigation awards actually received by the Borrower or any Subsidiary in cash during the Calculation Period in respect of litigation to which the Borrower or a Subsidiary is a party as of the Closing Date:

$[ ]

B. the sum, without duplication, of Lines III.B.1 through III.B.16:		$[ ]
1. the amount of any Taxes paid or payable in cash by the Borrower and the Subsidiaries with respect to the Calculation Period:	$[ ]

2.      the amount of any Restricted Payments paid in cash by the Borrower to its equity holders made in accordance with Section 6.06(a)(ii) of the Credit Agreement during the Calculation Period, except in each case to the extent financed with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds not included in Consolidated EBITDA:

$[ ]
3. consolidated interest expense for the Calculation Period paid in cash:	$[ ]

4.      Capital Expenditures and Specified Transactions made in cash during the Calculation Period, except in each case to the extent financed with the Available Amount or with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds not included in Consolidated EBITDA:

$[ ]

5.      permanent principal repayments or prepayments of Indebtedness (other than Loans) made in cash by the Borrower and the Subsidiaries during the Calculation Period, but only to the extent that the Indebtedness so repaid or prepaid by its terms cannot be reborrowed or redrawn and such repayments or prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness with an Equity Issuance, asset sale, casualty event or condemnation, or with the use of the Available Amount:

$[ ]
6. additions to Working Capital of the Borrower and the Subsidiaries on a consolidated basis for the Calculation Period:	$[ ]
7. fees and expenses paid in cash during the Calculation Period in connection with the Transactions:	$[ ]

8.      fees and expenses paid in cash during the Calculation Period in connection with any Equity Issuance, any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual acquisitions (other than acquisitions in the ordinary course of business), investments (other than intercompany investments and investments in the ordinary course of business), Asset Sales (or any other disposition of assets) permitted under the Credit Agreement, including any financing fees, merger and acquisition fees (in each case, whether or not consummated):

$[ ]

9.      cash payments made during the Calculation Period in satisfaction of long-term liabilities (other than Indebtedness) to the extent that such payments did not already reduce Consolidated Net Income for the Calculation Period and were not financed with the proceeds of Indebtedness or Equity Issuances:

$[ ]

10.    “milestone” or similar earn-out payments made in cash during the Calculation Period in connection with any investment that is a Specified Transaction to the extent that such payments did not already reduce Consolidated Net Income for the Calculation Period and were not financed with the proceeds of Indebtedness or Equity Issuances:

$[ ]
11. cash expenditures made during the Calculation Period in respect of Hedging Agreements to the extent not reflected in the computation of Consolidated EBITDA:	$[ ]

12.    non-recurring cash charges incurred during the Calculation Period in respect of restructurings, office closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, to the extent of the adjustment determined on Line I.C.2(j) or the footnote to Line I.C:

$[ ]
13. extraordinary cash losses or charges paid or incurred during the Calculation Period[3]:	$[ ]

[3]	Once deducted pursuant to this Line III.B.13, any such losses may not be deducted again in any future period

14.    to the extent included in Consolidated EBITDA pursuant to Line I.C.2(m), any cash loss or charge during the Calculation Period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date:

$[ ]

15.    restructuring, integration or similar charges paid in cash during the Calculation Period in connection with any Specified Transaction to the extent of the adjustment determined in Line I.C.2(k)(I):

$[ ]
16. cash losses incurred during the Calculation Period attributable to the adjustment made on Lines I.C.2(n) and I.C.2(o):
C. Excess Cash Flow (Line III.A. – III.B.)		$[ ]

IV. Unfinanced Capital Expenditures4

A.     The amount of unused permitted Unfinanced Capital Expenditures for the immediately preceding fiscal year plus the greater of (i) $5,000,000 and (ii) 4.0% of Consolidated Total Assets as of the last day of such fiscal year

$[ ]
B. The Available Amount (Line V.C) as in effect immediately before the making of the applicable Unfinanced Capital Expenditure.	$[ ]
C. Unfinanced Capital Expenditures (Lines IV.A + IV.B)	$[ ]

[4]	Include only if this Compliance Certificate is delivered with the annual financial statements required by Section 5.04(a) of the Credit Agreement

V. Available Amount5

A. the sum of Lines V.A.1, V.A.2 and V.A.3		$[ ]

1.      75% of Excess Cash Flow (Line III.C.), determined on a cumulative basis, for all fiscal years of the Borrower ending after the Closing Date (commencing with the fiscal year of the Borrower ending December 31, 2016):

$[ ]

2.      an amount, determined on a cumulative basis, equal to the Net Cash Proceeds received by the Borrower pursuant to any issuance of its Equity Interests (including from the IPO but excluding the issuance of any Disqualified Stock) :

$[ ]
3. the Net Cash Proceeds received by the Borrower or any of its Subsidiaries pursuant to an Asset Sale (or other disposition of assets) of assets financed with the Available Amount:	$[ ]
B. the sum of amounts used in Line V.A. used to make the investments, payments and capital expenditures in Lines V.B.1 through V.B.4:		$[ ]
1. investments, loans and advances pursuant to Section 6.04(s) of the Credit Agreement:	$[ ]
2. Restricted Payments pursuant to Sections 6.06(a)(vi) and 6.06(a)(vii) of the Credit Agreement:	$[ ]
3. payments, prepayments, redemptions, repurchases or other acquisitions for value of any principal amount of Indebtedness pursuant to Section 6.09(b)(B) of the Credit Agreement:	$[ ]
4. Unfinanced Capital Expenditures (Line IV.C) made pursuant to Section 6.10(b) of the Credit Agreement	$[ ]
C. Available Amount (Line V.A - Line V.B)		$[ ]

[5]	Include only if this Compliance Certificate is delivered with the annual financial statements required by Section 5.04(a) of the Credit Agreement

[ATTACHMENT NO. 2

TO COMPLIANCE CERTIFICATE

This Attachment No. 2 is attached to and made a part of a Compliance Certificate dated as of                     , 20    .

PERFECTION CERTIFICATE INFORMATION]

ATTACHMENT NO. [2][3]

TO COMPLIANCE CERTIFICATE

This Attachment No. [2][3] is attached to and made a part of a Compliance Certificate dated as of                     , 20    .

IMMATERIAL SUBSIDIARIES:

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE

December             , 2016

This Solvency Certificate (this “Certificate”) is being executed and delivered on the date hereof after giving effect to the Transactions to occur on the date hereof pursuant to Section 4.02(i) of that certain Credit Agreement, dated as of the date hereof, by and among Smart Sand, Inc., a Delaware corporation, as borrower, (the “Borrower”), each lender from time to time party thereto, each Issuing Bank and Jefferies Finance LLC, as Administrative Agent and Collateral Agent (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement).

I, the undersigned, the [Chief Financial Officer] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, that I am duly authorized to execute this Certificate on behalf of the Borrower pursuant to the Credit Agreement, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. For purposes of this Certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could reasonably be expected to be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions to occur on the date hereof (including the execution and delivery of the Credit Agreement, the making of the Loans thereunder and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions to occur on the date hereof (including the execution and delivery of the Credit Agreement, the making of the Loans thereunder and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Responsible Officers of the Borrower and its Subsidiaries (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after consummation of the Transactions to occur on the date hereof (including the execution and delivery of the Credit Agreement, the making of the Loans thereunder and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. For purposes of this Certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section 4.02(h) of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As the [Chief Financial Officer] of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries, and I have made such other investigations and inquiries as I have deemed appropriate.

3. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions to occur on the date hereof (including the execution and delivery of the Credit Agreement, the making of the Loans thereunder and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds the amount that will be required to pay the probable liability of their Stated Liabilities and Identified Contingent Liabilities, (iii) the Borrower and its Subsidiaries taken as a whole are not engaged in, and are not about to engage in, business for which they have Unreasonably Small Capital and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed on its behalf by the [Chief Financial Officer] as of the date first written above.

SMART SAND, INC.

By:
Name:
Title: [Chief Financial Officer]

EXHIBIT G

FORM OF

GLOBAL INTERCOMPANY NOTE

Date: December         , 2016

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, in immediately available funds in the currencies as shall be agreed from time to time between such Payor and Payee at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This Global Intercompany Note (this “Note”) is an Intercompany Note referred to in the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among Smart Sand, Inc., a Delaware corporation, as borrower, (the “Borrower”), each lender from time to time party thereto (the “Lenders”), each Issuing Bank and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. Capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This Note (a) evidences investments of the types described in Section 6.04(c) of the Credit Agreement and (b) is subject to the terms of the Credit Agreement.

This Note shall be pledged by the Borrower and each Payee that is a Grantor pursuant to the Guarantee and Collateral Agreement, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) by and among the Borrower, the Subsidiary Guarantors party thereto from time to time and the Collateral Agent. Each Payee hereby acknowledges and agrees that the Collateral Agent may exercise all rights provided in the Credit Agreement and the other Loan Documents, with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall be unsecured and subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (as defined in the Credit Agreement) of such Affected Payor, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Obligations (the Obligations and the foregoing obligations (including any obligations in connection with any renewal, refunding, restructuring or refinancing thereof), including interest thereon, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and all Letter of Credit shall have been canceled or have been expired (unless the L/C Exposure related thereto has been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted or the L/C Exposure related to Letters of Credit that have been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default under the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any kind or character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted or the L/C Exposure related to Letters of Credit that have been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank), such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note is for the benefit of the Collateral Agent and the other Secured Parties, and the Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent, on behalf of itself or the other Secured Parties, may proceed to enforce the subordination provisions herein to the extent applicable. Notwithstanding anything to the contrary contained herein, the right to enforce the subordination of this Note may only be enforced by the Collateral Agent, on behalf of the holder of any Senior Indebtedness.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. Each Payor and each Payee agrees that no change, waiver, modification or amendment of this Note or the indebtedness evidenced hereby that is adverse in any material respect to the Lenders shall be effective without the prior written approval of the Collateral Agent.

Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and permitted assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and permitted assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Loan Party, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Loan Party (except any amendments or amendments and restatements of this Note made in accordance with the terms of the Credit Agreement).

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable requirements of law by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

[Signature Pages Follow]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SMART SAND, INC.

By:
Name:
Title:

[NAME OF SUBSIDIARY]

By:
Name:
Title:

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                     all of its right, title and interest in and to the Global Intercompany Note, dated December             , 2016 (as amended, supplemented, replaced and/or otherwise modified from time to time, the “Note”), made by each person signatory thereto or any other person that becomes a party thereto as a “Payor” (such term and each other capitalized term used in this Endorsement and not otherwise defined herein have the meanings specified for such terms in the Note), and all amounts payable to the undersigned. This endorsement is intended to be attached to the Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Loan Parties on the date of the Note. From time to time after the date thereof, additional Subsidiaries of a Borrower shall become parties to the Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Note and to this Endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Note and a signatory to this Endorsement as if such Additional Payee were an original Payee under the Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Note or hereunder. This Endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Note or hereunder.

Dated:

SMART SAND, INC.

By:
Name:
Title:

[NAME OF SUBSIDIARY]

By:
Name:
Title: